Exhibit 10.6a

EXECUTION VERSION

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Dated as of August 28, 2017

among

EAGLETREE-CARBIDE HOLDINGS (CAYMAN), LP,

as Holdings,

EAGLETREE-CARBIDE ACQUISITION CORP.,

and

EAGLETREE-CARBIDE ACQUISITION S.À R.L.,

as Borrowers,

EAGLETREE-CARBIDE HOLDINGS (US), LLC

and

CERTAIN OTHER SUBSIDIARIES OF HOLDINGS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

MACQUARIE CAPITAL FUNDING LLC,

as Administrative Agent and Collateral Agent

MACQUARIE CAPITAL (USA) INC.

and

BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arrangers and Bookrunners

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	115

4.1	Organization; Required Power and Authority; Qualification	116
4.2	Equity Interests and Ownership	116
4.3	Due Authorization	116
4.4	No Conflict	116
4.5	Third Party Consents	117
4.6	Binding Obligation	117
4.7	Historical Financial Statements and Pro Forma Balance Sheet	117
4.8	Projections	117
4.9	No Material Adverse Change	117
4.10	Adverse Proceedings	117
4.11	Payment of Taxes	118
4.12	Title	118
4.13	Real Estate Assets	118
4.14	Environmental Matters	118
4.15	No Defaults	119
4.16	Investment Company Regulation	119
4.17	Margin Stock	119
4.18	Employee Matters	119
4.19	Employee Benefit Plans	120
4.20	Certain Fees	120
4.21	Solvency	120
4.22	Compliance with Laws	120
4.23	Disclosure	121
4.24	Collateral	121
4.25	Status as Senior Indebtedness	121
4.26	Closing Date Acquisition Documents	121
4.27	Intellectual Property; Licenses, Etc.	122
4.28	Use of Proceeds	122
4.29	Centre of Main Interests and Establishments	122
4.30	UK Pensions	122

SECTION 5.	AFFIRMATIVE COVENANTS	122

5.1	Financial Statements and Other Reports and Notices	122
5.2	Existence	127
5.3	Payment of Taxes and Claims	128
5.4	Maintenance of Properties	128
5.5	Insurance	128
5.6	Books and Records	129
5.7	Inspections	129
5.8	Lenders Calls	129
5.9	Compliance with Laws	129
5.10	Environmental	129
5.11	Subsidiaries	130
5.12	Material Real Estate Assets	131
5.13	Further Assurances	132
5.14	[Reserved]	133
5.15	Unrestricted Subsidiaries	133
5.16	UK Pensions	134
5.17	Syndication Cooperation	134

5.18	Use of Proceeds	134
5.19	[Reserved]	134
5.20	Centre of Main Interests and Establishments	134
5.21	Maintenance of Ratings	134
5.22	Post-Closing Covenants	134

SECTION 6.	NEGATIVE COVENANTS	135

6.1	Indebtedness	135
6.2	Liens	139
6.3	Payments and Prepayments of Certain Indebtedness	140
6.4	Restricted Payments	141
6.5	Burdensome Agreements	144
6.6	Investments	146
6.7	Financial Covenant	148
6.8	Fundamental Changes	148
6.9	Asset Sales	149
6.10	Sales and Lease-Backs	151
6.11	Transactions with Affiliates	151
6.12	Conduct of Business	152
6.13	Permitted Activities of Holdings, LLC Subsidiary and Lux Holdco	152
6.14	Amendments or Waivers of Organizational Documents and Certain Other Documents	153
6.15	Fiscal Year	153
6.16	Use of Proceeds	153

SECTION 7.	GUARANTY	154

7.1	Guaranty of the Obligations	154
7.2	Contribution by Guarantors	154
7.3	Payment by Guarantors	155
7.4	Liability of Guarantors Absolute	155
7.5	Waivers by Guarantors	156
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	157
7.7	Subordination of Other Obligations	158
7.8	Continuing Guaranty	158
7.9	Authority of Guarantors or the Borrowers	158
7.10	Financial Condition of the Borrowers	158
7.11	Bankruptcy, Etc.	158
7.12	Discharge of Guaranty Upon Sale of Guarantor	159
7.13	Keepwell Agreement	159
7.14	Limited Recourse to Holdings and LLC Subsidiary	160
7.15	Luxembourg Limitation Language	160

SECTION 8.	EVENTS OF DEFAULT	161

8.1	Events of Default	161
8.2	Acceleration	163
8.3	Application of Payments and Proceeds	164
8.4	Cure Right	165
8.5	Exclusion of Immaterial Subsidiaries	166

SECTION 9.	AGENTS	166

9.1	Appointment and Authority	166

9.2	Rights as a Lender	166
9.3	Exculpatory Provisions	167
9.4	Reliance by Agents	168
9.5	Delegation of Duties	168
9.6	Resignation of the Administrative Agent	169
9.7	Non-Reliance on Agents and Other Lenders	170
9.8	No Other Duties, Etc.	170
9.9	Administrative Agent May File Proofs of Claim	170
9.10	Collateral Documents and Guaranty	171
9.11	Withholding Taxes	172
9.12	Collateral Held in Trust	173

SECTION 10.	MISCELLANEOUS	173

10.1	Notices	173
10.2	Expenses	174
10.3	Indemnity; Certain Waivers	175
10.4	Set-Off	177
10.5	Amendments and Waivers	177
10.6	Successors and Assigns; Participations	181
10.7	Independence of Covenants	190
10.8	Survival of Representations, Warranties and Agreements	190
10.9	No Waiver; Remedies Cumulative	190
10.10	Marshalling; Payments Set Aside	190
10.11	Severability	191
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	191
10.13	Headings	191
10.14	Governing Law	191
10.15	Consent to Jurisdiction	191
10.16	WAIVER OF JURY TRIAL	192
10.17	Confidentiality	192
10.18	Usury Savings Clause	193
10.19	No Strict Construction	193
10.20	Counterparts; Effectiveness	193
10.21	Integration	193
10.22	No Fiduciary Duty	194
10.23	PATRIOT Act	194
10.24	Judgment Currency	194
10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	194
10.26	Intercreditor Agreement	195
10.27	Parallel Liability	196
10.28	Process Agents	196
10.29	Waiver of Sovereign Immunity	197
10.30	Luxembourg	197

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Credit Commitments
	B	Notice Addresses
	C	Dutch Auction Procedures

SCHEDULES:	4.2	Equity Interests and Ownership; Organizational and Capital Structure

	4.13	Real Estate Assets
	4.20	Certain Fees
	5.22	Post-Closing Covenants
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	F-1	Closing Date Foreign Collateral Documents
	L-1	Existing Letters of Credit

EXHIBITS:	A-1	Form of Funding Notice
	A-2	Form of Conversion/Continuation Notice
	A-3	Form of Issuance Notice
	B-1	Form of Term Loan Note
	B-2	Form of Revolving Loan Note
	B-3	Form of Swing Line Note
	B-4	Form of Incremental Term Loan Note
	C-1	Form of Compliance Certificate
	C-2	Form of Pro Forma Compliance Certificate
	D-1	Form of US Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
	D-2	Form of US Tax Compliance Certificate (For Non-US Participants That Are Not Partnerships For US Federal Income Tax Purposes)
	D-3	Form of US Tax Compliance Certificate (For Non-US Participants That Are Partnerships For US Federal Income Tax Purposes)
	D-4	Form of US Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
	E	Form of Assignment and Assumption Agreement
	F	Form of Closing Date Certificate
	G	Form of Counterpart Agreement
	H	Form of Pledge and Security Agreement
	I	Form of Limited Recourse Pledge and Security Agreement
	J	[Reserved]
	K	Form of Joinder Agreement
	L	Form of Solvency Certificate
	M	Form of Intercreditor Agreement
	N	Form of Borrower Joinder

v

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of August 28, 2017 (this “Agreement”), is entered into by and among EAGLETREE-CARBIDE HOLDINGS (CAYMAN), LP, a Cayman Islands exempted limited partnership acting by its general partner EagleTree-Carbide (GP), LLC, a Cayman Islands limited liability company (“Holdings”), EAGLETREE-CARBIDE ACQUISITION CORP., a Delaware corporation (“U.S. Borrower”), EAGLETREE-CARBIDE ACQUISITION S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), with a registered office at 48, boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B216.833 (“Lux Borrower” and, together with U.S. Borrower and each other Person that becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), EAGLETREE-CARBIDE HOLDINGS (US), LLC, a Delaware limited liability company, and CERTAIN OTHER SUBSIDIARIES OF HOLDINGS PARTY HERETO, as Guarantors, THE LENDERS PARTY HERETO, and MACQUARIE CAPITAL FUNDING LLC, as administrative agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”), and as a collateral agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of July 22, 2017 (as amended or otherwise modified to the date hereof, and including all exhibits and schedules thereto, the “Closing Date Acquisition Agreement”), by and among Corsair Components (Cayman) Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Seller 1”), Corsair Components (Cayman) II Ltd., an exempted company incorporated in the Cayman Islands with limited liability, Holdings, U.S. Borrower and Lux Borrower, U.S. Borrower and Lux Borrower will directly or indirectly acquire all of the Equity Interests of the Targets (the “Closing Date Acquisition”);

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers, in an aggregate amount of $285,000,000, consisting of term loans in an aggregate principal amount of $235,000,000, the proceeds of which will be used to consummate the Closing Date Acquisition and the other Related Transactions and Revolving Credit Commitments in an aggregate principal amount of $50,000,000, the proceeds of which may be used, in part, to consummate the Related Transactions, and for general corporate purposes, including Permitted Acquisitions, in each case, to the extent permitted in accordance with the terms of this Agreement;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrowers hereunder;

WHEREAS, the Borrowers and the Guarantors have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Collateral Documents; and

WHEREAS, the Borrowers and the Guarantors have requested that certain other lenders extend credit to the Borrowers on the Closing Date in the form of second lien term loans in an aggregate principal amount of $65,000,000 pursuant to the Second Lien Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:

“2015 Regulation” as defined in Section 4.29.

“Acquired Business” means the Targets and their Subsidiaries.

“Additional Debt Requirements” means the following requirements: (a) if such Indebtedness is secured, it shall not be secured by any assets or property other than Collateral securing the Obligations; (b) if such Indebtedness is guaranteed, it shall not be guaranteed by any Person other than a Guarantor (and any guaranty by Holdings or LLC Subsidiary shall be limited in recourse on the same basis as their Guaranty hereunder); (c) if such Indebtedness is secured by a first priority Lien on Collateral that is pari passu with the Lien securing the Obligations, (i) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the then applicable Weighted Average Life to Maturity of the Term Loans with the latest Term Loan Maturity Date then in effect, (ii) such Indebtedness shall not have a final scheduled maturity or have scheduled amortization or payments of principal (other than customary offers to repurchase and prepayment events upon change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the Term Loans with the latest Term Loan Maturity Date then in effect, (iii) if such Indebtedness is incurred on or prior to the date that is the one-year anniversary of the Closing Date, the Weighted Average Yield relating to such Indebtedness (which shall be determined by the Borrowers and the Lenders providing such Indebtedness) shall not exceed the Weighted Average Yield relating to the Term Loans by more than 0.50% unless the Weighted Average Yield relating to the Term Loans is adjusted to be equal to the Weighted Average Yield relating to such Term Loans minus 0.50% and (iv) giving effect to the incurrence of such Indebtedness, the Consolidated First Lien Net Leverage Ratio shall be equal to or less than 4.25:1.00 ((x) determined on a Pro Forma Basis as of the last day of the Test Period most recently ended on or prior to the date of the incurrence of such additional amount of Indebtedness, as if such additional amount of such Indebtedness had been incurred on the first day of such Test Period and (y) calculated without the proceeds of such additional Indebtedness being netted from the Indebtedness for such calculation and assuming the full utilization thereof, whether or not actually utilized); (d) if such Indebtedness is secured by a Lien that is contractually junior to the Lien on Collateral securing the Obligations or is unsecured (or unsecured and contractually subordinated to the Obligations), (i) any Liens securing such Indebtedness shall be pari passu with, or junior to, the Liens securing the Second Lien Obligations, (ii) such Indebtedness shall not have a final scheduled maturity or have scheduled amortization or payments of principal (other than customary offers to repurchase and prepayment events upon change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is ninety-one days after the latest Term Loan Maturity Date then in effect, and (iii) giving effect to the incurrence of such Indebtedness, (x) in the case of junior Lien Indebtedness, the Consolidated Secured Net Leverage Ratio shall be equal to or less than 5.50:1.00 and (y) in the case of unsecured Indebtedness, the Consolidated Total Net Leverage Ratio shall be equal to or less than 5.50:1.00 (in either case, (x) determined on a Pro Forma Basis as of the last day of the Test Period most recently ended prior to the date of the incurrence of such additional amount of such Indebtedness, as if such additional amount of Indebtedness had been incurred on the first day of such Test Period and (y) calculated without the proceeds of such additional Indebtedness being netted from the Indebtedness for such calculation and assuming the full utilization thereof, whether or not actually utilized), (e) if such Indebtedness is secured, (x) the lenders or investors providing such Indebtedness or a representative acting on behalf of such lenders or investors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent and (y) the obligors (including all borrowers, issuers, guarantors and other credit support providers) under such Indebtedness or a representative acting on behalf of such obligors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent and (f) if such Indebtedness is unsecured, to the extent that the aggregate principal amount of such Indebtedness plus the aggregate principal amount of all other unsecured Indebtedness of Holdings and its Restricted Subsidiaries then outstanding and incurred in reliance on Section 6.1(i), (n), (q) (solely in respect of Indebtedness originally incurred in reliance on Section 6.1(i), (n) or (r)) or (r) equals or exceeds $25,000,000, (x) the lenders or investors providing such Indebtedness or a representative acting on behalf of such lenders or investors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent and (y) the obligors (including all borrowers, issuers, guarantors and other credit support providers) under such Indebtedness or a representative acting on behalf of such obligors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent.

“Additional Lender” means, at any time, any bank, other financial institution or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, the Swing Line Lender and the Issuing Bank (each such approval not to be unreasonably withheld, delayed or conditioned), in each case, to the extent any such approval would be required from the Administrative Agent, the Swing Line Lender and the Issuing Bank under Section 10.6(b) for an assignment of Loans and/or Commitments to such Additional Lender.

“Additional Ratio Debt” means any Indebtedness incurred by the Borrowers (which may be guaranteed by the Guarantors) after the Closing Date, which may be (a) secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations, (b) secured by a Lien that is contractually junior to the Lien on the Collateral securing the Obligations or (c) unsecured (or unsecured and contractually subordinated to the Obligations).

“Adjusted Eurodollar Rate” means with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the Eurodollar Rate.

“Administrative Agent” as defined in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, any Borrower or any of the Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending and noticed to Holdings, the Borrower Representative or any Restricted Subsidiary or, to the knowledge of Holdings, any Borrower or any of the Restricted Subsidiaries, threatened in writing against Holdings, the Borrowers or any of the Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is (i) the Sponsor, (ii) any portfolio company of the Sponsor (excluding Holdings, any Borrower, any of their respective Subsidiaries and any Debt Fund Affiliate), or (iii) a Non-Debt Fund Affiliate.

“Agent” means each of the Administrative Agent and each Collateral Agent.

“Agent Parties” as defined in Section 10.1(d)(ii).

“Aggregate Payments” as defined in Section 7.2.

“Agreement” as defined in the preamble hereto.

“Alternative Currency” means Euros, Pounds Sterling and any other currency other than Dollars agreed to by the Administrative Agent and the Borrower Representative and (i) in the case of any Revolving Loan denominated in an Alternative Currency, each Revolving Lender and (ii) in the case of any Letter of Credit denominated in an Alternative Currency, the Issuing Bank and each Revolving Lender; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“AML Laws” means all Laws of any jurisdiction applicable to any Lender, Holdings, any Borrower, any Guarantor or any of Holdings’ other Subsidiaries from time to time primarily or in any material manner concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Holdings, any Borrower, any Guarantor or any of Holdings’ other Subsidiaries from time to time primarily or in any material manner concerning or relating to bribery or corruption, including the FCPA and the UK Bribery Act 2010.

“Anti-Terrorism Laws” means any of the Laws primarily relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing any such Laws.

“Anticipated Cure Deadline” as defined in Section 8.4(a).

“Applicable Margin” means (i) in the case of Term Loans (other than Incremental Term Loans), (x) 4.50% per annum in the case of Eurodollar Loans and (y) 3.50% per annum in the case of Base Rate Loans, (ii) with respect to Revolving Loans and Swing Line Loans, (x) 4.50% per annum in the case of Eurodollar Loans and (y) 3.50% per annum in the case of Base Rate Loans and (iii) in the case of Incremental Term Loans, a percentage equal to the per annum rate specified in the applicable Joinder Agreement with respect to such Incremental Term Loans.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” as defined in Section 6.9.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E or otherwise acceptable to the Administrative Agent.

“Authorized Officer” means, as applied to any Person (and, in the case of a Person which is an exempted limited partnership, may refer to the general partner of such Person), any individual holding the position of director, manager, chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, secretary or assistant secretary; provided, at the Administrative Agent’s election, no individual shall be deemed to be an “Authorized Officer” of any Person unless and until the Administrative Agent shall have received an incumbency certificate as to the office of such individual with respect to such Person.

“Available Amount” means as of any date of determination, an amount (which shall not be less than zero), determined on a cumulative basis, equal to $20,000,000, plus, without duplication:

(A) the remainder of (x) the cumulative amount of Consolidated Excess Cash Flow for all Fiscal Years (commencing with the Fiscal Year ending on December 31, 2018) ending prior to such date equal to the percentage thereof that is not required to be applied to the prepayment of the Loans pursuant to Section 2.14(e) minus (y) the aggregate amount by which the Consolidated Excess Cash Flow payment for any such Fiscal Year pursuant to Section 2.14(e) has been reduced by voluntary prepayments of Loans and/or voluntary reductions of the Revolving Credit Commitments as provided in such Section 2.14(e); plus

(B) the sum of:

(i) the cumulative amount of all contributions to the common capital of Holdings and/or LLC Subsidiary or the net proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings and/or LLC Subsidiary, in each case, that have been contributed to a Borrower and were received in cash or Cash Equivalents after the Closing Date and on or prior to the date of such determination (other than (x) any amount thereof designated as a Cure Amount, (y) any amount thereof received from any Borrower or any Restricted Subsidiary or (z) any amount thereof used pursuant to Section 6.4(j) or 6.4(k)), plus

(ii) the cumulative amount of all Returns actually received in cash by a Borrower or Restricted Subsidiary after the Closing Date and on or prior to the date of such determination in respect of all Investments made pursuant to Section 6.6(e)(i)(y), 6.6(q) (with respect to clause (ii)(b)(y) of the definition of “Permitted Acquisition”), or 6.6(x) (in each case up to the amount of the original Investment made pursuant to such Section), other than any proceeds from any sale of any Investment to a Borrower or any Restricted Subsidiary; plus

(C) the amount of any Investment made by a Borrower and/or any Restricted Subsidiary in reliance on this definition (up to the amount of the original Investment) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into a Borrower or any Restricted Subsidiary or the fair market value of the assets of any Unrestricted Subsidiary (as reasonably determined by Holdings) that have been transferred to a Borrower or any Restricted Subsidiary; plus

(D) the cumulative amount of all Retained Declined Proceeds; minus

(E) the sum of:

(i) the cumulative amount of all repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing made after the Closing Date and on or prior to the date of such determination in reliance on Section 6.3(a)(v); plus

(ii) the cumulative amount of all Restricted Payments made after the Closing Date and on or prior to the date of such determination in reliance on Section 6.4(i); plus

(iii) the cumulative amount of all Investments made after the Closing Date and on or prior to the date of such determination in reliance on Section 6.6(e)(i)(y), 6.6(q) (with respect to clause (ii)(b)(y) of the definition of “Permitted Acquisition”) or 6.6(x).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national bank association, acting in its individual capacity, and its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the sum of (a) the Federal Funds Effective Rate in effect on such day, plus (b)  1⁄2 of 1.00%, (iii) the sum of (a) the Adjusted Eurodollar Rate for an Interest Period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (b) 1.00%, and (iv) 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be, shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as applicable.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, the Issuing Bank, each Lender, each Eligible Counterparty and each Cash Management Bank.

“BNPP LC Cap” as defined in the definition of “Letter of Credit Sub-Limit”.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of directors or managers or managing member of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors or managers or managing member of the general partner of such Person, if any) or advisory board of such partnership and/or (iv) in any case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower Joinder” means a Borrower Joinder substantially in the form of Exhibit N or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Borrower Representative” means U.S. Borrower in its capacity as Borrower Representative pursuant to the provisions of Section 2.27(b).

“Borrowers” as defined in the preamble hereto.

“Business Day” means (i) with respect to all matters except those addressed in clause (ii) or (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market and (iii) with respect to all notices, determinations, fundings and payments in connection with any Loans or Letters of Credit denominated in an Alternative Currency, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in deposits in such Alternative Currency in the London interbank market and (other than any date that relates to any interest rate setting in respect of such Alternative Currency) any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Business Disposition” means the disposition of the outstanding Equity Interests of a Subsidiary or the assets comprising all or a substantial part of a division or business unit or a substantial part of all of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrowers and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Holdings for such period prepared in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person; provided, that no lease that would not be considered a capital lease under GAAP as in effect on the Closing Date shall be considered a Capital Lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank or the Swing Line Lender (as applicable) and the Lenders, as collateral for the Letter of Credit Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances under the sole dominion or control of the Collateral Agent or, if the Issuing Bank or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) the Issuing Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within twenty four months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than twenty four months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s and Indebtedness or preferred stock issued by Persons with a rating of A 1 from S&P or at least P 1 from Moody’s, with maturities of 24 months or less from the date of acquisition; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund or other investment fund that (a) has at least 90% of its assets invested in the types of investments referred to in clauses (i) through (iv) above and (b) has net assets of not less than $5,000,000,000. Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (i) through (v) above of any Non-U.S. Person, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from S&P or Moody’s or comparable foreign rating agencies and (ii) other short-term investments utilized by any Non-U.S. Person in accordance with normal investment practices for cash management in investments analogous and comparable in credit quality to the foregoing investments.

“Cash Management Agreement” means any agreement entered into between a Credit Party and a Cash Management Bank.

“Cash Management Bank” means the (i) Administrative Agent and any Affiliate of the Administrative Agent, (ii) Bank of America (or any Affiliate thereof), solely if Bank of America becomes a Revolving Lender (for the avoidance of doubt, including with respect to any Cash Management Product already in place at the time Bank of America becomes a Revolving Lender or provided at the time Bank of America becomes a Revolving Lender) and (iii) any Lender and any Affiliate of any Lender, in each case, at the time it provides any Cash Management Product; provided, the term “Cash Management Bank” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the date that such Person provides any Cash Management Product, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be.

“Cash Management Obligations” means the obligations of a Grantor pursuant to any Cash Management Agreement.

“Cash Management Products” means each and any of the following services provided to a Grantor by any Cash Management Bank: (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Cayman Collateral Documents” means each document or instrument governed by the laws of the Cayman Islands that creates or evidences or which is expressed to create or evidence any Lien on Collateral granted or required to be granted pursuant to any Credit Document.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(i) at any time prior to the consummation of a Qualified IPO, the Sponsor and its Controlled Investment Affiliates shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis (a) more than 50% of the voting Equity Interests of Holdings or LLC Subsidiary or (b) a sufficient number of the issued and outstanding Equity Interests of Holdings or LLC Subsidiary to have and exercise voting power for the election of directors holding a majority of the voting power of the Board of Directors of Holdings and LLC Subsidiary; or

(ii) at any time after the consummation of a Qualified IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) other than the Sponsor, Honeywell International Inc. Master Retirement Trust, OPB EagleTree IV Holdings Trust or any of their respective Controlled Investment Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting Equity Interests of Holdings or LLC Subsidiary or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Holdings or LLC Subsidiary; or

(iii) Other than as results from a transaction permitted by Section 6.8, Holdings and LLC Subsidiary, collectively, shall cease to directly own and control 100% on a fully diluted basis of the Equity Interests of U.S. Borrower and Lux Holdco (other than directors qualifying shares and the like); or

(iv) Other than as results from a transaction permitted by Section 6.8, Lux Holdco shall cease to directly own and control 100% on a fully diluted basis of the Equity Interests of Lux Borrower (other than directors qualifying shares and the like); or

(v) any “change of control” or similar event as provided in the Second Lien Credit Agreement, any other Junior Financing Document, or in any document pertaining to any item (or series of related items) of Indebtedness of any Credit Party with an aggregate outstanding principal amount of $10,000,000 or more.

“CIP Regulations” as defined in Section 9.7.

“Class” means (i) with respect to the Lenders, each of the following classes of the Lenders: (a) the Lenders having Term Loan Exposure, (b) the Lenders having Revolving Credit Exposure (including the Swing Line Lender), (c) the Lenders having Incremental Term Loan Exposure of each Series, (d) the Lenders having Extended Term Loan Exposure, (e) Lenders having Other Revolving Loan Exposure and (f) Lenders having Other Term Loan Exposure, (ii) with respect to Loans, each of the following classes of

Loans: (a) Term Loans, (b) Revolving Loans (including Swing Line Loans), (c) each Series of Incremental Term Loans, (d) Extended Term Loans, (e) Other Revolving Loans and (f) Other Term Loans and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Revolving Credit Commitments, (b) Term Loan Commitments, (c) Incremental Revolving Credit Commitments, (d) Incremental Term Loan Commitments, (e) Other Revolving Commitments and (f) Other Term Loan Commitments.

“Closing Date” means the date on which the initial Term Loans are made.

“Closing Date Acquisition” as defined in the recitals hereto.

“Closing Date Acquisition Agreement” as defined in the recitals hereto.

“Closing Date Acquisition Agreement Representations” means the representations and warranties made by Seller 1, Corsair Components (Cayman) II Ltd., and/or the Targets, with respect to the Targets and the Acquired Business (including the ownership of the equity interests of the Targets by Seller 1 and Corsair Components (Cayman) II Ltd.) in the Closing Date Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holdings or its Affiliates has the right to terminate its or their obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition as a result of a breach of such representations or warranties in the Closing Date Acquisition Agreement.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement and all material agreements, documents and instruments, including any escrow agreement, executed and/or delivered pursuant thereto or in connection therewith (other than the Credit Documents and the Management Agreement).

“Closing Date Acquisition Transactions” means the Closing Date Acquisition and the other transactions consummated (or to be consummated) pursuant to the Closing Date Acquisition Documents.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F or otherwise acceptable to the Administrative Agent.

“Closing Date Foreign Collateral Documents” means each document and/or instrument listed on Schedule F-1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, but excluding any Excluded Assets; provided that, notwithstanding the foregoing or anything to the contrary contained herein, any assets constituting “collateral” for the benefit of the lenders under the Second Lien Credit Documents shall also constitute Collateral for purposes of the Credit Documents.

“Collateral Agent” shall mean (i) with respect to any Foreign Collateral Document, Cortland Capital Market Services LLC (together with its permitted successors and assigns in such capacity) and (ii) with respect to this Agreement or any other Credit Document (other than any Foreign Collateral Document), as defined in the preamble.

“Collateral Documents” means the Pledge and Security Agreement, the Limited Recourse Pledge and Security Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, if any, each Foreign Collateral Document, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Revolving Credit Commitment, Incremental Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment, Other Revolving Commitment or Other Term Loan Commitment.

“Commitment Letter” means the Commitment Letter, dated July 22, 2017, by and among Holdings, Macquarie Capital Funding LLC, Macquarie Capital (USA) Inc., BNP Paribas and BNP Paribas Securities Corp.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), and any rule, regulation or order promulgated thereunder.

“Communications” as defined in Section 10.1(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1 or otherwise in form acceptable to the Administrative Agent.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries or, if such Person is a Borrower, its Restricted Subsidiaries) on a consolidated basis equal to (A) plus (B) minus (C), in which:

(A) equals Consolidated Net Income for such period; and

(B) equals, to the extent deducted in determining Consolidated Net Income for such period, the sum (without duplication) of:

(i) total interest expense (including amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, original issue discount resulting from the issuance of Indebtedness at less than par and net losses and other obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging risk, to the extent the same were deducted (and not added back) in calculating Consolidated Net Income); plus

(ii) (x) provisions for taxes based on income or profits or capital, including, without limitation, state, franchise, payroll and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and, without duplication, Restricted Payments permitted pursuant to Section 6.4(g)(i) and (y) to the extent that such amounts would otherwise reduce Consolidated Net Income for such period, cash tax payments in respect of tax liabilities for periods ended prior to the Closing Date (and all charges, losses and expenses related thereto); plus

(iii) total depreciation expense; plus

(iv) total amortization expense; plus

(v) other non-cash charges, write-downs, expenses, losses or other items reducing Consolidated Net Income for such period including (a) non-cash charges related to any underfunded Pension Plans, (b) any impairment charges or the impact of purchase accounting (excluding any amortization of a prepaid cash charge or a write-down of inventory that was, in either case, paid in a prior period), (c) non-cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (d) non cash restructuring charges or non-cash reserves in connection with any Permitted Acquisition or other Investment permitted pursuant to this Agreement, in each case, consummated after the Closing Date, (e) all non-cash losses (minus any non-cash gains) from Asset Sales (but for clarity excluding write offs or write downs of inventory), (f) any non-cash purchase or recapitalization accounting adjustments, (g) non-cash losses (minus any non-cash gains) with respect to Swap Contracts, (h) non-cash charges attributable to any post-employment benefits offered to former employees, (i) non-cash asset impairments (but for clarity excluding impairments of inventory) and (j) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisitions or Investments permitted pursuant to this Agreement; provided, that the adjustments described in this clause (v) shall exclude any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period, (y) relating to a write-down, write off or reserve with respect to accounts, or (z) relating to a write-down, write off or reserve with respect to inventory except to the extent permitted pursuant to clause (xxiii) below; plus

(vi) Transaction Costs; plus

(vii) fees and reimbursable expenses and indemnities accrued or paid to Sponsor or any Affiliate thereof under the Management Agreement in accordance with Section 6.11(e); plus

(viii) accruals, fees, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred by Holdings and its Restricted Subsidiaries in connection with any Permitted Acquisition or other Investment, Restricted Payment, Asset Sale or debt or equity issuance or recapitalization or any refinancing transactions or amendment or other modification of any debt agreement that are payable to unaffiliated third parties, in each case, incurred for such period to the extent attributable to any relevant transaction permitted under this Agreement (whether or not successful) that was consummated or attempted to be consummated or in process in such period; plus

(ix) [reserved];

(x) restructuring charges or reserves, integration costs or other business optimization expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, one-time corporate establishment costs, one-time third-party consulting costs, recruiting costs, contract termination costs (including future lease commitments) and costs to close and consolidate facilities and relocate employees), and costs associated with establishing new facilities, including any costs incurred in connection with Permitted Acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities, costs incurred in connection with litigation (including settlements) and costs incurred to achieve the savings added back under clause (xi) below and other unusual, one time or non-recurring charges, losses and expenses; plus

(xi) the amount of “run-rate” cost savings, operating expense reductions and synergies (collectively, “Cost Savings”) projected by Holdings in good faith to result from actions (including Permitted Acquisitions) either taken or initiated prior to or during such period (including prior to the Closing Date) or expected to be taken within twenty-four months (which Cost Savings shall be calculated on a Pro Forma Basis as though such Cost Savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (a) such Cost Savings are (1) reasonably identifiable, factually supportable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, and (2) set forth in a certificate signed by an Authorized Officer of Holdings and delivered to the Administrative Agent stating (A) the amount of such adjustment or adjustments and (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Authorized Officer of Holdings executing such certificate at the time of such execution, (b) the benefits resulting therefrom have been realized or are anticipated by Holdings to be realized within twenty-four months, (c) no Cost Savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such Cost Savings that are included in clause (x) above with respect to such period, (d) if Holdings or the Borrowers shall have obtained any consultant’s or advisor’s report or analysis with respect to such Cost Savings, such report shall have been or shall be shared with the Administrative Agent, and (e) in no event shall the Cost Savings added back under this clause (xi) be in an aggregate amount that exceeds 25% of Consolidated Adjusted EBITDA (calculated before giving effect to any adjustment pursuant to this clause (xi)) in the aggregate in any four Fiscal Quarter period; plus

(xii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or LLC Subsidiary or net cash proceeds of an issuance of Equity Interests of Holdings or LLC Subsidiary (other than Disqualified Equity Interests or any Cure Amount) and are excluded from the calculations set forth in the definition of “Available Amount” and are not otherwise used pursuant to Section 6.4(j) or 6.4(k); plus

(xiii) realized foreign exchange losses resulting from the impact of foreign currency changes and related tax effects determined in accordance with GAAP on the valuation of assets or liabilities on the balance sheet of Holdings and its Restricted Subsidiaries, and any exchange, translation or performance losses relating to any foreign currency hedging transactions for such period; plus

(xiv) net losses associated with cancelled or discontinued products or business lines or any discontinued operations, including costs associated with termination of, and reductions in, work force; plus

(xv) fees, costs and expenses paid to or on behalf of any members of the Board of Directors of Holdings or Parent or to any observer of the Board of Directors of Holdings or Parent, in each case, other than any Affiliates of the Sponsor (or Restricted Payments made for the payment thereof); plus

(xvi) all costs, expenses and charges associated with sales force or employee optimization plans, product repositioning, product launch costs, research and development costs for new products, marketing expenses for new products, one time contract negotiation costs and other startup expenses, in each case in an amount not to exceed $4,000,000 for any four Fiscal Quarter period; provided, such amounts may only be added-back to Consolidated Adjusted EBITDA in respect of the first twelve (12) Fiscal Quarters following the Closing Date; plus

(xvii) any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xviii) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xix) compensation expenses resulting from (a) the repurchase of equity interests of Holdings or LLC Subsidiary from employees, directors or consultants of Holdings or any of its Subsidiaries, in each case, to the extent permitted by this Agreement, (b) any non-cash expense related to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement and (c) payments to employees, directors or officers of Holdings and its Subsidiaries paid in connection with Restricted Payments that are otherwise permitted under this Agreement; plus

(xx) proceeds of business interruption insurance to the extent such proceeds are received by Holdings or any Subsidiary during such period or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, which contract or insurance obligation has not been disclaimed; plus

(xxi) expenses actually reimbursed or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, which contract or insurance obligation has not been disclaimed; plus

(xxii) losses, charges and expenses attributable to Asset Sales or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business but permitted pursuant to this Agreement, plus

(xxiii) write downs, write offs or reserves with respect to inventory of any Subsidiary of Holdings in an amount not to exceed 10% of Consolidated Adjusted EBITDA (calculated before giving effect to any adjustment pursuant to this clause (xxiii)) in the aggregate in any four Fiscal Quarter period; plus

(xxiv) the amount of any earn-out obligations which become due and payable and are paid or accrue during such period; and

(C) equals, to the extent included in determining Consolidated Net Income for such period, the sum (without duplication) of:

(i) any cash payments or cash charges during such period on account of any non-cash charges previously added-back to determine Consolidated Adjusted EBITDA pursuant to clause (B)(v) above; plus

(ii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iii) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(iv) realized foreign exchange gains resulting from the impact of foreign currency changes and related tax effects determined in accordance with GAAP on the valuation of assets or liabilities on the balance sheet of Holdings and its Restricted Subsidiaries, and any exchange, translation or performance gains relating to any foreign currency hedging transactions for such period; plus

(v) any non-cash income or non-cash gains (including any cancellation of indebtedness income) to the extent not already excluded from the calculation of Consolidated Net Income for such period or deducted from Consolidated Adjusted EBITDA for such period pursuant to clause (B)(v) above; plus

(vi) federal, state, local and foreign income tax credits.

Notwithstanding the foregoing, but subject to adjustment pursuant to the immediately following paragraph with respect to transactions following the Closing Date, the parties hereto agree that (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ending (a) on September 30, 2016 shall be deemed to be $15,766,000, (b) on December 31, 2016 shall be deemed to be $18,764,000, (c) on March 31, 2017 shall be deemed to be $13,182,000 and (d) on June 30, 2017 shall be deemed to be $10,701,000 and (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ending September 30, 2017 shall be calculated in good faith by Holdings in a manner consistent with the methodology used to calculate the deemed Consolidated Adjusted EBITDA amounts provided in clause (i) of this paragraph.

For purposes of calculating Consolidated Adjusted EBITDA for any period, (A) if at any time during such period Holdings or any of its Restricted Subsidiaries shall have made any Business Disposition, Consolidated Adjusted EBITDA for such period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the Equity Interests or the assets, as applicable, that is the subject of such Business Disposition for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such period as if such Business Disposition occurred on the first day of such period, giving effect to such pro forma adjustments determined by Holdings in good faith as are consistent with Securities and Exchange Commission Regulation S-X or otherwise reasonably acceptable to the Administrative Agent, and (B) without duplication of the immediately preceding paragraph in respect of the periods addressed thereby, if during such period Holdings or any of its Restricted Subsidiaries shall have made a Permitted Acquisition, the Consolidated Adjusted EBITDA for such period shall be increased by an amount equal to the Consolidated Adjusted EBITDA of the Person(s) or business(es) so acquired for such period and otherwise calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period, giving effect to such pro forma adjustments determined by Holdings in good faith as are consistent with Securities and Exchange Commission Regulation S-X or otherwise reasonably acceptable to the Administrative Agent.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (A) minus (B), in which:

(A) equals the sum (without duplication) of:

(i) Consolidated Net Income for such period, plus

(ii) the aggregate amount of non-cash charges and losses reducing Consolidated Net Income for such period, including for depreciation and amortization (excluding any such non-cash charge and losses to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus

(iii) the Consolidated Working Capital Adjustment for such period; plus

(iv) any net extraordinary unusual, one-time or non-recurring cash gains (or minus any net extraordinary unusual, one-time or non-recurring cash losses, charges or expenses) that have been excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof; and

(B) equals the sum (without duplication) of:

(i) the aggregate amount of any Loans prepaid under this Agreement pursuant to Section 2.14, any mandatory prepayments of any Junior Financing and any scheduled amortization repayments of Indebtedness for borrowed money (including on the Second Lien Term Loans) paid from Internally Generated Cash during such period; plus

(ii) the aggregate amount of scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof) paid from Internally Generated Cash during such period; plus

(iii) the aggregate amount of Capital Expenditures paid from Internally Generated Cash during such period; plus

(iv) the aggregate amount of non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); plus

(v) the aggregate amount of consideration and related capitalized fees and expenses for Investments, Permitted Acquisitions and acquisitions of intellectual property paid from Internally Generated Cash during such period; plus

(vi) without duplication of amounts paid pursuant to clause (v) above, amounts paid from Internally Generated Cash during such period in respect of contingent payments, earn-outs and any other deferred purchase price payments in connection with the Related Transactions, any Permitted Acquisition or any other Investment or Asset Sale (to the extent that such amounts did not reduce Consolidated Net Income for such period); plus

(vii) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to letters of intent and/or definitive agreements (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive Fiscal Quarters of Holdings following the end of such period to the extent intended to be financed with Internally Generated Cash of Holdings and its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized from Internally Generated Cash of Holdings and its Restricted Subsidiaries to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters; plus

(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness; plus

(ix) an amount equal to any expenses or charges excluded from Consolidated Net Income pursuant to clause (C)(y) of the final paragraph of the definition thereof and not yet reimbursed; plus

(x) to the extent permitted hereunder, the aggregate amount of all voluntary principal prepayments of Indebtedness (other than the Loans) made during such period to the extent made with Internally Generated Cash of Holdings and its Restricted Subsidiaries (excluding any payments in respect of a revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder).

“Consolidated First Lien Debt” means, as at any date of determination, the amount of Consolidated Total Debt that is secured by a Lien on any asset of Holdings or any Restricted Subsidiary whether or not constituting Collateral (other than a Lien that is junior to the Lien of the Collateral Agent pursuant to the Intercreditor Agreement or any other intercreditor or other subordination agreement that is reasonably satisfactory to the Administrative Agent).

“Consolidated First Lien Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (x)(i) Consolidated First Lien Debt as of such date, minus (ii) the aggregate amount of Qualified Cash as of such date, to (y) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Consolidated Net Income” means, for any period, an amount equal to (A) minus (B), in which:

(A) equals the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; and

(B) equals the sum (without duplication) of:

(i) the income (or loss) of any Person in which any other Person (other than Holdings or any of its wholly owned Restricted Subsidiaries) has a direct joint equity interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Holdings or any of its wholly owned Restricted Subsidiaries by such Person during such period; plus

(ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries; plus

(iii) the income of any Restricted Subsidiary of Holdings (other than LLC Subsidiary, a Borrower or a Guarantor Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary; plus

(iv) any after tax gains (or minus any losses) attributable to or in connection with (a) any casualty or condemnation event, (b) any Asset Sale or any sale, lease, license, exchange, transfer or other disposition of assets permitted pursuant to Section 6.9 and not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings) or (c) returned surplus assets of any Pension Plan for such period; plus

(v) any income (loss) for such period attributable to the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments; plus

(vi) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (x) resulting from Swap Contracts for currency exchange risk and (y) resulting from intercompany indebtedness); plus

(vii) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items; plus

(viii) to the extent not included in clauses (i) through (vii) above, any net extraordinary, unusual, one-time or non-recurring gains (or minus any net extraordinary, unusual, one-time or non-recurring losses, charges or expenses) for such period.

In addition, Consolidated Net Income shall exclude (A) the cumulative effect of any change in accounting principles; (B) any non-cash compensation charge or expense arising from any grant of shares, stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions; and (C) (x) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with the Closing Date Acquisition or any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (y) to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (I) not denied by the applicable carrier in writing within 180 days and (II) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Secured Debt” means, as at any date of determination, the amount of Consolidated Total Debt that is secured by a Lien on any asset of Holdings or any Restricted Subsidiary whether or not constituting Collateral.

“Consolidated Secured Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (x)(i) Consolidated Secured Debt as of such date minus (ii) the aggregate amount of Qualified Cash as of such date, to (y) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Funded Indebtedness.

“Consolidated Total Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (x)(i) Consolidated Total Debt as of such day, minus (ii) the aggregate amount of Qualified Cash as of such date, to (y) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Consolidated Working Capital” means, as at any date of determination, the excess of (i) the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, over (ii) the total liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding without duplication, (a) the current portion of any Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans, (b) all Indebtedness consisting of Revolving Loans, Swing Line Loans and Letter of Credit Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any liability in respect of any Capital Lease, (f) the current portion of deferred revenue, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as applied to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling, Controlled by or under common Control with such Person) primarily for making equity or debt investments in Holdings or other portfolio companies of such Person.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2 or otherwise in form acceptable to the Administrative Agent.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G or otherwise in form acceptable to the Administrative Agent.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or existing Revolving Loans (or unused Revolving Credit Commitments), or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than the then applicable Weighted Average Life to Maturity of, the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Refinanced Debt), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued and unpaid interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, extension, renewal or replacement thereof, (iii) such Refinanced Debt (including any commitments in respect thereof) shall be repaid, defeased, terminated or satisfied and discharged on a dollar-for-dollar basis, and all accrued and unpaid interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments being replaced, extended or renewed, (v) any Credit Agreement Refinancing Indebtedness that does not constitute a Class of Loans hereunder shall be established as a separate facility that is not incurred under this Agreement, (vi)(x) if the Refinanced Debt is secured on a pari passu basis with the Obligations, then the Credit Agreement Refinancing Indebtedness in respect thereof shall be secured on a pari passu basis or on a junior basis to the Obligations or shall be unsecured, (y) if the Refinanced Debt is secured on a junior basis to the Obligations, then the Credit Agreement Refinancing Indebtedness in respect thereof shall be secured on a junior basis to the Obligations or shall be unsecured and (z) if the Refinanced Debt is unsecured, then the Credit Agreement Refinancing Indebtedness in respect thereof shall be unsecured, and (vii) the covenants and events of defaults contained in such Credit Agreement Refinancing Indebtedness are not materially more restrictive, taken as a whole, to Holdings and its Restricted Subsidiaries than those applicable to the Refinanced Debt, taken as a whole, as determined in Holdings’ good faith judgment in consultation with the Administrative Agent (except for (A) covenants and events of default applicable only to periods after the Latest Maturity Date in effect at the time of the incurrence or issuance of any such Credit Agreement Refinancing Indebtedness or (B) unless the Borrowers enter into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Intercreditor Agreement, any other intercreditor agreement entered into pursuant to this Agreement, each Notice, each Counterpart Agreement, if any, each Extension Amendment, each Joinder Agreement, each Refinancing Amendment, each Collateral Document, any other document or instrument designated by the Borrowers and the Administrative Agent as a “Credit Document” and, except for purposes of Section 10.5, the Fee Letter.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Borrower, Holdings and each other Guarantor.

“Cure Amount” as defined in Section 8.4(a).

“Cure Right” as defined in Section 8.4(a).

“Cure Right Fiscal Quarter” as defined in Section 8.4(b).

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings and its Subsidiaries and a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which the Persons making investment decisions for such applicable Affiliate are not primarily engaged in the making, acquiring or holding equity investments (directly or indirectly) in Holdings or any of its Subsidiaries.

“Debtor Relief Laws” means (i) the Bankruptcy Code, (ii) any similar foreign, federal or state law for the relief of debtors and (iii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (b) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (ii) has notified Holdings, the Administrative Agent or the Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (iii) has failed, within three Business Days after written request by the Administrative Agent or Holdings, to confirm in writing to the Administrative Agent and Holdings that it will comply with its prospective funding obligations hereunder (provided, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and Holdings), (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to Holdings, the Issuing Bank, the Swing Line Lender and each Lender.

“Delayed Approvals, Guarantees and Security” as defined in Section 3.1(r).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Borrower or any Restricted Subsidiary in connection with an Asset Sale pursuant to Section 6.9(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Holdings, setting forth the basis of such valuation, less the amount of cash received in connection with any subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable (either mandatorily or at the option thereof)), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash or additional shares of Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty one days after the Latest Maturity Date then in effect, except, in the case of preceding clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Remaining Obligations), the cancellation, expiration or Cash Collateralization of all Letters of Credit and the termination of the Commitments.

“Disqualified Lender” means, on any date, (i) any Person designated by Holdings or a Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent prior to July 22, 2017, (ii) any Person that is a direct competitor of Holdings, any Borrower or any of Holdings’ other Subsidiaries, which Person has been designated by Holdings or a Borrower as a “Disqualified Lender” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than 3 Business Days prior to such date and (iii) any Affiliates of Persons described in preceding clause (i) or (ii) (other than such Affiliates that are bona fide fixed income investors, debt funds, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business); provided that, if such Person is managed, sponsored or advised by any Person controlling, controlled by or under common control with a direct competitor of Holdings, any Borrower or any of Holdings’ other Subsidiaries, only to the extent that no personnel involved with the investment in such competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of such fixed income investor, debt fund, regulated bank entity or unregulated lending entity or (B) has access to any information (other than information that is publicly available) relating to Holdings, any Borrower or any entity that forms a part of any of Holdings’, any Borrower’s or any of their respective businesses or any of Holdings’ or any Borrower’s respective Subsidiaries) that are either (1) identified in writing by Holdings or any Borrower to the Administrative Agent and the Lenders from time to time or (2) clearly identifiable as an affiliate of such Persons solely on the basis of such Affiliate’s name; provided, further, that (x) to the extent any Persons is identified as a Disqualified Lender in writing by Holdings or any Borrower to the Administrative Agent after the Closing Date pursuant to clause (ii) or (iii)(B)(1) above, such designation shall become effective three Business Days thereafter and the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations or any of the Loans or Commitments hereunder and (y) “Disqualified Lender” shall exclude any Person that any Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Dollar Amount” means, at any time: (i) with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held), (ii) with respect to any Loan denominated in any Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.8 and 2.28, (iii) with respect to any Loan or any other Indebtedness denominated in any currency other than Dollars or any Alternative Currency, the principal amount thereof then outstanding in the relevant currency, converted to Dollars in accordance with Section 1.8, and (iv) with respect to any Letter of Credit (or any risk participation therein), (a) if denominated in Dollars, the amount thereof, (b) if denominated in any Alternative Currency, the amount thereof converted to Dollars in accordance with Sections 1.8, 2.4 and 2.28 and (c) if denominated in any currency other than Dollars or any Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.8.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DQ List” as defined in Section 10.6(e).

“Dutch Auction” has the meaning set forth in Section 10.6(c).

“Dutch Collateral Documents” means (a) each document and/or instrument listed under the heading entitled “Dutch Collateral Documents” on Schedule F-1, and (b) each other document or instrument governed by the laws of the Netherlands that creates or evidences or which is expressed to create or evidence any Lien on Collateral granted or required to be granted pursuant to any Credit Document.

“Earn-out Indebtedness” means earn-out obligations and other deferred consideration incurred in connection with a Permitted Acquisition with respect to which the obligation to pay and/or the calculation of the amount required to be paid is contingent or based upon a Person, or any division, profit center or product line thereof, achieving certain targeted performance levels, in each case, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), 10.6(b)(v) and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)); provided, in no event shall a Disqualified Lender be an Eligible Assignee without the Borrowers’ consent, unless an Event of Default shall have occurred and be continuing.

“Eligible Counterparty” means the Administrative Agent, any Affiliate of the Administrative Agent, any Lender and any Affiliate of any Lender, in each case, that from time to time enters into a Secured Swap Contract with any Borrower or any Restricted Subsidiary; provided, the term “Eligible Counterparty” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the date that such Person enters into a Secured Swap Contract, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) (excluding any Multiemployer Plan) which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, any Borrower or any of the Restricted Subsidiaries, but excluding any Foreign Pension Plan.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings, any Borrower or any of the Restricted Subsidiaries or any Facility.

“Equity Contribution” has the meaning set forth in Section 3.1(e)(ii).

“Equity Interests” means all shares, shares of capital stock, partnership interests (whether general, limited or exempted limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c)) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA or the application for a waiver of the minimum funding standard, within the meaning of Sections 412(c) of the Code; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan; (vi) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to the ERISA Parties therefor, or the receipt by any ERISA Party of notice that such plan is insolvent pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to the ERISA Parties) or under 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the ERISA Parties of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of Holdings, LLC Subsidiary or any Borrower, investigation against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan; (x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a lien on the assets of an ERISA Party pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA or (xii) a violation of Section 436 of the Code by any Pension Plan.

“ERISA Party” means Holdings, any Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate of either of the foregoing.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements” means as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means the rate per annum equal to (i) with respect to any Eurodollar Loan or Letter of Credit denominated in Dollars, the higher of (a) the rate described in clause (i) of the definition of Screen Rate as of 11:00 a.m., London time, on the Quotation Day, for deposits in Dollars and (b) 1.00% per annum and (ii) with respect to any Eurodollar Loan or Letter of Credit denominated in any Alternative Currency, the higher of (a) the rate described in clause (ii) of the definition of Screen Rate as of 11:00 a.m., London time, on the Quotation Day, for deposits in such Alternative Currency and (b) 1.00% per annum.

“Eurodollar Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, bearing interest at a rate determined by reference to the applicable Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to (x) the Eurodollar Base Rate as of such date divided by (y) (1.00 minus Eurocurrency Reserve Requirements as of such date).

“Event of Default” as defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars that appears on the Bloomberg Foreign Exchange Rates and World Currencies Page for such currency on the date of determination (or, in the event such rate does not appear on such page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), expressed as the number of units of such other currency per one Dollar.

“Exchange Rate Reset Date” has the meaning specified in Section 2.28.

“Excluded Assets” means (i) particular assets if and for so long as, if, in each case, reasonably agreed by the Administrative Agent and the Borrowers, (x) the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lenders therefrom or (y) with respect to assets of a Foreign Credit Party, such assets are not customarily pledged under the laws of the jurisdiction of organization of such Person to secure general “all asset” secured bank credit facilities, (ii) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by (x) the filing of a UCC financing statement or similar action under the Laws of any jurisdiction in which a Credit Party is organized or in the District of Columbia or (y) solely entering into of a security or similar agreement, (iii) (A) any fee owned real property (other than Material Real Estate Assets) and (B) leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), except to the extent a lien thereon can be perfected solely by the entering into of a security or similar agreement, (iv) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in material adverse tax consequences to Holdings, any Borrower or any of the Restricted Subsidiaries under Section 956 of the Code, as reasonably determined by the Borrowers and the Administrative Agent, (v) property and assets to the extent that a pledge thereof or creation of security interest therein is restricted by applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or which would require governmental consent, approval, license or authorization (in each case, only for so long as such restriction remains in effect or until such consent, approval or license is obtained, as applicable), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition, (vi) Equity Interests in any non-wholly owned Subsidiary of Holdings or a joint venture of a Credit Party to the extent a security interest is not permitted to be granted by the terms of such Person’s organizational, incorporation, formation or joint venture documents or would require the consent of one or more third parties (other than any Credit Party or any Subsidiary thereof) that has not been obtained (to the extent such prohibition was in existence on the Closing Date, or, if not entered into in contemplation thereof, at the time of acquisition of such Person) (after giving effect to the relevant anti-assignment provisions of the UCC or other applicable Laws), (vii) any lease, license, permit or other agreement (including with respect to any lease, Purchase Money Indebtedness or similar arrangement the assets subject thereto) to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto or are subject to such lease, (A) is prohibited by applicable Laws other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Laws notwithstanding such prohibition or (B) would violate or invalidate such lease, license, permit or agreement (other than any lease, license, permit or agreement solely among Holdings, the Borrowers and the Restricted Subsidiaries), or create a right of termination in favor of, or require the consent of, any other party thereto (other than Holdings, the Borrowers or any of the Restricted Subsidiaries) (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws), in each case, other than the proceeds and receivables thereof, and only to the extent that and for so long as such limitation on such pledge or security interest is otherwise permitted under this Agreement, (viii) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that such security interest is restricted by (A) the terms of such license, franchise, charter or authorization or (B) applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency), or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (and such consent, approval license or authorization has not been obtained), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental license), or otherwise require consent thereunder (and such consent has not been obtained) (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) Margin Stock, (xi) Equity Interests of any Unrestricted Subsidiary and any Subsidiary that is a captive insurance company, not-for-profit entity or special purpose entity, (xii) any voting Equity Interests of any Excluded Tax Subsidiary in excess of 65% of the voting Equity Interests of such Excluded Tax Subsidiary, (xiii) any assets of Holdings, other than Holdings’ right title and interest in and to the Pledged U.S. Borrower Equity Interests, the Pledged Lux

Holdco Equity Interests and the Pledged Intercompany Indebtedness, (xiv) any assets of LLC Subsidiary, other than LLC Subsidiary’s right title and interest in and to the Pledged U.S. Borrower Equity Interests, the Pledged Lux Holdco Equity Interests and the Pledged Intercompany Indebtedness and (xv) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment financed with or that is subject to secured Indebtedness permitted pursuant to Section 6.1(i) if such Equity Interests are pledged as security for such Indebtedness if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests; provided, Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xv) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xv)).

“Excluded Domestic Subsidiary” means any (i) Domestic Subsidiary that is owned (directly or indirectly) by a Foreign Subsidiary that is a CFC, (ii) Foreign Subsidiary Holding Company, or (iii) Domestic Subsidiary the principal assets of which are the Equity Interests of one or more Foreign Subsidiaries that are CFCs, other Excluded Domestic Subsidiaries and/or Foreign Subsidiary Holding Companies.

“Excluded Subsidiary” as defined in the definition of “Guarantor Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Tax Subsidiary” means any Restricted Subsidiary that is an Excluded Domestic Subsidiary or a Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrowers under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement” means that certain Credit Agreement, dated as of July 11, 2014, by and among Seller 1 and Corsair Memory, Inc., as borrowers, certain Subsidiaries of Seller 1, as guarantors, Bank of America, as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto.

“Existing Indebtedness” means the Indebtedness of the Acquired Business (a) under the Existing Credit Agreement, (b) under that certain letter agreement, dated as of June 23, 2015, by and among Corsair (Shenzhen) Trading Co., Ltd. and Bank of America, Guangzhou Branch, and (c) all other third party Indebtedness for borrowed money of the Acquired Business existing as of immediately prior to the effectiveness of this Agreement, other than Indebtedness described on Schedule 6.1.

“Existing Letters of Credit” as defined in Section 2.4(m).

“Extended Maturity Date” as defined in Section 2.24(a).

“Extended Revolving Credit Commitments” as defined in Section 2.24(a).

“Extended Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Extended Term Loans of such Lender.

“Extended Term Loans” means any Term Loans that have been extended in accordance with Section 2.24(a).

“Extension” as defined in Section 2.24(a).

“Extension Amendments” as defined in Section 2.24(f).

“Extension Offer” as defined in Section 2.24(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now owned, leased, operated or used by Holdings, any Borrower or any Restricted Subsidiaries.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any current or future US or non-US regulations, legislation, rules, guidance notes, practices adopted pursuant to any such intergovernmental agreement or official interpretations of the foregoing or analogous provisions of non-US law.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Flood Insurance” means federally backed Flood Insurance available under the NFIP to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the NFIP.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing reasonably selected by it in good faith. If the Federal Funds Effective Rate cannot reasonably be determined in accordance with the foregoing clauses, then the Administrative Agent may in its reasonable discretion, and acting in consultation with the Required Lenders, reasonably select in good faith an alternative method for determining the Federal Funds Rate.

“Fee Letter” means the Fee Letter, dated July 22, 2017, by and among Holdings, Macquarie Capital Funding LLC, Macquarie Capital (USA) Inc., BNP Paribas and BNP Paribas Securities Corp.

“FEMA” means the Federal Emergency Management Agency (or any successor agency), a component of the U.S. Department of Homeland Security that administers the NFIP.

“Financial Covenant” means the covenant set forth in Section 6.7.

“Financial Covenant Event of Default” as defined in Section 8.1(c).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer (or other officer acceptable to the Administrative Agent) of Holdings (or of its general partner) that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(f).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings ending on December 31 of each calendar year.

“Flood Insurance” means, for any Mortgaged Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (i) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines under the NFIP, (ii) shall include a deductible not to exceed $50,000 and (iii) shall have a coverage amount equal to the lesser of (x) the “replacement cost value” of the buildings and any personal property Collateral located on the Mortgaged Property as determined under the NFIP or (y) the maximum policy limits set under the NFIP.

“Flood Notice” has the meaning assigned thereto in Section 5.12(a)(v)(B).

“Foreign Collateral Documents” means, individually and collectively, (a) the Cayman Collateral Documents, (b) the Dutch Collateral Documents, (c) the Hong Kong Collateral Documents, (d) the Luxembourg Collateral Documents, (e) any other Collateral Document entered into by a Foreign Credit Party which document is governed under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia and (f) all other instruments, documents and agreements delivered by any Foreign Credit Party pursuant to any of the documents described in preceding clauses (a) through (e) in order to grant to, or perfect in favor of, a Collateral Agent, for the benefit of the Secured Parties, the Lien on Collateral granted or required to be granted under the documents described in preceding clauses (a) through (e).

“Foreign Credit Party” as defined in Section 10.29.

“Foreign Lender” means (i) in the case of a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (ii) in the case of a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund, but excluding any statutory plan not maintained by Holdings, any Borrower or any of the Restricted Subsidiaries) or other similar program established or maintained outside of the United States by Holdings, any Borrower or any of the Restricted Subsidiaries primarily for the benefit of employees of Holdings, any Borrower or any of the Restricted Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Foreign Subsidiaries, Excluded Domestic Subsidiaries and/or other Foreign Subsidiary Holding Companies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all Indebtedness of the type described in clauses (i), (ii), (iii) (but only with respect to any notes payable), and (vi) (but only to the extent that any letter of credit or similar instrument has been drawn and not reimbursed) of the definition thereof of Holdings and its Restricted Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1 or otherwise acceptable to the Administrative Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including of the Cayman Islands, Hong Kong, Luxembourg, the Netherlands and any other any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.6(h).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings, LLC Subsidiary and each Guarantor Subsidiary.

“Guarantor Subsidiary” means each Subsidiary of Holdings, other than (i) any Excluded Tax Subsidiary, (ii) any Immaterial Subsidiary, (iii) any Subsidiary acquired after the Closing Date that is prohibited by applicable Law or by any Contractual Obligation existing at the time of such acquisition thereof from guaranteeing the Obligations (but only so long as such prohibition exists), or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guaranty and such consent, approval, license or authorization not has been received after such Subsidiary’s commercially reasonable efforts to obtain such consent, approval, license or authorization, (iv) any Excluded Domestic Subsidiary that is acquired after the Closing Date, (v) any Foreign Subsidiary of EagleTree-Carbide Acquisition Corp. that is acquired after the Closing Date and that is a CFC, (vi) any Subsidiary prohibited or restricted from guaranteeing the Obligations by Contractual Obligations existing on the Closing Date (but only so long as such prohibition or restriction exists); (vii) captive insurance companies, (viii) not-for-profit Subsidiaries, (ix) special purpose entities, (x) any Unrestricted Subsidiary, (xi) any Subsidiary that is not a wholly-owned Subsidiary of Holdings, (xii) any Subsidiary that is not organized in a Qualified Jurisdiction and (xiii) any other Subsidiary with respect to which, in the reasonable judgment of the Borrowers and the Administrative Agent (confirmed in writing by notice to Holdings), the cost or other consequences of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom (any such excluded Subsidiary pursuant to preceding clauses (i) through (xiii), inclusive, of this definition of “Guarantor Subsidiary” being referred to as an “Excluded Subsidiary”); provided, however, notwithstanding the foregoing, any Subsidiary of Holdings that is a guarantor or an obligor in respect of any Credit Agreement Refinancing Indebtedness, any Second Lien Term Facility Indebtedness, any Additional Ratio Debt or any Permitted Refinancing of any of the foregoing shall be a Guarantor Subsidiary.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Historical Financial Statements” means (i) the audited consolidated financial statements of Seller 1 for the Fiscal Years ended 2014, 2015 and 2016, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, with an unqualified audit opinion thereon by an accounting firm reasonably acceptable to the Lead Arrangers, and (ii) the unaudited consolidated financial statements of Seller 1 for the fiscal quarters ended March 31, 2017 and June 30, 2017, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarters.

“HK Process Agent” has the meaning set forth in Section 10.28.

“Holdings” as defined in the preamble hereto.

“Hong Kong Collateral Documents” means (a) each document and/or instrument listed under the heading entitled “Hong Kong Collateral Documents” on Schedule F-1, and (b) each other document or instrument governed by the laws of Hong Kong that creates or evidences or which is expressed to create or evidence any Lien on Collateral granted or required to be granted pursuant to any Credit Document.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary (other than a Borrower, LLC Subsidiary or Lux Holdco) that has been designated by Holdings in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not subsequently designated by Holdings as no longer an Immaterial Subsidiary) that has (a) contributed 2.50% or less of the Consolidated Adjusted EBITDA of Holdings and the Restricted Subsidiaries for the most recently ended Test Period, and (b) had consolidated assets representing 2.50% or less of the total consolidated assets of Holdings and the Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided, if at any time and from time to time after the Closing Date, Immaterial Subsidiaries comprise in the aggregate (x) more than 5.00% of the Consolidated Adjusted EBITDA of Holdings and the Restricted Subsidiaries for the most recently ended Test Period or (y) more than 5.00% of the consolidated assets of Holdings and the Restricted Subsidiaries as of the last day of the most recently ended Test Period, then the Borrowers shall, promptly, (i) designate in writing to the Administrative Agent that one or more of such Restricted Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.11 applicable to such Restricted Subsidiaries; and provided further that Holdings may designated and redesignate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Incremental Facility” as defined in Section 2.25

“Incremental Increase Date” as defined in Section 2.25(b).

“Incremental Incurrence-Based Amount” has the meaning set forth in the definition of “Maximum Incremental Facilities Amount”.

“Incremental Revolving Credit Commitments” as defined in Section 2.25(a).

“Incremental Revolving Lender” as defined in Section 2.25(b).

“Incremental Revolving Loan” as defined in Section 2.25(d).

“Incremental Term Loan” as defined in Section 2.25(e).

“Incremental Term Loan Commitments” as defined in Section 2.25(a).

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender.

“Incremental Term Loan Lender” as defined in Section 2.25(b).

“Incremental Term Loan Note” means a promissory note in the form of Exhibit B-4 or otherwise acceptable to the Administrative Agent.

“Indebtedness”, as applied to any Person, means, without duplication, (i) indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is required to be classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable, drafts accepted, bonds, debentures, indentures, credit agreements and similar instruments representing extensions of credit, regardless of whether representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (x) any such obligations incurred under ERISA, (y) accounts payable incurred in the ordinary course of business that are not overdue by more than ninety days, unless such payables are being actively contested pursuant to appropriate proceedings and (z) earn-out obligations and other contingent consideration obligations incurred in connection with any Permitted Acquisition or other Investment other than Earn-out Indebtedness that is (a) due (or remains unpaid) for more than ninety day from the date of incurrence of the obligation in respect thereof, unless such amount is being actively contested pursuant to appropriate proceedings, or (b) evidenced by a note or similar written instrument); (v) indebtedness secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; (vi) the face amount of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty of obligations of another of the nature described in any of the forgoing clauses (i) through (vii); provided that the amount of any such guaranty shall be deemed to be the lower of (a) the amount equal to the stated or determinable amount of the primary obligation at such time in respect of which such guaranty is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such guaranty, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guaranty shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith; (ix) solely for purposes of Section 6.1 and 8.1(a), net obligations of such Person under any Swap Contract, provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; and (x) Purchase Money Indebtedness.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Installment” as defined in Section 2.12.

“Installment Date” as defined in Section 2.12

“Intellectual Property Security Agreement” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the Second Lien Administrative Agent and the Credit Parties, substantially in the form of Exhibit M.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on September 30, 2017, and the final maturity date of such Loan; and (ii) any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three months, the term “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Loan, an interest period of one, two, three or six months (or, with the consent of all affected Lenders, twelve months or a period of less than one month), as selected by the Borrowers in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date, (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Credit Commitment Termination Date and (e) the Borrowers shall be permitted to select an Interest Period ending on September 30, 2017, pursuant to a Conversion/Continuation Notice delivered to the Administrative Agent on or about the Closing Date (the “Specified Notice”).

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any of its Restricted Subsidiaries generated during such period, it being understood and agreed that any cash (i) that constitutes any portion of the Available Amount (other than the initial $20,000,000 starter basket), (ii) that constitutes Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, or (iii) that is the proceeds of (a) any incurrence of long term Indebtedness, (b) any issuance of Equity Interests or (c) any contribution of capital, in each case, shall not constitute Internally Generated Cash.

“Interpolated Screen Rate” means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m., London time, on the Quotation Day.

“Intra-Group Liabilities” as defined in Section 7.15.

“Investment” means (i) any purchase or other acquisition by Holdings, any Borrower or any of the Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any redemption, retirement, purchase or other acquisition for value, by Holdings, any Borrower or any of the Restricted Subsidiaries from any Person, of any Equity Interests of such Person; (iii) any loan, advance or capital contribution by Holdings, any Borrower or any of the Restricted Subsidiaries to any other Person; (iv) any guarantee or assumption of Indebtedness or other obligations by Holdings, any Borrower or any of the Restricted Subsidiaries; and (v) the purchase or other acquisition by Holdings, any Borrower or any of the Restricted Subsidiaries (in one or a series of related transactions) of all or substantially all of the property or assets or business of another person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, but reduced by the amount of actual Returns on such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3 or otherwise in form reasonably acceptable to the Administrative Agent.

“Issuing Bank” means (a) Macquarie Capital Funding LLC, BNP Paribas, any respective Affiliate thereof and any financial institution designated by Macquarie Capital Funding LLC or BNP Paribas, in its capacity as issuer of any Letter of Credit hereunder, (b) Bank of America, solely if Bank of America becomes a Revolving Lender and (c) any other Lender (and any financial institution designated by such Lender) that becomes an Issuing Bank under Section 2.4(j), as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity. If there is more than one Issuing Bank at any time, references herein and in the other Credit Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context may require.

“Joinder Agreement” means an agreement substantially in the form of Exhibit K or otherwise in form reasonably acceptable to the Administrative Agent.

“Junior Financing” means (a) any Second Lien Term Facility Indebtedness, (b) any Permitted Unsecured Refinancing Debt, (c) any Permitted Second Priority Refinancing Debt, (d) any Additional Ratio Debt that is secured by a Lien that is contractually junior to the Lien on the Collateral securing the Obligations or is contractually subordinated to the Obligations and (e) any other Indebtedness for borrowed money that is contractually junior to the Lien on the Collateral securing the Obligations or is unsecured (or unsecured and contractually subordinated to the Obligations).

“Junior Financing Documents” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, as of any date of determination, the latest final maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lead Arrangers” means, collectively, Macquarie Capital (USA) Inc. and BNP Paribas Securities Corp.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption Agreement, an Extension Amendment, a Joinder Agreement or a Refinancing Amendment.

“Lender Affiliated Parties” as defined in Section 10.22.

“Lender Party” as defined in Section 10.17.

“Letter of Credit” means (i) a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement; provided that Macquarie Capital Funding LLC (and any of its Affiliates), as an Issuing Bank, shall only be required to issue standby letters of credit and (ii) all Existing Letters of Credit.

“Letter of Credit Obligations” means, as at any date of determination, the sum of (i) the maximum aggregate Dollar Amount that is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, plus (ii) the aggregate Dollar Amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrowers.

“Letter of Credit Sub-limit” means, as of any date of determination, the lower of (i) a Dollar Amount equal to $5,000,000, and (ii) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date, (a) up to $2,750,000 of which Macquarie Capital Funding LLC, in its capacity as an Issuing Bank, has agreed to provide as of the Closing Date, subject to any adjustment or reduction pursuant to the terms and conditions hereof (the “Macquarie Lender LC Cap”) and (b) up to $2,250,000 of which BNP Paribas, in its capacity as an Issuing Bank, has agreed to provide as of the Closing Date, subject to any adjustment or reduction pursuant to the terms and conditions hereof (the “BNPP LC Cap”).

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or similar encumbrance (including any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Condition Acquisition” means any contractually committed Permitted Acquisition the consummation of which by Holdings or any Restricted Subsidiary is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Recourse Pledge and Security Agreement” means the First Lien Limited Recourse Pledge and Security Agreement substantially in the form of Exhibit I.

“LLC Subsidiary” means EagleTree-Carbide Holdings (US), LLC, a Delaware limited liability company.

“Loan” means a Term Loan, a Revolving Loan, a Swing Line Loan and an Incremental Term Loan.

“Lux Borrower” as defined in the preamble hereto.

“Lux Holdco” means EagleTree-Carbide Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 48, boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B216.685.

“Luxembourg Collateral Documents” means (a) each document and/or instrument listed under the heading entitled “Luxembourg Collateral Documents” on Schedule F-1, and (b) each other document or instrument governed by the laws of Luxembourg that creates or evidences or which is expressed to create or evidence any Lien on Collateral granted or required to be granted pursuant to any Credit Document.

“Luxembourg Guarantor” as defined in Section 7.15.

“Macquarie Lender LC Cap” as defined in the definition of “Letter of Credit Sub-Limit”.

“Management Agreement” means the Management Services Agreement, dated as of August 28, 2017, among EagleTree-Carbide Co-Invest, LP, a Cayman Islands exempted limited partnership, LLC Subsidiary, U.S. Borrower, Holdings, Lux Holdco, Lux Borrower and EagleTree Capital, LP, a Delaware limited partnership, as the same may be amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced, restructured or refinanced from time to time.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (i) on the Closing Date, a “Material Adverse Effect” as defined in the Closing Date Acquisition Agreement, and (ii) after the Closing Date, a material adverse effect on and/or with respect to (a) the business, operations, properties, assets or condition of Holdings and its Restricted Subsidiaries, taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (c) the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Credit Documents; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, the Issuing Bank and any other Secured Party under the Credit Documents, taken as a whole.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000 that is not an Excluded Asset (other than by reason of clause (iii)(A) of the definition thereof).

“Maximum Incremental Facilities Amount” means, at any date of determination, the sum of (i) the result of (a) the higher of (1) Consolidated Adjusted EBITDA for the Test Period then most recently ended and (2) $50,000,000, minus (b) the sum of (1) the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitments made or obtained pursuant to Section 2.26 prior to such date in reliance on this clause (i), plus (2) the aggregate principal amount of Second Lien Additional Indebtedness incurred in reliance on this clause (i) (or any comparable clause) of the definition of “Maximum Incremental Facilities Amount” (or any comparable definition) in the Second Lien Credit Agreement (it being understood that any such amount in the Second Lien Credit Agreement shall not exceed the applicable amount set forth in this clause (i)) (such amount, the “Shared Fixed Incremental Amount”) plus (ii) an additional unlimited amount provided that upon giving effect to the incurrence of such additional Indebtedness, the Consolidated First Lien Net Leverage Ratio is equal to or less than 4.25:1.00, (x) determined on a Pro Forma Basis as of the last day of the Test Period most recently ended prior to the date of the incurrence of such additional amount of Indebtedness, as if such additional amount of Indebtedness had been incurred on the first day of such Test Period and (y) calculated without the proceeds of such additional Indebtedness being netted from the Indebtedness for such calculation and, in the case of any such additional Indebtedness in the form of an Incremental Revolving Credit Commitments, assuming the full utilization thereof, whether or not actually utilized (such additional amount, the “Incremental Incurrence-Based Amount”).

For purposes of determining the Maximum Incremental Facilities Amount, (1) (x) the Borrowers may elect to utilize the Incremental Incurrence-Based Amount prior to the Shared Fixed Incremental Amount regardless of whether there is capacity available under the Shared Fixed Incremental Amount and (y) if the Shared Fixed Incremental Amount and the Incremental Incurrence-Based Amount are each available for utilization and the Borrowers do not make an election, the Borrowers will be deemed to have elected to utilize the Incremental Incurrence-Based Amount before the Shared Fixed Incremental Amount and (2) in the case of any Incremental Term Loan the proceeds of which are to be used to finance a Limited Condition Acquisition, compliance with the Consolidated First Lien Net Leverage Ratio for calculation of the Incremental Incurrence-Based Amount may instead be determined, at the option of the Borrowers, as of the time of entry into the applicable definitive acquisition agreement (as opposed to at the time of incurrence of such Incremental Term Loan) and shall be calculated on a Pro Forma Basis as of the then most recent Test Period.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103 % of the Fronting Exposure and the Letter of Credit Obligations of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time (calculated, in the case of any Letters of Credit denominated in any Alternative Currency, based on the Dollar Amount thereof) and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their reasonable discretion.

“Minimum Extension Condition” as defined in Section 2.24(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument, in form reasonably acceptable to the Collateral Agent.

“Mortgaged Property” means each Material Real Estate Asset for which a Mortgage is required pursuant to Section 5.11 and/or Section 5.12.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by, or required to be contributed to by, Holdings, any Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is prepared, a narrative report describing the operations of Holdings and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (i) cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings, any Borrower or any of the Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) sales, transfer, income, gains or other taxes payable (or estimated in good faith by Holdings to become payable) in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, any Junior Financing, any Credit Agreement Refinancing Indebtedness or any Second Lien Term Facility Indebtedness) that is secured by a Lien on the Equity Interests or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (a) above) (x) related to any of the applicable assets and (y) retained by the Borrowers or applicable Restricted Subsidiary, including, without limitation, pension and other post-employment benefit liabilities related to environmental matters or for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings, any Borrower or any of the Restricted Subsidiaries in connection with such Asset Sale; provided, upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, (d) the out of pocket expenses, costs and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, survey costs, title insurance premiums and related search and recording charges, in each case actually incurred in connection with such sale or disposition and payable to a Person that is not an Affiliate of Holdings, (e) in the case of any Asset Sale by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Asset Sale Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of any Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (f) in the case of any such cash payments received (or subsequently received) by any Foreign Subsidiary, any taxes that would be payable (or estimated in good faith by Holdings to become payable) in connection with the repatriation of such cash proceeds to any Borrower or any Guarantor Subsidiary.

“Net Insurance/Condemnation Proceeds” means an amount equal to (i) any cash payments or proceeds received by Holdings, any Borrower or any of the Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings, any Borrower or any of the Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings, any Borrower or any of the Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Holdings, such Borrower or such Restricted Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any taking of such assets as referred to in clause (i)(b) of this definition, including sales, transfer, income, gains or other taxes payable (or estimated in good faith by the Borrowers to become payable) in connection therewith; provided that to the extent that any such estimate is in excess of the actual amount paid, such excess shall constitute Net Insurance/Condemnation Proceeds, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, any Junior Financing, any Credit Agreement Refinancing Indebtedness or any Second Lien Term Facility Indebtedness) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or condemnation, (d) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which Holdings, any Borrower or any of the Restricted Subsidiaries is party, (e) in the case of any casualty event or governmental taking involving an asset of a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Insurance/Condemnation Proceeds (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of any Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (f) in the case of any such cash payments or proceeds received (or subsequently received) by any Foreign Subsidiary, any taxes that would be payable (or estimated by Holdings to become payable) in connection with the repatriation of such cash proceeds to any Borrower or any Guarantor Subsidiary.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Contracts or other Indebtedness of the type described in clause (ix) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Contract or such other Indebtedness as of the date of determination (assuming the Swap Contract or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Contract or such other Indebtedness as of the date of determination (assuming such Swap Contract or such other Indebtedness were to be terminated as of that date).

“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, as amended, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders (or all Lenders of a Class) or all affected (or adversely affected) Lenders (or all affected (or adversely affected) Lenders of a Class) in accordance with the terms of Section 10.5(b) or 10.5(c) and (ii) has been approved by the Required Lenders.

“Non-Debt Fund Affiliate” means any Affiliate of Holdings (other than Holdings, LLC Subsidiary or any of their Subsidiaries), but excluding (i) any Debt Fund Affiliate and (ii) any natural person.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Person” means any Person that is organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia.

“Note” means a Term Loan Note, a Revolving Loan Note, a Swing Line Note or an Incremental Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Notice Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NY Process Agent” has the meaning set forth in Section 10.28.

“Obligations” means all obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, the Issuing Bank and any Eligible Counterparty under any Credit Document or Secured Swap Contract, and all Cash Management Obligations, in each case, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Swap Contracts, fees, expenses, indemnification or otherwise; provided that, notwithstanding the above, the Obligations shall exclude all Excluded Swap Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the US Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders, including Executive Order No. 13224, as that list may be amended from time to time.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws or memorandum and articles of association (or in the case of a Foreign Subsidiary that is an incorporated company or similar corporate entity, the appropriate equivalent documents); (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement (or in the case of a Foreign Subsidiary that is a limited partnership or similar entity, the appropriate equivalent documents); (iii) with respect to any exempted limited partnership, its certificate of registration and its exempted limited partnership agreement; (iv) with respect to any general partnership, its partnership agreement (or in the case of a Foreign Subsidiary that is a general partnership or similar entity, the appropriate equivalent documents) and (v) with respect to any limited liability company, its articles of organization or certificate of registration and its operating agreement or limited liability company agreement (or in the case of a Foreign Subsidiary that is a limited liability company or similar entity, the appropriate equivalent documents). In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Revolving Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Other Revolving Loans of such Lender.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Other Term Loan Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Other Term Loans of such Lender.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Liability” means a Credit Party’s undertaking pursuant to 10.27.

“Parent” means any Person controlled by the Sponsor and its Controlled Investment Affiliates that, directly or indirectly, controls Holdings and/or LLC Subsidiary.

“Participant” as defined in Section 10.6(f).

“Participant Register” as defined in Section 10.6(f).

“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Payment Office” means the office or account of the Administrative Agent set forth on Appendix B hereto, or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Payoff Cash Collateral” as defined in Section 3.1(i)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, any Borrower, any of the Restricted Subsidiaries, or any ERISA Affiliate, but excluding any Foreign Pension Plan.

“Permitted Acquisition” means an acquisition by any Borrower or any Restricted Subsidiary (other than LLC Subsidiary), whether by purchase, merger or otherwise, of all or substantially all of the assets of, at least a majority of the Equity Interests of, or all or substantially all of a business line or unit or a division of, any Person (including any Investment that increases any Borrower’s direct or indirect equity ownership in any joint venture), that satisfies each of the following conditions:

(i) (a) in the case of a Limited Condition Acquisition, (1) no Default or Event of Default shall exist as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (2) immediately prior to, and after giving effect thereto, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom, and (b) in the case of any other Permitted Acquisition, immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) the aggregate amount of Investments by Credit Parties with respect to all Permitted Acquisitions in (a) assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Credit Party plus (b) Equity Interests of Persons (other than Persons who are designated as Unrestricted Subsidiaries) that are not Credit Parties and do not become Credit Parties in accordance with Section 5.11, together with Investments made pursuant to Section 6.6(e)(i)(x), shall not exceed (x) $15,000,000 at any time outstanding, plus (y) so long as (I) no Event of Default shall have occurred and be continuing or shall be caused thereby and (II) on a Pro Forma Basis immediately after giving effect to such Permitted Acquisition, the Consolidated Total Net Leverage Ratio shall not exceed 5.25:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent (A) in the case of a Limited Condition Acquisition, on or before the date of the definitive agreement for such Limited Condition Acquisition is signed as of the date of signing and (B) in the case of any other Permitted Acquisition, on or before the consummation of such Permitted Acquisition as of the date of such Permitted Acquisition, the then Available Amount;

(iii) upon giving effect to such acquisition, Holdings and its Restricted Subsidiaries, including any Subsidiary acquired in such acquisition, shall be in compliance with Section 6.12; and

(iv) such acquisition shall be consensual and shall have been approved by the subject Person’s Board of Directors or the requisite holders of the Equity Interests thereof.

“Permitted Encumbrance” means each of the following Liens (but excluding any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by any section of ERISA, any such Lien imposed by a Governmental Authority in connection with any Foreign Pension Plan):

(i) Liens for Taxes if the applicable Person is in compliance with Section 5.3 with respect thereto and statutory Liens for Taxes not yet due and payable;

(ii) statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens (a) secure amounts not overdue for a period of more than 30 days, or if more than 30 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens or (b) that are being contested in good faith and by appropriate actions, if reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iii) (a) pledges, deposits or Liens in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (b) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, LLC Subsidiary, any Borrower or any of the Restricted Subsidiaries;

(iv) pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, so long as (a) any Liens that secure surety bonds attach only to the contracts in respect of which such surety bonds are posted and related assets and, as to any other properties, such Liens are junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Collateral Documents, and (b) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(v) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting real property and that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, and any exceptions on the Title Policies issued in connection with the Mortgaged Properties;

(vi) Liens (a) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (b) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii) Liens (a) of a collection bank (including those arising under Section 4-208 of the Uniform Commercial Code) on items in the course of collection, (b) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (c) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and (d) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of any Restricted Subsidiary in the ordinary course of business;

(viii) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by any Restricted Subsidiary in the ordinary course of business;

(ix) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(xi) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xii) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings, any Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Borrower or any of the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of any Restricted Subsidiary in the ordinary course of business;

(xiii) Liens on any cash earnest money deposits made by Holdings, any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xiv) Liens consisting of an agreement to dispose of any property in an Asset Sale permitted hereunder, to the extent that such Asset Sale would have been permitted on the date of the creation of such Lien;

(xv) ground leases in respect of real property on which Facilities owned or leased by any Borrower or any of the Restricted Subsidiaries are located;

(xvi) (a) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies in all material respects, and (b) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(xvii) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xx) deposits of cash with the owner or lessor of premises leased and operated by any Restricted Subsidiary to secure the performance of such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(xxi) in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its Organizational Documents or any related joint venture or similar agreement;

(xxii) Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(xxiii) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(xxiv) with respect to any Foreign Credit Party or other Restricted Subsidiary that is a Non-U.S. Person (and assets thereof), other Liens (a) arising mandatorily by Law, (b) substantially equivalent to any Lien or other restriction described in any of the foregoing clauses (i) through (xxiii) or (c) customary in the jurisdiction of such Person and not securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means secured Indebtedness incurred by the Borrowers; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, any Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) such Indebtedness is not at any time guaranteed by any Person other than a Guarantor (and any guaranty by Holdings or LLC Subsidiary shall be limited in recourse on the same basis as their Guaranty hereunder).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Obligations” means each of the following:

(i) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, completion, bid, surety, statutory, appeal or similar obligations (including letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(ii) Cash Management Obligations and other Indebtedness of Holdings, any Borrower or any of its Restricted Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business;

(iii) Cash Management Obligations and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, such Indebtedness is extinguished within five Business Days after its incurrence;

(iv) Indebtedness consisting of (a) unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Restricted Subsidiaries;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) in respect of a Credit Party incorporated in The Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code or any fiscal unity (fiscal eenheid) entered into; and

(viii) in respect of any Non-U.S. Person, (a) Indebtedness substantially equivalent to any Indebtedness described in any of the foregoing clauses (i) through (vii) or (b) arising as a matter of law in the jurisdiction of such Person.

“Permitted Refinancing” as defined in Section 6.1(q).

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrowers; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, any Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is secured by the Collateral on a pari passu (or junior priority) basis to the Liens securing the Second Lien Obligations, (iii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iv) such Indebtedness is not at any time guaranteed by any Person other than a Guarantor (and any guaranty by Holdings or LLC Subsidiary shall be limited in recourse on the same basis as their Guaranty hereunder).

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrowers; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) such Indebtedness in not at any time guaranteed by any Person other than a Guarantor (and any guaranty by Holdings or LLC Subsidiary shall be limited in recourse on the same basis as their Guaranty hereunder).

“Person” means and includes corporations, limited partnerships, exempted limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(d)(i).

“Pledge and Security Agreement” means the First Lien Pledge and Security Agreement substantially in the form of Exhibit H.

“Pledged Intercompany Indebtedness” means all loans made by Holdings or LLC Subsidiary to a Restricted Subsidiary in accordance with the terms of this Agreement.

“Pledged Lux Holdco Equity Interests” means the Equity Interests of Lux Holdco, and the certificates, if any, representing such Equity Interests, and any interest of any holder of such Equity Interests in the entries on the books of Lux Holdco of such Equity Interests or on the books of any securities intermediary pertaining to such Equity Interests, and all proceeds thereof.

“Pledged U.S. Borrower Equity Interests” means the Equity Interests of U.S. Borrower, and the certificates, if any, representing such Equity Interests, and any interest of any holder of such Equity Interests in the entries on the books of U.S. Borrower of such Equity Interests or on the books of any securities intermediary pertaining to such Equity Interests, and all proceeds thereof.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as reasonably determined in good faith by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Forma Basis” as determined in accordance with Section 1.7.

“Pro Forma Compliance Certificate” means a Pro Forma Compliance Certificate substantially in the form of Exhibit C-2.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender by (b) the aggregate Term Loan Exposure of all of the Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of such Lender by (b) the aggregate Revolving Credit Exposure of all of the Lenders; and (iii) with respect to all payments, computations, and other matters relating to Incremental Term Loan Commitments or Incremental Term Loans of a particular Series, the percentage obtained by dividing (a) the Incremental Term Loan Exposure of such Lender with respect to that Series by (b) the aggregate Incremental Term Loan Exposure of all of the Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Credit Exposure and the Incremental Term Loan Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Credit Exposure and the aggregate Incremental Term Loan Exposure of all of the Lenders.

“Projections” means the projections of Holdings and its Restricted Subsidiaries on a quarterly basis for the first eight Fiscal Quarters ending after the Closing Date and on annual basis thereafter to and including 2022.

“Public Lender” means a Lender that does not wish to receive material Non-Public Information with respect to Holdings, any Borrower or the Restricted Subsidiaries or any of their Securities.

“Purchase Money Indebtedness” means Indebtedness of any Borrower or any other Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of any Borrower or any other Restricted Subsidiaries.

“Qualified Borrower Jurisdictions” means and includes the United States, Hong Kong and Luxembourg, in each case, including any states, provinces or other similar local units therein. Furthermore, from time to time after the Closing Date, the Borrowers may request (by written notice to the Administrative Agent) that one or more additional jurisdictions be added to the list of Qualified Borrower Jurisdictions. In such event, such jurisdictions shall be added to (and thereafter form part of) the list of Qualified Borrower Jurisdictions, so long as, in each case, the respective jurisdiction to be added is a jurisdiction reasonably satisfactory to the Administrative Agent.

“Qualified Cash” means all (i) unrestricted cash owned by Holdings, any Borrower or any Restricted Subsidiary, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP but without giving pro forma effect to the receipt of the proceeds of any Indebtedness that is incurred on such date and the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which any Borrower or any Restricted Subsidiary is a party and (ii) cash restricted in favor of the Obligations (which may also include cash securing other Indebtedness permitted hereunder that is secured by a Lien permitted hereunder on the Collateral along with the Obligations).

“Qualified ECP Credit Party” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings of its Securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Jurisdictions” means and includes the United States, the Cayman Islands, Hong Kong, the Netherlands and Luxembourg, in each case, including any states, provinces or other similar local units therein. Furthermore, from time to time after the Closing Date, the Borrowers may request (by written notice to the Administrative Agent) that one or more additional jurisdictions be added to the list of Qualified Jurisdictions. In such event, such jurisdictions shall be added to (and thereafter form part of) the list of Qualified Jurisdictions, so long as, in each case, the respective jurisdiction to be added is a jurisdiction reasonably satisfactory to the Administrative Agent (it being agreed that (a) such determination shall be based upon, without limitation, (i) the amount and enforceability of the Guaranty that may be entered into by such Person organized in such jurisdiction, (ii) the security interests (and enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in such jurisdiction and (iii) any political risk associated with such jurisdiction and (b) the United Kingdom and Germany are reasonably satisfactory to the Administrative Agent).

“Quotation Day” means, with respect to any Interest Period, the day two Business Days prior to the first day of such Interest Period.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Holdings, any Borrower or any Restricted Subsidiaries in any real property.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender, (d) any Issuing Bank and (e) the Swing Line Lender, as applicable.

“Refinanced Debt” as defined in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers and the Guarantors, (b) the Administrative Agent, and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Refunded Swing Line Loans” as defined in Section 2.3(g).

“Register” as defined in Section 10.6(d).

“Regulation” as defined in Section 7.15.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors, trustees, administrators and managers of such Person and of such Person’s Affiliates.

“Related Transactions” means the Closing Date Acquisition and the other transactions consummated (or to be consummated) pursuant to the Closing Date Acquisition Documents and the payment of the Transaction Costs.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are (i) Obligations under the Credit Documents that survive termination of the Credit Documents, but as of such date of determination are not due and payable and for which no claims have been made, (ii) Obligations in respect of Secured Swap Contracts and (iii) Cash Management Obligations.

“Removal Effective Date” as defined in Section 9.6(b).

“Repricing Event” as defined in Section 2.11(h).

“Required Lenders” means one or more Lenders having or holding Term Loan Exposure, Incremental Term Loan Exposure and/or Revolving Credit Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all of the Lenders, (ii) the aggregate Revolving Credit Exposure of all of the Lenders, and (iii) the aggregate Incremental Term Loan Exposure of all Lenders; provided, (a) the Term Loan Exposure, Incremental Term Loan Exposure and/or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; (b) any determination of Required Lenders with respect to Affiliated Lenders shall be subject to Section 10.6(c); (c) at any time that there are two or more Lenders party to this Agreement (other than Affiliated Lenders), the term “Required Lenders” must include at least two Lenders (Lenders that are Affiliates or Approved Funds of each other shall be deemed to be a single Lender for purposes of this clause (c)) neither of which are Affiliated Lenders; and (d) as of any date of determination, and notwithstanding anything herein to the contrary, in determining whether the Required Lenders have consented to any action pursuant to Section 10.5, the amount of Term Loan Exposure, Incremental Term Loan Exposure and Revolving Credit Exposure then held by all Debt Fund Affiliates shall not exceed the lesser of (x) the actual aggregate amount of Term Loan Exposure, Incremental Term Loan Exposure and Revolving Credit Exposure then held by all Debt Fund Affiliates, and (y) 49.9% of the aggregate amount of the aggregate Term Loan Exposure, Incremental Term Loan Exposure and Revolving Credit Exposure then held by all of the Lenders.

“Required Revolving Lenders” means one or more Lenders having or holding Revolving Credit Exposure and representing more than 50% of the aggregate Revolving Credit Exposure of all of the Lenders; provided, (i) the Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) at any time that there are two or more Lenders party to this Agreement holding Revolving Credit Exposure, the term “Required Lenders” must include at least two Lenders holding Revolving Credit Exposure (Lenders that are Affiliates or Approved Funds of each other shall be deemed to be a single Lender for purposes of this clause (ii)).

“Required Prepayment Date” as defined in Section 2.15(d).

“Resignation Effective Date” as defined in Section 9.6(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, any Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means (i) LLC Subsidiary and (ii) each Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Retained Declined Proceeds” as defined in Section 2.15(d).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from an Asset Sale or otherwise) and other amounts received or realized in respect of such Investment, in each case on an after-tax basis, including any amount received by Holdings or any Restricted Subsidiary upon (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, (ii) the merger of an Unrestricted Subsidiary into a Borrower or a Restricted Subsidiary (so long as such Borrower or such Restricted Subsidiary is the surviving entity), or (iii) the transfer of assets by an Unrestricted Subsidiary to a Borrower or a Restricted Subsidiary (up to the fair market value thereof as determined in good faith by such Borrower).

“Revolving Credit Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Credit Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Revolving Credit Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment and Assumption Agreement or Joinder Agreement, if applicable subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $50,000,000.

“Revolving Credit Commitment Period” means the period from the Closing Date to but excluding the Revolving Credit Commitment Termination Date.

“Revolving Credit Commitment Termination Date” means the earliest to occur of (i) other than with respect to Extended Revolving Credit Commitments, August 28, 2022, (ii) the date the Revolving Credit Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, (iii) the date of the termination of the Revolving Credit Commitments pursuant to Section 8.2, and (iv) solely with respect to any Extended Revolving Credit Commitments, the applicable Extended Maturity Date.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, such Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum, without duplication, of (a) the aggregate outstanding principal Dollar Amount of the Revolving Loans of such Lender, (b) in the case of the Issuing Bank, the aggregate Dollar Amount of Letter of Credit Obligations in respect of all Letters of Credit issued by such Lender (net of any participations by the Lenders in such Letters of Credit), (c) the aggregate Dollar Amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by the Lenders), and (e) the aggregate amount of all participations therein by such Lender in any outstanding Swing Line Loans.

“Revolving Credit Limit” means, as of any date of determination, the aggregate amount of the Revolving Credit Commitments as of such date.

“Revolving Lender” means, any Lender that has a Revolving Credit Commitment or had made a Revolving Loan.

“Revolving Loan” means a Loan made by a Lender to the Borrowers pursuant to Section 2.2(a), and unless the context shall otherwise require, the term “Revolving Loan” shall include any Incremental Revolving Loan incurred pursuant to section 2.25 and any Other Revolving Loan incurred pursuant to Section 2.26.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2 or otherwise acceptable to the Administrative Agent.

“S&P” means S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury (including the Consolidated List of Financial Sanctions Targets and the Investments Ban List) or Switzerland, (ii) any Person organized under the laws or a resident of, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (iii) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (i) or (ii) hereof.

“Sanctions” means (a) economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (ii) the United Nations Security Council; (iii) the European Union or any of its member states; (iv) the United Kingdom of Great Britain and Northern Ireland; (v) Her Majesty’s Treasury; and (vi) Switzerland; or (b) any corresponding requirements of Law of jurisdictions in which Holdings or any Restricted Subsidiary operate, in which the proceeds of any Loan or Letter of Credit will be used or from which repayment of the Obligations is derived.

“Screen Rate” means, in respect of the Eurodollar Base Rate for any Interest Period, a rate per annum equal to (i) with respect to any Eurodollar Loan denominated in Dollars, the London interbank market rate offered to major London banks for deposits in Dollars with a term equivalent to such Interest Period as displayed on the applicable Bloomberg LIBOR screen (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market) and (ii) with respect to any Eurodollar Loan denominated in any Alternative Currency, the London interbank market rate offered to major London banks for deposits in such Alternative Currency with a term equivalent to such Interest Period as displayed on the applicable Bloomberg screen (or such other page as may replace such page on such service for the purpose of displaying the rates at which deposits in such Alternative Currency are offered by leading banks in the London interbank deposit market); provided that if any Screen Rate described in preceding clauses (i) or (ii) shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. If no such Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate; provided that if any Interpolated Screen Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement; provided, further, that if there shall at any time no longer exist an applicable Bloomberg LIBOR screen, “Eurodollar Loan” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Loans, the rate per annum equal to the rate at which major London banks are offered deposits in the applicable currency at approximately 11:00 a.m., London, England time, on the relevant Quotation Day in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurodollar Loan to be outstanding during such Interest Period. If the Screen Rate cannot reasonably be determined by the Administrative Agent in accordance with the foregoing sentences, then the Administrative Agent may utilize a comparable or successor rate (as approved by the Administrative Agent and the Borrowers) as the Screen Rate.

“Second Lien Additional Indebtedness” means, collectively, any Second Lien Incremental Term Loans and any Second Lien Other Term Loans.

“Second Lien Administrative Agent” means Macquarie Capital Funding LLC, in its capacity as administrative agent and collateral agent under the Second Lien Credit Documents, or any successor administrative agent and collateral agent under the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of the date hereof, among the Borrowers, the Guarantors, the lenders party thereto from time to time and the Second Lien Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced, restructured or refinanced from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof with new lenders or a different agent, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Second Lien Credit Agreement Refinancing Indebtedness” means “Credit Agreement Refinancing Indebtedness” (or any comparable term) as defined in the Second Lien Credit Agreement, as the same may be subsequently amended or restated in accordance with this Agreement and the terms of the Intercreditor Agreement.

“Second Lien Credit Documents” means the Second Lien Credit Agreement and all security agreements, guarantees, pledge agreements, notes and other agreements or instruments executed in connection therewith, including all “Credit Documents” (or any comparable term) (as defined in the Second Lien Credit Agreement).

“Second Lien Creditors” shall have the meaning assigned to that term in the Intercreditor Agreement.

“Second Lien Incremental Term Loans” means the “Incremental Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the “Obligations” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Other Term Loans” means the “Other Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Term Facility” means the second lien term loan facility under the Second Lien Credit Agreement.

“Second Lien Term Facility Indebtedness” means the Second Lien Term Loans, any Second Lien Additional Indebtedness, and any Second Lien Credit Agreement Refinancing Indebtedness.

“Second Lien Term Loans” means the “Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Secured Swap Contract” means any Swap Contract permitted under Section 6.1 that is entered into by and between any Borrower or any Guarantor Subsidiary and any Eligible Counterparty, to the extent designated by such Borrower and such Eligible Counterparty as a “Secured Swap Contract” in writing to the Administrative Agent. The designation of any Secured Swap Contract shall not create in favor of such Eligible Counterparty any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Credit Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Securities and Exchange Commission” means the US Securities and Exchange Commission, or any successor thereto.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Securitization Party” means any Person that is a trustee, collateral manager, servicer, backup servicer, noteholder or other security holder, secured party, counterparty to a Securitization related Swap Contract, or other participant in a Securitization.

“Seller 1” as defined in the recitals hereto.

“Series” as defined in Section 2.25(e).

“Shared Fixed Incremental Amount” has the meaning set forth in the definition of “Maximum Incremental Facilities Amount”.

“Solvency Certificate” means a certificate substantially in the form of Exhibit L or otherwise acceptable to the Administrative Agent.

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent and subordinated liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed either the fair value or the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole; (ii) such person and its subsidiaries, taken as a whole, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital; and (iii) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent and subordinated liabilities) beyond their ability to pay such debt as they mature and become due in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” as defined in Section 10.6(h).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Notice” as defined in the definition of “Interest Period”.

“Specified Representations” means the representations and warranties in Sections 4.1(a), 4.1(b) (solely as to due authorization, execution, delivery and performance of the Credit Documents), 4.3 (with respect to Foreign Credit Parties, only to the extent that such concept is applicable thereto), 4.4(a) (solely as to the entry into and performance of the Credit Documents, the provision of any Guaranty, the granting of Liens on the Collateral, and the creation, validity and perfection of Liens under the Collateral Documents), 4.6, 4.16, 4.17, 4.21, 4.22(b) (solely as to compliance with the Patriot Act), Sections 4.22(b) and 4.22(c) (solely as to the use of proceeds not violating OFAC, FCPA and other AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions).

“Sponsor” means EagleTree Capital, LP.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether members of the Board of Directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings. Notwithstanding anything to the contrary contained herein, LLC Subsidiary shall be treated as and deemed a Subsidiary of Holdings for all purposes of the Credit Documents; provided, however, so long as LLC Subsidiary is in compliance with the applicable provisions of Section 6.13, the financial statements delivered hereunder do not need to expressly include the results of operations or assets or liabilities of LLC Subsidiary (although if any expenses, charges, losses, gains or income of LLC Subsidiary are included in, or excluded from, the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA, such amounts shall be separately identified either in a footnote to such financial statements or in the applicable Compliance Certificate).

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Macquarie Capital Funding LLC in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrowers pursuant to Section 2.3.

“Swing Line Loan Outstandings” means, at any time of calculation, then existing aggregate outstanding principal amount of Swing Line Loans.

“Swing Line Note” means a promissory note in the form of Exhibit B-3 or otherwise acceptable to the Administrative Agent.

“Swing Line Sub-limit” means, as of any date of determination, the lower of the following amounts: (i) $5,000,000, and (ii) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date.

“Syndication Amendment” as defined in Section 5.17.

“Syndication Date” as defined in Section 5.17.

“Targets” means, collectively, Corsair Components, Inc., a Delaware corporation, and Corsair Components Coöperatief U.A., a Dutch cooperative.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the initial term loan made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.1(a) and, unless the context shall otherwise require, Incremental Term Loans incurred pursuant to Section 2.25, Extended Term Loans incurred pursuant to Section 2.24 and Other Term Loans incurred pursuant to Section 2.26.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $235,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Lender” means any Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the earlier of (i) other than with respect to Extended Term Loans, August 28, 2024, (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (iii) with respect to any Extended Term Loans, the Extended Maturity Date applicable to such Extended Term Loans and (iv) with respect to any Other Term Loans, the maturity date applicable to such Other Term Loans.

“Term Loan Note” means a promissory note in the form of Exhibit B-1.

“Test Period” means the most recently ended four Fiscal Quarter period for which financial statements have been (or are required to be) delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), as applicable.

“Title Policy” means, with respect to any Mortgaged Property, an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to such Mortgaged Property, in an amount not less than the fair market value of such Mortgaged Property, in form and substance reasonably satisfactory to the Collateral Agent.

“Total Utilization of Revolving Credit Commitments” means, as at any date of determination, the sum of (i) the aggregate principal Dollar Amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Obligations.

“Trade Date” as defined in Section 10.6(l).

“Transaction Costs” means the fees, costs and expenses incurred by Holdings, any Borrower and any Restricted Subsidiary in connection with the consummation of the transactions to occur on the Closing Date contemplated by the Credit Documents and the Closing Date Acquisition Documents.

“Transformative Acquisition” means any Permitted Acquisition or other similar Investment by any Borrower or any Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such Permitted Acquisition or similar Investment.

“Type of Loan” means (i) with respect to Term Loans, Incremental Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary” means a direct or indirect Subsidiary of Holdings designated as an Unrestricted Subsidiary pursuant to Section 5.15; provided, in no event may any Borrower, LLC Subsidiary or Lux Holdco be designated as an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Borrower” as defined in the preamble hereto.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (ii)(B)(iii) of Section 2.20(g).

“Waivable Mandatory Prepayment” as defined in Section 2.15(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means, with respect to any Loan on any date of determination, the weighted average yield to maturity (as determined in good faith by the Administrative Agent), in each case, based on the interest rate applicable to such Loan on such date (including any interest rate floor and margin) and giving effect to all upfront or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable with respect to such Loan (but excluding such upfront or similar fees to the extent they constitute commitment, arrangement or similar fees that are not distributed to Lenders generally).

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to the Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3 Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights and (g) any reference to EagleTree-Carbide Holdings (Cayman), LP, whether acting in its capacity as a Guarantor or otherwise, shall be construed as a reference to the partnership acting at all times through its general partner, EagleTree-Carbide (GP), LLC.

1.4 Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person (or of the general partner of any Person that is a partnership) shall be deemed to be executed and delivered by the individual holding such office solely in such individual’s capacity as an officer or other authorized representative of such Person (or of such general partner) and not in such officer’s or other authorized representative’s individual capacity.

1.5 Timing of Performance. Subject to Section 2.16(f), when the performance of any covenant, duty or obligation under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.6 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

1.7 Pro Forma Calculations and Adjustments.

(a) For purposes of calculating the compliance of any transaction with any provision hereof that requires such compliance to be on a “Pro Forma Basis”, such transaction shall be deemed to have occurred as of the first day of the most recently ended Test Period.

(b) In connection with the calculation of any ratio hereunder upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred, acquired or assumed, or repaid, by Holdings or any Restricted Subsidiary in connection with such transaction (or any other transaction which occurred during the relevant Test Period) shall be deemed to have been incurred, acquired or assumed, or repaid, as the case may be, as of the first day of the relevant Test Period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) such calculation shall be made without regard to the netting of any cash proceeds of Indebtedness incurred by Holdings or any Restricted Subsidiary in connection with such transaction (but without limiting the pro forma effect of any prepayment of Indebtedness with such cash proceeds), (iv) if any Indebtedness incurred, acquired or assumed is in the nature of a revolving credit facility, the entire principal amount of such facility shall be deemed to have been drawn, and (v) the calculation of such ratio shall be made giving pro forma effect to the transaction consummated (or anticipated to be consummated, if applicable) in connection with the incurrence, acquisition or assumption of such Indebtedness.

(c) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, if any Indebtedness (other than with respect to the incurrence of Revolving Loans) is incurred, acquired, or assumed in connection with a Limited Condition Acquisition, then compliance with any applicable ratio, test or other basket hereunder on a Pro Forma Basis may be determined, at the option of the Borrowers, either (x) as of the time of entry into the applicable acquisition agreement or (y) at the time of incurrence, acquisition or assumption, as applicable, of such Indebtedness; provided, if the Borrowers elect to have such determination occur at the time of entry into such applicable acquisition agreement, the Indebtedness to be incurred (and any associated Lien) shall be deemed incurred at the time of such determination and outstanding thereafter for purposes of determining compliance on a Pro Forma Basis with any applicable ratio, test or other basket tested after such time of entry, which ratio, test or other basket shall be calculated both (I) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (II) on a Pro Forma Basis assuming such Limited Condition Acquisition and the other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated (and Indebtedness not incurred) until such time as either (i) such acquisition agreement is terminated without actually consummating such Limited Condition Acquisition, or (ii) such Limited Condition Acquisition is consummated. For the avoidance of doubt no pro forma adjustments for Limited Condition Acquisitions pursuant to this Section 1.7 will apply for purposes of determining compliance with Section 6.7 hereof.

1.8 Currency Equivalents, Generally.

(a) Except as expressly provided herein, any amount specified in this Agreement or any other Credit Document to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable Exchange Rate; provided that the determination of the Dollar Amount of any Loan or Letter of Credit denominated in an Alternative Currency shall be made in accordance with Section 2.28; provided that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. In addition, if any Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars, and such refinancing would cause the applicable dollar-denominated restriction in Section 6.1 to be exceeded if calculated at the applicable Dollar Amount on the date of such refinancing, such dollar-denominated restrictions shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the sum of (i) the outstanding or committed principal amount, as applicable of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(b) For purposes of determining the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (i) testing the financial covenant under Section 6.7, at the Exchange Rate in respect thereof as of the last day of the Fiscal Quarter for which such measurement is being made, and (ii) calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio (other than for the purposes of determining compliance with Section 6.7), at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Amount of such Indebtedness.

(c) For the purposes of determining the Dollar Amount of any amount specified in Section 2 on any date, any amount in a currency other than Dollars shall be converted to Dollars at the Exchange Rate as of the most recent Exchange Rate Reset Date occurring on or prior to such date.

1.9 Available Amount Transactions. If more than one action occurs on a given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.10 Luxembourg Terms. In this Agreement and any other Credit Document, where it relates to an entity incorporated in Luxembourg, a reference to:(a) winding up, administration or dissolution includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;

(b) an agent includes, without limitation, a “mandataire”;

(c) a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur or any other person performing the same function of each of the foregoing;

(d) a matured obligation includes, without limitation, any exigible, certaine and liquide obligation;

(e) security or a security interest includes, without limitation, any hypothèque, nantissement, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce or sûreté réelle whatsoever whether granted or arising by operation of law;

(f) a person being unable to pay its debts includes, without limitation, that person being in a state of cessation of payments (cessation de paiements);

(g) an attachment includes a saisie;

(h) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts); and

(i) a director, officer or manager includes a gérant or an administrateur.

1.11 Dutch Terms. In this Agreement and any other Credit Document, where it relates to an entity incorporated in The Netherlands, a reference to:

(a) “The Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b) “works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c) a “necessary action to authorise” includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by an unconditional positive advice (advies) from the works council of that person;

(d) “financial assistance” includes any act contemplated by Section 2:98c of the Dutch Civil Code;

(e) “constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(f) a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(g) a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(h) a “moratorium” includes (voorlopige) surseance van betaling and a moratorium is declared includes surseance verleend;

(i) any “procedure” or “step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(j) a “liquidator” includes a curator or a beoogd curator;

(k) an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(l) an “attachment” includes a beslag;

(m) “negligence” means schuld;

(n) “gross negligence” means grove schuld; and

(o) “wilful misconduct” means opzet.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan denominated in Dollars to the Borrowers on a joint and several basis in an amount equal to such Lender’s Term Loan Commitment. The Borrowers may make only one borrowing under each Term Loan Commitment. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date. The Term Loans shall only be denominated in Dollars and may be Base Rate Loans or Eurodollar Loans as further provided herein.

(b) Repayments and Prepayments. Any amount of the Term Loans that is subsequently repaid or prepaid may not be reborrowed.

(c) Maturity. Subject to Sections 2.13(a), 2.14, 2.24, 2.25 and 2.26, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.

(d) Funding Notice. The Borrower Representative shall have delivered to the Administrative Agent a fully executed Funding Notice no later than 12:00 noon (New York City time) on the Business Day prior to the Closing Date or such later date or time as is otherwise agreed by the Administrative Agent (or, in the case of a request for Eurodollar Loans, three Business Days prior to the Closing Date or such later date or time as is otherwise agreed by the Administrative Agent) and, promptly upon receipt thereof, the Administrative Agent shall have notified each Lender of the proposed borrowing.

(e) Funding to the Administrative Agent. Each Lender shall make its Term Loan available to the Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Payment Office.

(f) Availability of Funds. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrowers on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such requested Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrowers at the Payment Office or to such other account as may be designated in writing to the Administrative Agent by the Borrowers.

2.2 Revolving Loans.

(a) Revolving Credit Commitments. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans denominated in Dollars or in one or more Alternative Currencies to the Borrowers on a joint and several basis in an aggregate Dollar Amount up to but not exceeding such Lender’s Revolving Credit Commitment; provided, after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit. The Revolving Loans may be denominated in Dollars and in Alternative Currencies and may be Base Rate Loans (if denominated in Dollars) or Eurodollar Loans (if denominated in Dollars or in an Alternative Currency) as further provided herein.

(b) Repayments and Prepayments. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Credit Commitment Period.

(c) Maturity. Each Lender’s Revolving Credit Commitment shall expire on the Revolving Credit Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Credit Commitments shall be paid in full no later than such date.

(d) Minimum Amounts. Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Loans shall be in an aggregate minimum Dollar Amount of $500,000 and integral multiples of a Dollar Amount of $100,000 in excess of that amount.

(e) Notice to the Administrative Agent. Whenever the Borrowers desire that the Lenders make Revolving Loans, the Borrower Representative shall deliver to the Administrative Agent at the Notice Office a fully executed and delivered Funding Notice no later than 12:00 noon (New York City time) at least three Business Days in advance of the proposed Credit Date (or with respect to any Revolving Loans to be made on the Closing Date, such later date or time as is otherwise agreed by the Administrative Agent) in the case of a Eurodollar Loan, and at least one Business Day in advance of the proposed Credit Date (or with respect to any Revolving Loans to be made on the Closing Date, such later date or time as is otherwise agreed by the Administrative Agent) in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Loan shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and the Borrowers shall be bound to make a borrowing in accordance therewith.

(f) Notice to Lenders. Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender in accordance with Section 10.1(a) with reasonable promptness.

(g) Availability of Funds. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars (in the case of any Revolving Loans denominated in Dollars) and/or the applicable Alternative Currency (in the case of any Revolving Loans denominated in such Alternative Currency) in an amount equal to the proceeds of all requested Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrowers at the Payment Office or such other account as may be designated in writing to the Administrative Agent by the Borrowers.

2.3 Swing Line Loans.

(a) Swing Line Loans. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans in Dollars to the Borrowers; provided, after giving effect to the making of any Swing Line Loan, in no event shall (x) the Swing Line Loan Outstandings exceed the Swing Line Sub-limit then in effect or (y) the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit. Each Swing Line Loan shall only be denominated in Dollars and shall only be a Base Rate Loan.

(b) Repayments and Prepayments. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Credit Commitment Period.

(c) Maturity. The Swing Line Lender’s obligation to make Swing Line Loans pursuant to this Section 2.3 shall expire on the Revolving Credit Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.

(d) Minimum Amounts. Swing Line Loans shall be made in an aggregate minimum Dollar Amount of $100,000 and integral multiples a Dollar Amount of $100,000 in excess of that amount.

(e) Notice to Swing Line Lender. Whenever the Borrowers desire that the Swing Line Lender make a Swing Line Loan, the Borrower Representative shall deliver to the Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(f) Availability of Funds. The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrowers at the Payment Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrowers.

(g) Refunded Swing Line Loans. With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.13, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower Representative), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower Representative) requesting that each Lender holding a Revolving Credit Commitment make Revolving Loans that are Base Rate Loans to the Borrowers on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower Representative) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the

Swing Line Lender’s outstanding Revolving Loans to the Borrowers and shall be due to the Swing Line Lender under the Revolving Loan Note issued by the Borrowers to the Swing Line Lender. The Borrowers hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrowers’ accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrowers from the Swing Line Lender in any proceeding under any Debtor Relief Law or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Lenders in the manner contemplated by Section 2.17.

(h) Lenders’ Purchase of Participations in Swing Line Loans. If for any reason Revolving Loans are not made pursuant to Section 2.3(g) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Payment Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Credit Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender (but the failure of any such Lender to enter into such a participation agreement shall have no effect on the obligations of such Lender to the Swing Line Lender as set forth herein). In the event any Lender holding a Revolving Credit Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this Section, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(i) Absolute and Unconditional Obligations. Notwithstanding anything contained herein to the contrary, (i) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.3(g) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.3(h) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower Representative or the Required Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless the

Swing Line Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(j) Resignation of Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender upon thirty days prior written notice to the Administrative Agent, Lenders and the Borrower Representative. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower Representative, to appoint a successor Swing Line Lender with the consent of the Borrowers; provided, (x) no such consent of the Borrowers shall be required while an Event of Default exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrowers shall have objected to such appointment by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, failing such appointment, the retiring Swing Line Lender may appoint, on behalf of the Lenders, a successor Swing Line Lender from among the Lenders or any other financial institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the thirtieth day following such written notice. At the time any such resignation shall become effective, (i) the Borrowers shall prepay any outstanding Swing Line Loans made by the resigning Swing Line Lender, (ii) upon such prepayment, the resigning Swing Line Lender shall surrender any Swing Line Note held by it to the Borrowers for cancellation, and (iii) the Borrowers shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sub-limit then in effect and with other appropriate insertions. From and after the effective date of any such resignation, (A) any successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (B) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lender, as the context shall require.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.4(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then if consented to by the Swing Line Lender, there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date. For the avoidance of doubt, the commitment of the Swing Line Lender to act in its capacity as such cannot be extended beyond the Revolving Credit Commitment Termination Date or increased without its prior written consent.

2.4 Letters of Credit.

(a) Letters of Credit. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the joint and several account of the Borrowers (on a joint and several basis) or any Restricted Subsidiary (provided, that in the case of any Letter of Credit issued for the account of a Restricted Subsidiary, the Borrowers shall be co-applicant and jointly and severally liable with respect thereto) in the aggregate amount up to but not exceeding the Dollar Amount of the Letter of Credit Sub-limit; provided, (i) each Letter of Credit shall be denominated in Dollars or, at the option of the Borrowers, in an Alternative Currency; (ii) the stated amount of each Letter of Credit shall not be less than a Dollar Amount equal to $250,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) immediately after giving effect to such issuance, in no event shall the Dollar Amount of the Total Utilization of Revolving Credit Commitments exceed the Dollar Amount of the Revolving Credit Limit then in effect; (iv) immediately after giving effect to such issuance, in no event shall the Dollar Amount of the Letter of Credit Obligations exceed the Dollar Amount of the Letter of Credit Sub-limit then in effect; (v) immediately after giving effect to such issuance, in no event shall the aggregate Dollar Amount of all Letters of Credit issued by Macquarie Capital Funding LLC, in its capacity as an Issuing Bank, exceed the Macquarie Lender LC Cap (unless agreed to in writing by Macquarie Capital Funding LLC in its sole discretion); (vi) immediately after giving effect to such issuance, in no event shall the aggregate Dollar Amount of all Letters of Credit issued by BNP Paribas, in its capacity as an Issuing Bank, exceed the BNPP LC Cap (unless agreed to in writing by BNP Paribas in its sole discretion); (vii) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (A) the date that is the fifth Business Day prior to the scheduled Revolving Credit Commitment Termination Date and (B) the date which is one year from the date of issuance of such standby Letter of Credit; and (viii) in no event shall any commercial or trade Letter of Credit (A) have an expiration date later than the earlier of (1) the date that is the fifth Business Day prior to the Revolving Credit Commitment Termination Date and (2) the date that is one hundred eighty days from the date of issuance of such commercial Letter of Credit or (B) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year (but, absent the consent of the Issuing Bank, not beyond the date that is five Business Days prior to the scheduled Revolving Credit Commitment Termination Date unless Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank thereof) each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension.

(b) Notice of Issuance. Whenever the Borrowers desire the issuance of a Letter of Credit, the Borrower Representative shall deliver to the Issuing Bank, with a copy to the Administrative Agent, an Issuance Notice no later than 12:00 noon (New York City time) at least five Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent who shall notify each Lender with a Revolving Credit Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and the Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Issuing Bank nor the Administrative Agent shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrowers shall retain any and all rights it may have against the Issuing Bank for any liability to the extent arising out of the gross negligence or willful misconduct of, or material breach by, the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. If the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower Representative and the Administrative Agent, and the Borrowers shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in a Dollar Amount and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower Representative shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the Dollar Amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower Representative shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting each Lender with a Revolving Credit Commitment to make Revolving Loans that (A) are Base Rate Loans (in the case of any applicable Letter of Credit that is denominated in Dollars) or (B) Eurodollar Loans (in the case of any applicable Letter of Credit that is denominated in an Alternative Currency), in either case, on the Reimbursement Date in a Dollar Amount equal to the amount of such honored drawing, and (ii) regardless of whether the conditions specified in Section 3.2 are satisfied, each Lender with a Revolving Credit Commitment shall, on the Reimbursement Date, make Revolving Loans that are (A) Base Rate Loans (in the case of any applicable Letter of Credit that is denominated in Dollars) or (B) Eurodollar Loans (in the case of any applicable Letter of Credit that is denominated in an Alternative Currency), in either case, in the Dollar Amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the Dollar Amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the Dollar Amount of such honored drawing, the Borrowers shall reimburse the Issuing Bank, on demand, in an amount equal to the Dollar Amount in Dollars and in same day funds equal to the excess of the Dollar Amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Credit Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Credit Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in a Dollar Amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrowers shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.4(d), the Issuing Bank shall promptly notify each Lender with a Revolving Credit Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Credit Commitments. Each Lender with a Revolving Credit Commitment shall make available to the Issuing Bank a Dollar Amount equal to its respective participation, in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 noon (New York City time) on the first Business Day (under the Laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with a Revolving Credit Commitment fails to make available to the Issuing Bank on such Business Day the Dollar Amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), the Issuing Bank shall be entitled to recover such Dollar Amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Credit Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.4(d) and the obligations of the Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers or any Restricted Subsidiary and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, the Borrowers or any of the Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrowers under Section 10.2 or 10.3, in addition to amounts payable as provided herein, the Borrowers hereby agree to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of external counsel) which the Issuing Bank incurs or is subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Cash Collateralization—Borrowers. If any Letter of Credit is outstanding at the time that the Borrowers prepay, or are required to repay, the Obligations (other than the Remaining Obligations) or the Revolving Credit Commitments are terminated, the Borrowers shall Cash Collateralize the Issuing Bank’s Letter of Credit Obligations in a Dollar Amount not less than the Minimum Collateral Amount, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto. Upon termination of any such Letter of Credit, such deposit shall be refunded to the Borrowers to the extent not previously applied by the Administrative Agent in the manner described herein.

(i) Cash Collateralization—Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in a Dollar Amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a First Priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(i) or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(i) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the

Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, subject to Section 2.22(a)(v), the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further, to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(j) Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders having a Revolving Credit Commitment at such time to act as an Issuing Bank under the terms of this Agreement. Any such Lender designated as an Issuing Bank pursuant to this subsection 2.4(j) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank or Issuing Banks and such Lender.

(k) Resignation of the Issuing Bank. The Issuing Bank may resign as the Issuing Bank upon thirty days prior written notice to the Administrative Agent, Lenders and the Borrower Representative. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower Representative, to appoint a successor Issuing Bank with the consent of the Borrowers; provided, (x) no such consent of the Borrowers shall be required while an Event of Default exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrowers shall have objected to such appointment by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, failing such appointment, the retiring Issuing Bank may appoint, on behalf of the Lenders, a successor Issuing Bank from among the Lenders or any other financial institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the thirtieth day following such written notice. At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced the Issuing Bank. From and after the effective date of any such resignation, (i) any successor to the Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous the Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of the Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(l) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to this Section 2.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with the terms hereof. If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sub-limit for Letters of Credit shall be agreed with the Lenders under the extended tranches. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any Issuing Bank to act in its capacity as such cannot be extended beyond the Revolving Credit Commitment Termination Date (as such Extended Maturity Date is in effect at the Closing Date) or increased without its prior written consent.

(m) Existing Letters of Credit. Set forth on Schedule L-1 is a list of letters of credit that were originally issued by Bank of America under the Existing Credit Agreement and which remain outstanding on the Closing Date (the “Existing Letters of Credit”) (and setting forth, with respect to each such letter of credit, (i) the letter of credit number, (ii) the name(s) of the account party or account parties, (iii) the stated amount, (iv) the currency in which the letter of credit is denominated, (v) the name of the beneficiary and (vi) the expiry date. Notwithstanding anything to the contrary herein, if Bank of America becomes a Revolving Lender, each Existing Letter of Credit that is outstanding on such date, including any extension or renewal thereof, shall constitute a Letter of Credit for all purposes of this Agreement and shall be deemed issued for the account of the Borrowers on such date that Bank of America becomes a Revolving Lender.

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the applicable Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) the failure of any Lender to fund any such Loan shall not relieve any other Lender of its obligation hereunder and (ii) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Credit Commitment or any Incremental Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s share of such Credit Extension, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Credit Extension available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Credit Extension to the

Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Credit Extension. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments, Revolving Credit Commitments or Incremental Term Loan Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.6 Use of Proceeds.

(a) The proceeds of the Term Loans shall be applied by the Borrowers on the Closing Date (i) to repay and discharge in full the Existing Indebtedness, (ii) to consummate the Closing Date Acquisition and the other Related Transactions and (iii) to pay fees and expenses in connection with the foregoing and this Agreement.

(b) The proceeds of the Revolving Loans made and Letters of Credit issued on the Closing Date, if any, may be applied by the Borrowers to consummate the Closing Date Acquisition and the other Related Transactions, but shall be limited to (i) an amount necessary to provide back to back support for, or to replace, existing letters of credit, (ii) an amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount (each as defined in the Closing Date Acquisition Agreement as originally in effect) and (iii) any additional original issue discount or upfront fees with respect to the Loans hereunder imposed pursuant to the “Flex Provisions” of the Fee Letter.

(c) The Borrowers shall use the proceeds of any Credit Extension after the Closing Date for working capital and general corporate purposes, including Permitted Acquisitions, other Investments permitted hereunder, Capital Expenditures, associated costs and expenses and Restricted Payments permitted by Section 6.4.

(d) No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(e) The Borrowers shall not request any Loan or Letter of Credit, nor use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees, controlled Affiliates and agents not use, directly or indirectly, the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Restricted Subsidiary, other Affiliate, joint venture partner or other Person, (i) in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country in each case in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions by such Person.

2.7 Evidence of Debt; Notes.

(a) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Credit Commitments or the Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender (or the Administrative Agent on behalf of such Lender) by written notice to the Borrower Representative (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s applicable Loan.

2.8 Interest on Loans.

(a) Interest. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made to the date of repayment thereof (whether by acceleration or otherwise) at an interest rate determined for the Class of such Loan equal to (i) in the case of any Swing Line Loan, the Base Rate, plus the Applicable Margin for Base Rate Loans, (ii) in the case of any Loan (other than a Swing Line Loan) denominated in Dollars, the Base Rate or the Adjusted Eurodollar Rate, plus, in each case, the Applicable Margin for the Type of such Loan and (iii) in the case of any Revolving Loan denominated in an Alternative Currency, the applicable Adjusted Eurodollar Rate, plus the Applicable Margin for Eurodollar Loans.

(b) Interest Rate Election. The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Loan, shall be selected by the Borrowers and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided that, (i) Swing Line Loans may only be made and maintained as Base Rate Loans, (ii) Loans (other than Swing Line Loans) that are denominated in Dollars may be made and maintained as Base Rate Loans or Eurodollar Loans, and (iii) Revolving Loans that are denominated in an Alternative Currency may only be made and maintained as Eurodollar Loans. If any Loan that is denominated in Dollars is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Base Rate Loan.

(c) Interest Periods. In connection with Eurodollar Loans, there shall be no more than eight Interest Periods outstanding at any time (or such greater number as may be acceptable to the Administrative Agent in its sole discretion). If the Borrower Representative fails to specify whether a Loan should be a Base Rate Loan or a Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, (x) such Loan (if outstanding as a Eurodollar Loan other than a Revolving Loan denominated in an Alternative Currency) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan) or (y) such Loan, if a Revolving Loan denominated in an Alternative Currency, will continue as a Eurodollar Loan with an Interest Period of one month. If the Borrower Representative fails to specify an Interest Period for any Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one month. On each Quotation Day, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower Representative and each Lender.

(d) Computation of Interest. Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans determined by reference to clauses (i), (ii) and (iv) of the definition of Base Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Base Rate Loans determined by reference to clause (iii) of the definition of Base Rate and all Eurodollar Loans, on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Loan, the date of conversion of such Base Rate Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Interest Payable. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, with respect to any voluntary prepayment of a Revolving Loan outstanding as a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Interest on Letters of Credit. The Borrowers agree on a joint and several basis to pay to the Administrative Agent for the benefit of the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to (A) in the case of any Letter of Credit that is denominated in Dollars, Revolving Loans that are Base Rate Loans or (B) in the case of any Letter of Credit that is denominated in an Alternative Currency, Revolving Loans that are Eurodollar Loans and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to (A) in the case of any Letter of Credit that is denominated in Dollars, Revolving Loans that are Base Rate Loans or (B) in the case of any Letter of Credit that is denominated in an Alternative Currency, Revolving Loans that are Eurodollar Loans. Interest payable pursuant to this Section 2.8(f) shall be computed (x) in the case of interest accruing at the Base Rate determined by reference to clause (i), (ii) or (iv) of the definition of Base Rate, on the basis of a 365-day or 366-day year, as the case may be, and (x) in the case of interest accruing at the Base Rate determined by reference to clause (iii) of the definition of Base Rate and all interest accruing at the Eurodollar Rate, on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to this Section 2.8(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.

2.9 Conversion and Continuation.

(a) Conversion. Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall have the option to convert at any time all or any part of any Term Loan, Revolving Loan or Incremental Term Loan equal to $500,000 (or the Dollar Amount thereof in the case of a Revolving Loan) and integral multiples of $100,000 (or the Dollar Amount thereof in the case of a Revolving Loan) in excess of that amount from one Type of Loan to another Type of Loan; provided, that (i) a Eurodollar Loan may not be converted on a date other than the expiration date of the Interest Period applicable to such Eurodollar Loan unless the Borrowers shall pay all amounts due under Section 2.18 in connection with any such conversion and (ii) a Eurodollar Loan denominated in an Alternative Currency may not be converted into a Base Rate Loan.

(b) Continuation. Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall also have the option, upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or any portion of such Loan equal to a Dollar Amount of $500,000 and integral multiples of a Dollar Amount of $100,000 in excess of that amount as a Eurodollar Loan.

(c) Conversion/Continuation Notice. The Borrower Representative shall deliver a Conversion/Continuation Notice to the Administrative Agent at the Notice Office no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and, other than in the case of the conversion set forth in the Specified Notice, at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Loans shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

2.10 Default Interest. Upon the occurrence and continuance of an Event of Default under any of Sections 8.1(a) (but, in the case of such Section 8.1(a), only in respect of principal, premium, interest, regularly accruing fees and unreimbursed amounts in respect of Letters of Credit), 8.1(f) or 8.1(g), the principal amount of all Loans and, to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees (other than fees payable pursuant to Section 2.11(b)) and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Revolving Loans outstanding as Base Rate Loans); provided, in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for such Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11 Fees.

(a) Commitment Fees. The Borrowers agree on a joint and several basis to pay to the Lenders having Revolving Credit Exposure commitment fees equal to (i) the average of the daily difference between (A) the Revolving Credit Commitments, and (B) the sum of (1) the aggregate principal Dollar Amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans), plus (2) the Letter of Credit Obligations, times (ii) 0.50%, per annum.

(b) Letter of Credit Fees. The Borrowers agree on a joint and several basis to pay to the Administrative Agent for the benefit of the Lenders having Revolving Credit Exposure letter of credit fees equal to (i) the Applicable Margin for Revolving Loans that are Eurodollar Loans, times (ii) the average aggregate daily maximum Dollar Amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); provided, during any period during which default rate interest is applicable under Section 2.10, the percentage referred to in the foregoing clause (i) shall be the Applicable Margin for Revolving Loans that are Eurodollar Loans plus 2.00%, per annum.

(c) Fronting Fees. The Borrowers agree on a joint and several basis to pay directly to the Issuing Bank, for its own account, a fronting fee equal to (i) 0.125%, per annum, times (ii) the average aggregate daily maximum Dollar Amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination).

(d) Documentary and Processing Charges. The Borrowers agree on a joint and several basis to pay directly to the Issuing Bank, for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(e) Computation and Payment of Fees. All fees referred to in Sections 2.11(a), 2.11(b) and 2.11(c) shall be (i) calculated on the basis of a 360-day year and the actual number of days elapsed and (ii) payable quarterly in arrears on the last Business Day of each March, June, September and December of each year during the Revolving Credit Commitment Period, commencing on September 30, 2017, and on the Revolving Credit Commitment Termination Date.

(f) Payment to Lenders. All fees referred to in Sections 2.11(a) and 2.11(b) shall be paid when due to the Administrative Agent at the Payment Office and upon receipt thereof, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(g) Fees to the Lead Arrangers, Agents and Lenders. In addition to any of the foregoing fees, the Borrowers agree on a joint and several basis to pay to the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Lenders the fees set forth in the Fee Letter in accordance therewith and such other fees in the amounts and at the times separately agreed upon.

(h) Repricing Event. If the Borrowers in connection with any Repricing Event, (i) makes a prepayment of the Term Loans pursuant to Section 2.13(a) (with any replacement of a Non-Consenting Lender pursuant to Section 2.23 being deemed, for this purpose, to constitute a prepayment for this purpose), (ii) makes a prepayment of the Term Loans pursuant to Section 2.14(d) or (iii) effects any amendment with respect to the Term Loans, in each case, on or prior to the six month anniversary of the Closing Date, the Borrowers shall pay to each Term Loan Lender (A) with respect to clauses (i) and (ii), a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loans held by such Term Loan Lender that are prepaid, and (B) with respect to clause (iii), a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loans held by such Term Loan Lender (including Term Loans held by any Non-Consenting Lender immediately prior to such Non-Consenting

Lender being replaced pursuant to Section 2.23 immediately), regardless of whether such Term Loan Lender consented to such amendment. As used herein, “Repricing Event” means (x) any prepayment of the Term Loans, in whole or in part, with the proceeds of, or any conversion of the Term Loans into, any new or replacement tranche of term loans or debt Securities, in each case, with a Weighted Average Yield less than the Weighted Average Yield applicable to the Term Loans or (y) any amendment to this Agreement that reduces the Weighted Average Yield applicable to the Term Loans (in each case in clauses (x) and (y), other than in connection with a Qualified IPO, a Change of Control or a Transformative Acquisition).

2.12 Installments. The principal amounts of the Term Loans shall be repaid in installments (each, an “Installment”) in the aggregate amounts set forth below on the date correlative thereto (each, an “Installment Date”); provided that, (x) Installments with respect to any Series of Incremental Term Loans shall be paid in accordance with the terms set forth in the applicable Joinder Agreement, (y) Installments with respect to any Series of Extended Term Loans shall be paid in accordance with the terms set forth in the applicable Extension Amendment and (z) Installments with respect to any Other Term Loans shall be paid in accordance with the terms set forth in the applicable Refinancing Amendment:

Installment Date	Installment
December 31, 2017	$587,500
March 31, 2018	$587,500
June 30, 2018	$587,500
September 30, 2018	$587,500
December 31, 2018	$587,500
March 31, 2019	$587,500
June 30, 2019	$587,500
September 30, 2019	$587,500
December 31, 2019	$587,500
March 31, 2020	$587,500
June 30, 2020	$587,500
September 30, 2020	$587,500
December 31, 2020	$587,500
March 31, 2021	$587,500
June 30, 2021	$587,500
September 30, 2021	$587,500
December 31, 2021	$587,500

Installment Date	Installment
March 31, 2022	$587,500
June 30, 2022	$587,500
September 30, 2022	$587,500
December 31, 2022	$587,500
March 31, 2023	$587,500
June 30, 2023	$587,500
September 30, 2023	$587,500
December 31, 2023	$587,500
March 31, 2024	$587,500
June 30, 2024	$587,500

Term Loan Maturity Date:	Remaining principal amount of outstanding Term Loans

Notwithstanding the foregoing, (a) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 10.6(k), as applicable, and (b) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date with respect thereto. If such Installment Date is not a Business Day, then the Installment Date shall be the immediately preceding Business Day.

2.13 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments. Any time and from time to time, with respect to any Type of Loan, the Borrowers may prepay, without premium or penalty (but subject to Sections 2.11(h) and 2.18(c)), any Loan on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount, and upon prior written as set forth in the following table:

Class of Loans	Minimum Dollar Amount	Integral Multiple Dollar Amount	Prior Notice
Base Rate Loans (other than Swing Line Loans)	$500,000	$100,000	One Business Day
Eurodollar Loans	$500,000	$100,000	Three Business Days
Swing Line Loans	$100,000	$100,000	Same Day

in each case, given to the Administrative Agent or the Swing Line Lender, as the case may be, by 12:00 noon (New York City time) on the date required (and the Administrative Agent will promptly transmit such notice for Term Loan, Revolving Loans or Incremental Term Loans, as the case may be, by telefacsimile or e-mail to each applicable Lender) or the Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal Dollar Amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

(b) Voluntary Commitment Reductions.

The Borrowers may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which such notice the Administrative Agent will promptly transmit by telefacsimile or e-mail to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Credit Commitments in an amount up to the amount by which the Revolving Credit Commitments exceed the Total Utilization of Revolving Credit Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrowers’ notice and shall reduce the Revolving Credit Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, such commitment reduction notice may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

2.14 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by Holdings, any Borrower or any of the Restricted Subsidiaries of any Net Asset Sale Proceeds received pursuant to Section 6.9(h), 6.9(i), 6.9(j) or 6.9(p) in excess of (i) with respect to a single transaction or series of related transactions, $2,000,000 or (ii) $5,000,000 in the aggregate in any Fiscal Year, the Borrowers shall prepay the Loans and/or certain other Obligations as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, the Borrowers shall have the option, directly or through one or more of the Restricted Subsidiaries, to invest such Net Asset Sale Proceeds within 365 days of receipt thereof in productive assets (other than working capital assets) useful in businesses not prohibited under Section 6.12; provided further, (x) if a Borrower or a Restricted Subsidiary enters into a legally binding commitment (and has provided the Administrative Agent a copy of such binding commitment) to invest such Net Asset Sale Proceeds within such 365-day period, such 365-day period shall extend by an additional 180-day period and (y) if all or any portion of such Net Asset Sale Proceeds are not so reinvested (and/or committed to be reinvested and then actually reinvested) within the time period set forth above in this Section 2.14(a), such remaining portion shall be applied not later than the last day of such period (or any earlier date on which Holdings or such Restricted Subsidiary determines not to so reinvest such Net Asset Sale Proceeds) as provided above in this Section 2.14(a) without regard to this proviso or the immediately preceding proviso.

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Holdings, any Borrower or any of the Restricted Subsidiaries, or the Administrative Agent as lender loss payee, of any Net Insurance/Condemnation Proceeds in excess of $1,000,000 in the aggregate in any Fiscal Year, the Borrowers shall prepay the Loans and/or certain other Obligations as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, the Borrowers shall have the option, directly or through one or more of the Restricted Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof (x) to repair, restore or replace damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking and/or (y) in productive assets (other than working capital assets) useful in businesses not prohibited under Section 6.12, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, (x) if the Borrowers or a Restricted Subsidiary enters into a legally binding commitment (and have provided the Administrative Agent with a copy of such binding commitment) to invest such Net Insurance/Condemnation Proceeds within such 365-day period, such 365-day period shall extend by an additional 180-day period and (y) if all or any portion of such Net Insurance/Condemnation Proceeds are not so reinvested (and/or committed to be reinvested and then actually reinvested) within the time period set forth above in this Section 2.14(b), such remaining portion shall be applied not later than the last day of such period (or any earlier date on which Holdings or such Restricted Subsidiary determines not to so reinvest such Net Insurance/Condemnation Proceeds) as provided above in this Section 2.14(b) without regard to this proviso or the immediately preceding proviso.

(c) [Reserved].

(d) Issuance of Debt. No later than the fifth Business Day following receipt of cash proceeds from the incurrence of any Indebtedness by Holdings, any Borrower or any of the Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 (other than Section 6.1(r) (in respect of the Loans) or pursuant to Section 2.26), the Borrowers shall prepay the Loans and/or certain other Obligations as set forth in Section 2.15(b) in an aggregate amount equal to 100% of the cash proceeds from such incurrence, net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. If there shall be Consolidated Excess Cash Flow for any Fiscal Year beginning with the Fiscal Year ending December 31, 2018, the Borrowers shall, within ten Business Days of the date on which the Borrowers are required to deliver the financial statements of Holdings and its Restricted Subsidiaries pursuant to Section 5.1(b), prepay the Loans and/or certain other Obligations as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary prepayments of the Loans made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments) paid from Internally Generated Cash (provided that such reduction as a result of prepayments made pursuant to Section 10.6(k) shall be limited to the actual amount of cash used to prepay principal of Term Loans (as opposed to the face amount thereof)); provided, if, as of the last day of the most recently ended Fiscal Year, the Consolidated Total Net Leverage Ratio (determined for such Fiscal Year by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year) shall be (A) less than or equal to 4.50:1.00 but greater than 4.00:1.00, the Borrowers shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (1) 25% of such Consolidated Excess Cash Flow minus (2) voluntary repayments of the Loans made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments) paid from Internally Generated Cash (provided that such reduction as a result of prepayments made pursuant to Section 10.6(k) shall be limited to the actual amount of cash used to prepay principal of Term Loans (as opposed to the face amount thereof)) and (B) less than or equal to 4.00:1.00, the Borrowers shall not be required to make the prepayments and/or reductions otherwise required by this Section 2.14(e).

(f) Revolving Credit Limit. The Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Credit Commitments shall not at any time exceed the Revolving Credit Limit then in effect (other than to the extent such excess is due to currency fluctuations, which shall be governed by Section 2.28).

(g) [Reserved].

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or certain other Obligations pursuant to Sections 2.14(a) through 2.14(f), the Borrowers shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. If the Borrowers subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly (but in any event within three Business Days) make an additional prepayment of the Loans and/or certain other obligations in an amount equal to such excess, and the Borrowers shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative demonstrating the derivation of such excess.

(i) Constraints on Upstreaming. Notwithstanding any other provisions of this Section 2.14, all prepayments referred to in Sections 2.14(a) through 2.14(e) attributable to any Foreign Subsidiary are subject to permissibility under local law (e.g., financial assistance, thin capitalization, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries). Further, there will be no requirement to make any prepayment to the extent that Holdings or its Restricted Subsidiaries would suffer material adverse costs or tax consequences as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes) (as determined by the Borrower Representative in good faith). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an Event of Default and such amounts shall be available to repay local foreign indebtedness, if any, and for working capital purposes of the applicable Foreign Subsidiary. The Borrowers and each Foreign Subsidiary will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant prepayment (all as determined in accordance with the Borrowers’ reasonable business judgment). Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings (or its direct or indirect members) or the Borrowers and the Restricted Subsidiaries and arising as a result of compliance with the preceding sentence, and the Borrowers and the Restricted Subsidiaries shall be permitted to make, directly or indirectly, dividends or distributions to their Affiliates in an amount sufficient to cover such tax liability, costs or expenses. For the avoidance of doubt, nothing in this Agreement (including this Section 2.14) shall require the Borrowers or any of the Restricted Subsidiaries to cause any amounts to be repatriated, whether directly or indirectly, and whether such repatriation is actual or deemed under Section 956 of the Code, to the United States (whether or not such amount are used in or excluded from the determination of the amount of any mandatory prepayment hereunder).

2.15 Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the Borrowers in the applicable notice of prepayment; provided, any such prepayment of the Term Loans, the Incremental Term Loans, the Extended Term Loans and the Other Term Loans shall be applied (x) to prepay the Term Loans, the Incremental Term Loans, the Extended Term Loans and the Other Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) (unless any Lenders under any such Class incurred after the Closing Date elect to be prepaid on a less than ratable basis) and (y) to the remaining Installments of principal of the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans as directed by the Borrowers (or, in the absence of such direction, in direct order of maturity). If the Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans on a pro rata basis (unless any Lenders under any Extended Term Loans, Other Term Loans or Incremental Term Loans have elected to be paid on a less than ratable basis), and shall be further applied on a pro rata basis to the first eight remaining Installments of principal of the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans in direct order of maturity, and then on a pro rata basis to all such remaining Installments.

(b) Application of Mandatory Prepayments by Type of Loans. Subject to Section 2.15(d), any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied:

first, to prepay the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans on a pro rata basis (unless any Lenders under any such Extended Term Loans, Other Term Loans or Incremental Term Loans have elected to be paid on a less than ratable basis) in the direct order of maturity to the next eight scheduled Installments of principal of the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans, and thereafter, on a pro rata basis to the remaining Installments of principal of the Term Loans, the Extended Term Loans, the Other Term Loans and the Incremental Term Loans, respectively;

second, to prepay the Swing Line Loans to the full extent thereof (without any reduction to the Revolving Credit Commitments);

third, to prepay the Revolving Loans to the full extent thereof (without any reduction to the Revolving Credit Commitments);

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit (without any reduction to the Revolving Credit Commitments); and

fifth, to Cash Collateralize all Letters of Credit in accordance with Section 2.4(h) (without any reduction to the Revolving Credit Commitments).

Notwithstanding anything to the contrary set forth above in this Section 2.15(b), the net cash proceeds from the incurrence of any Credit Agreement Refinancing Indebtedness shall be applied as provided in the definition thereof and, if applicable, Section 2.26.

(c) Application of Prepayments of Loans to Types of Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payment required to be made by the Borrowers pursuant to Section 2.18(c).

(d) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans (other than Revolving Loans) are outstanding, if the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans (other than Revolving Loans) (other than pursuant to Section 2.14(d)), not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrower Representative shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding outstanding Term Loans, Extended Term Loans, Incremental Term Loans or Other Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent (who shall notify the Borrower Representative of the aggregate amount of Retained Declined Proceeds prior to the Required Prepayment Date) of its election to do so on or before 12:00 p.m. (New York City time) on the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower Representative and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). To the extent any of the Waivable Mandatory Prepayment with respect to which each Lender, if any, shall have exercised its option to refuse is not required to be applied to repay the Second Lien Term Facility Indebtedness, then the Borrowers may retain such amount (any such amount retained by the Borrowers, the “Retained Declined Proceeds”).

2.16 General Provisions Regarding Payments.

(a) Payments Due. All payments by the Borrowers of principal, interest, fees and other Obligations shall be made without defense, setoff or counterclaim, and free of any restriction or condition. Except with respect to Obligations that are funded and expressly denominated in an Alternative Currency, which shall be repaid in such Alternative Currency (or, to the extent expressly set forth herein, in the Dollar Amount thereof), all payments by the Borrowers shall be made in Dollars in same day funds and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Payment Office for the account of the Lenders. All payments by the Borrowers required to be made in an Alternative Currency shall be made in such Alternative Currency in same day funds and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Payment Office for the account of the Lenders; provided that, if for any reason, the Borrowers are prohibited by applicable Laws from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. For purposes of computing interest and fees, any funds received by the Administrative Agent after the time on such due date specified in this Section 2.16(a) may, in the discretion of the Administrative Agent, be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (x) the applicable Overnight Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Payments to Include Interest. All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Affected Lender. Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Payment Due on Non-Business Day. Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Credit Commitment fees hereunder.

(g) Borrower’s Accounts. The Borrowers hereby authorize the Administrative Agent to charge the Borrowers’ accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(h) Non-Conforming Payment. If any payment by or on behalf of the Borrowers hereunder is not made in same day funds prior to 1:00 p.m. (New York City time), the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt notice thereof to the Borrower Representative and each applicable Lender. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

2.17 Ratable Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, premium, if any, or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.17 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or Participant, other than to the Borrowers or any of the Restricted Subsidiaries (as to which the provisions of this Section shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

2.18 Making or Maintaining Eurodollar Loans.

(a) Inability to Determine Applicable Interest Rate. If the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Quotation Day with respect to any Eurodollar Loans, that adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans (whether denominated in Dollars or an Alternative Currency) on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or e-mail) to the Borrower Representative and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers. Notwithstanding the foregoing, if the Administrative Agent has made a determination described in the preceding sentence, the Administrative Agent and the Borrowers shall negotiate in good faith to amend the definition of Adjusted Eurodollar Rate and other applicable provisions of this Agreement to preserve the original intent thereof in light of such change; provided that, until so amended, such impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.18(a).

(b) Illegality or Impracticability of Eurodollar Loans. If on any date any Lender (in the case of clause (i) below) or the Required Lenders (in the case of clause (ii) below) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that the making, maintaining or continuation of its Eurodollar Loans (whether denominated in Dollars or an Alternative Currency) (i) has become unlawful as a result of compliance by such Lender in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the applicable interbank market or the position of the Lenders in that market, then, and in any such event, the affected Lenders shall each be an “Affected Lender” and it shall on that day give notice (by e-mail, facsimile or by telephone confirmed in writing) to the Borrower Representative and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Loan denominated in Dollars then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Law, (4) if the Affected Loans are denominated in Dollars, such Affected Loans shall automatically convert into Base Rate Loans on the date of such termination and (5) if the Affected Loans are denominated in an Alternative Currency, the interest rate with respect to such Affected Loans shall be determined by an alternative rate mutually acceptable to the Borrowers and applicable Affected Lenders on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Loan then being requested by the Borrower Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrowers shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender through the Administrative Agent (which request shall set forth the basis for requesting such amounts and shall be conclusive and binding in the absence of manifest error), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers.

(d) Booking of Eurodollar Loans. Any Lender may make, carry or transfer Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Base Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19 Increased Costs; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines in good faith that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower Representative, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate and owing under Section 2.19(a) or Section 2.19(b) within ten Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Laws, in each case, after the date hereof, or such Lender’s compliance therewith, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Loan in any Alternative Currency or the funding of any Loan in any Alternative Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of the applicable Lender such Alternative Currency is no longer available or readily convertible into Dollars, or the Dollar Amount of such Alternative Currency is no longer readily calculable, then, at the election of such Lender, such Lender shall make the Dollar Amount of such Loan available in Dollars or any Loan in the relevant Alternative Currency by such Lender shall be made to an office of the Administrative Agent located in New York, as the case may be, until such time as, in the reasonable judgment of such Lender, the funding of Loans in the relevant Alternative Currency is possible, the funding of Loans in the relevant Alternative Currency to an office located other than in New York is possible, the relevant Alternative Currency is available and readily convertible into Dollars or the Dollar Amount of such Alternative Currency is readily calculable, as applicable.

(f) If payment in respect of any Loan denominated in an Alternative Currency shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of the introduction of or any change in or in the interpretation of any Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of an applicable Lender, such Alternative Currency is no longer available or readily convertible to Dollars, or the Dollar Amount of such Alternative Currency is no longer readily calculable, then, at the election of any affected Lender, the Borrowers shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York.

2.20 Taxes; Withholding, Etc.

(a) Defined Terms. For purposes of this Section 2.20, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. Without duplication of any additional amounts paid under this Section 2.20, the Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Holdings by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent and at the time or times prescribed by applicable Laws, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent or prescribed by applicable Laws as will permit (A) such payments to be made without withholding or at a reduced rate of withholding, or (B) will permit the Borrowers or the Administrative Agent to otherwise establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Holdings and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower or Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Holdings and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21 Obligation to Mitigate. If any Lender requests compensation under Section 2.19, or requires a Credit Party to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall (at the request of the relevant Credit Party) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.4(i); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fees in accordance with Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees in accordance with Section 2.11(b) for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.4(i).

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of Swing Line Loans, Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.4(i).

(b) Defaulting Lender Cure . If the Borrowers, the Administrative Agent and the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held by the Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments without giving effect to Section 2.22(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit . So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrowers may terminate the unused amount of the Revolving Credit Commitment of any Revolving Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.23 Replacement Lenders. If any Lender requests compensation under Section 2.19, or if the Borrowers are required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent (which shall be given within thirty days after such Lender requests such amount or becomes a Defaulting Lender or Non-Consenting Lender, as the case may be), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.19 or Section 2.20) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided:

(a) the Administrative Agent shall have received the assignment fee (if any) specified in Section 10.6(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees, premium (if any) and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18(c) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts));

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided further, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.24 Extension of Loans.

(a) The Borrowers may from time to time, pursuant to the provisions of this Section 2.24, agree with one or more Lenders holding Loans of any Class to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof) (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrowers to all Lenders under any Class that is proposed to be extended under this Section 2.24, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower Representative will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than ninety days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that subject to the provisions of Sections 2.3(k) and 2.4(l) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Revolving Credit Commitments which have been extended pursuant to this Section 2.24 (“Extended Revolving Credit Commitments”) with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments and Extended Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Commitments and Extended Revolving Credit Commitments (and except as provided in Sections 2.3(k) and 2.4(l), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and Extended Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments).

(b) Each Extension shall be subject to the following:

(i) no Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees, scheduled amortization and final maturity date (which, in each case, subject to clause (iv) below, shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as applicable, subject to the related Extension Offer; provided, at no time shall there be more than three different Classes of Term Loans, three different Classes of Incremental Term Loans, Other Term Loans or three different classes of Revolving Loans;

(iii) (x) the final maturity date of any Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be no earlier than the final maturity date of such Class, (y) the Weighted Average Life to Maturity of any Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be no shorter than the then applicable Weighted Average Life to Maturity of such Class and (z) the amortization schedule applicable to Term Loans, Incremental Term Loans or Other Term Loans subject to an Extension for periods prior to the Term Loan Maturity Date (or any Extended Maturity Date in effect prior to giving effect to such extension) may not be increased;

(iv) if the aggregate principal amount of Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as the case may be, of such Class offered to be extended by the Borrowers pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing;

(vi) any applicable Minimum Extension Condition shall be satisfied; and

(vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower Representative.

(c) [Reserved].

(d) No Extension Offer is required to be in any minimum amount or any minimum increment, provided that (i) the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Loans of any or all applicable Classes be tendered and (ii) unless another amount is agreed to by the Administrative Agent, no Class of extended Term Loans shall be in an amount of less than $5,000,000. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.6 will not apply to Extensions of Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.24, including with respect to any payment of interest or fees in respect of any Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer. It is further understood and agreed that Extensions of the Loans pursuant to this Section 2.24 shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14.

(e) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.23.

(f) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans, Incremental Term Loans, Other Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Bank and the Swing Line Lender (which consent shall not be unreasonably withheld or delayed). The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order establish new Classes of Term Loans, Incremental Term Loans, Other Term Loans or Revolving Loans, as applicable, created pursuant to an Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.24 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, regardless of whether there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(g) In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.24.

2.25 Incremental Loans.

(a) Types of Facilities. The Borrowers may by written notice by the Borrower Representative to the Administrative Agent elect to request (i) prior to the Revolving Credit Commitment Termination Date, an increase to the existing Revolving Credit Commitments (any such increase, the “Incremental Revolving Credit Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “Incremental Term Loan Commitments”, together with the Incremental Revolving Credit Commitments, each an “Incremental Facility” and collectively, the “Incremental Facilities”); provided:

(i) each Incremental Term Loan Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 and each Incremental Revolving Credit Commitment shall be in an aggregate principal Dollar Amount that is not less than $5,000,000 and shall be in an increment of a Dollar Amount of $1,000,000 (provided, such amount may be less than $5,000,000 if such amount represents all then remaining availability under the limit set forth in clause (ii) below); and

(ii) the aggregate amount of the Incremental Facilities requested after the Closing Date shall not exceed the Maximum Incremental Facilities Amount as in effect at such time (it being understood that the Maximum Incremental Facilities Amount shall be calculated as set forth in the definition thereof);

For the avoidance of doubt, no existing Lender shall be obligated to provide any Incremental Facilities.

(b) Notice. Each notice referred to in Section 2.25(a) shall specify (i) the date (each, an “Incremental Increase Date”) on which the Borrowers propose that Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender, other Eligible Assignee or any other Person (each, an “Incremental Revolving Lender” or an “Incremental Term Loan Lender”, as applicable) to whom the Borrowers propose any portion of such Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided, (x) any Eligible Assignee or other Person identified by the Borrowers as a proposed Incremental Revolving Lender shall be acceptable to each of the Administrative Agent, the Issuing Bank and the Swing Line Lender in its sole discretion and (y) any Eligible Assignee or other Person identified by the Borrowers as a proposed Incremental Term Loan Lender shall be reasonably acceptable to the Administrative Agent.

(c) Conditions to Effectiveness. Each Incremental Revolving Credit Commitment and/or Incremental Term Loan Commitment shall become effective as of the applicable Incremental Increase Date; provided:

(i) (a) if the proceeds of such Incremental Term Loans shall be applied to consummate a Limited Condition Acquisition, no Default or Event of Default shall exist on such Incremental Increase Date immediately before and immediately after giving effect to such Incremental Term Loan Commitments and the borrowings thereunder, provided that the Lenders providing such Incremental Term Loan Commitments may instead agree that (1) no Default or Event of Default shall exist at the time that the definitive acquisition agreement is entered into (determined in accordance with Section 1.7) and (2) on such Incremental Increase Date both immediately before and immediately after giving effect to such Incremental Revolving Credit Commitment and/or Incremental Term Loan Commitments and the borrowings thereunder, no Event of Default under Section 8.1(a) (but, in the case of such Section 8.1(a), solely if with respect to principal, premium, interest, regularly accruing fees and unreimbursed amounts in respect of Letters of Credit), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom and (b) in all other cases, no Default or Event of Default shall exist on such Incremental Increase Date immediately before or immediately after giving effect to such Incremental Revolving Credit Commitment and/or Incremental Term Loan Commitments and the borrowings thereunder;

(ii) both immediately before and immediately after giving effect to such Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments and the borrowings thereunder, as of such Incremental Increase Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall have been true and correct in all respects) on and as of such earlier date; provided, with respect to this clause (ii), to the extent that the proceeds of Loans under any Incremental Term Loan Commitments are to be used to finance a Limited Condition Acquisition, the availability thereof instead may be subject to customary “SunGard” or “certain funds” conditionality to the extent agreed by the Lenders providing such Loans;

(iii) if applicable, the Borrower Representative shall have delivered a fully executed Funding Notice to the Administrative Agent at the Notice Office no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of any Incremental Term Loan that is a Eurodollar Loan, and at least one Business Day in advance of the proposed Credit Date in the case of an Incremental Term Loan that is a Base Rate Loan; and

(iv) such Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements, each of which shall be recorded in the Register.

(d) Incremental Revolving Credit Commitments. On any Incremental Increase Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Incremental Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Credit

Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto.

(e) Series of Incremental Term Loans. Any Incremental Term Loans made on an Incremental Increase Date shall be designated a series (a “Series”) of Incremental Term Loans for all purposes of this Agreement and such Series may form part of, and have the same terms as, the initial Term Loans made by the Lenders on the Closing Date, Extended Term Loans incurred pursuant to Section 2.24, or any existing Series of Incremental Term Loans incurred pursuant to Section 2.25 or any existing Series of Other Term Loans pursuant to Section 2.26. On any Incremental Increase Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of any Series shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto.

(f) Notice to Lenders. The Administrative Agent shall notify the Lenders, promptly upon receipt of the Borrower Representative’s notice of an Incremental Increase Date, of (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Lenders and the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series, in each case, as applicable, and (ii) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(g) Terms. The material terms and provisions (other than upfront fees) of the Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be identical to the Revolving Credit Commitments and the Revolving Loans and shall be added to, and constitute a part of, the Revolving Credit Commitments and the Revolving Loans. The terms of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be mutually agreed by the Borrowers and the applicable Incremental Term Loan Lenders; provided such Series may form part of, and have the same terms as, the initial Term Loans made by the Lenders on the Closing Date, Extended Term Loans incurred pursuant to Section 2.24, any existing Series of Incremental Term Loans incurred pursuant to Section 2.25 or any existing Series of Other Term Loans pursuant to Section 2.26; provided further, in the case of any separate Series:

(i) such Series shall rank pari passu in right of payment, and rank pari passu in right of security, with the Obligations;

(ii) (A) the maturity date applicable to such Series shall not be earlier than the then-final scheduled maturity date of the Term Loans with the latest Term Loan Maturity Date then in effect, and (B) the Weighted Average Life to Maturity of such Series shall not be shorter than the then applicable Weighted Average Life to Maturity of the Term Loans with the latest Term Loan Maturity Date then in effect;

(iii) such Series shall not be (A) secured by a Lien on any property that does not also secure the Obligations or (B) be guaranteed by any Person other than a Guarantor (and any guaranty by Holdings or LLC Subsidiary shall be limited in recourse on the same basis as their Guaranty hereunder);

(iv) such Series shall share on a pro rata basis in all mandatory and voluntary prepayments of Term Loans unless the Lenders providing such Series agree to payment on a less than pro rata basis;

(v) if (A) such Series becomes effective on or prior to the date that is the one-year anniversary of the Closing Date and (B) the Weighted Average Yield relating to such Series (which, in the case of each Series of Incremental Term Loans whenever incurred, shall be determined by the Borrowers and the Lenders providing such Series of Incremental Term Loans) exceeds the Weighted Average Yield relating to the Term Loans on such date by more than 0.50%, then the Weighted Average Yield relating to the Term Loans shall be adjusted to be equal to the Weighted Average Yield relating to such Series minus 0.50%; and

(vi) except as otherwise expressly set forth in the foregoing clauses (i) through (v), inclusive, the pricing (including interest, fees and premiums) and optional prepayment terms with respect such Series shall be determined by the Borrowers and the lenders providing such Series and be reasonably satisfactory to the Administrative Agent; provided, (A) such Series may not be voluntarily or mandatorily prepaid prior to repayment in full of the Obligations (other than Remaining Obligations), unless accompanied by at least a ratable payment of the then existing Obligations, and (B) the other terms of such Series (other than with respect to pricing, margin, maturity and/or fees or as otherwise contemplated in the foregoing clauses (i) through (v) above) shall be, when taken as a whole, not materially more favorable (as reasonably determined by the Borrowers in good faith) to the lenders or holders providing such Series than those applicable to the Term Loans (except to the extent (x) such terms are reasonably acceptable to the Administrative Agent or added in the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) such terms are applicable solely to periods after the latest final Term Loan Maturity Date existing at the time of such incurrence).

(h) Joinder Agreement. Each Joinder Agreement may, without the consent of any the Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

2.26 Refinancing Facilities

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which, for purposes of this clause (i), will be deemed to include any then outstanding Other Term Loans and Other Term Loan Commitments) or (ii) all or any portion of the Revolving Loans (or unused Revolving Credit Commitments) under this Agreement (which, for purposes of this clause (ii), will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Loan Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as applicable, in each case, pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing, fees, premiums, and interest or optional prepayment terms as may be agreed by the Borrowers and the Lenders thereof, (C)(x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Credit Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Loan Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the then applicable Weighted Average Life to Maturity of the Term Loans being refinanced (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Term Loans), (D) any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments will share ratably in any voluntary and mandatory prepayments or repayments of Term Loans (unless the Lenders providing the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments), (E) will, in the case of any Credit Agreement Refinancing Indebtedness in the form of Other Revolving Loans or Other Revolving Commitments, provide that (1) the borrowing and repayment (except for (i) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (ii) repayments required upon the maturity date of the Other Revolving Commitments and (iii) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.3 and Section 2.4 to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Other Revolving Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.3 and Section 2.4, without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans, (F) such Credit Agreement Refinancing Indebtedness shall be subject to the Intercreditor Agreement and (G) will have terms and conditions that are not materially more restrictive, taken as a whole, to Holdings and its Restricted Subsidiaries than those applicable to the Refinanced Debt, taken as a whole, as determined in Holdings’ good faith judgment in consultation with the Administrative Agent (except for (A) covenants and events of default applicable only to periods after the Latest Maturity Date in effect at the time of the incurrence or issuance of any such Credit Agreement Refinancing Indebtedness or (B) unless the Borrowers enter into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.26 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of the Dollar Amount of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrowers, or the provision to the Borrowers of Swing Line Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing

Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Credit Commitment Termination Date shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. For the avoidance of doubt, no existing Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness.

(c) This Section 2.26 shall supersede any provisions in Section 2.5, 2.17 or 10.5 to the contrary.

2.27 Joint and Several Liability of the Borrowers; Borrower Representative.

(a) Notwithstanding anything to the contrary contained herein, each Borrower hereby accepts joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Agents, the Issuing Bank and the Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligations. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.27(a) constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Credit Documents or any other circumstances whatsoever.

(b) Each Borrower and Holdings hereby designates U.S. Borrower to act as its “Borrower Representative” hereunder. The Borrower Representative agrees to act as agent behalf on each of the Borrowers for the purposes of issuing Funding Notices and Conversion/Continuation Notices with respect to any Loans (including any Swing Line Loans) or Letters of Credit or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans and the Letters of Credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Credit Documents and taking all other actions and making any other determinations on behalf of Holdings, any Borrower or the Borrowers under the Credit Documents. The Borrower Representative hereby accepts such appointment. Each Borrower and Holdings agrees that each notice, election, representation and warranty, covenant, agreement, undertaking and determination made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower or Holdings, as applicable, and shall be binding upon and enforceable against such Person to the same extent as if the same had been made directly by such Person.

2.28 Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Amount of each Revolving Loan denominated in an Alternative Currency and Letter of Credit Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) as of the date of any Funding Notice or Issuance Notice, as applicable, (ii) as of the date of any increase to the amount of any then outstanding Letter of Credit, (iii) as of the first day of each Interest Period applicable thereto, (iv) as of the end of each Fiscal Quarter of the Borrowers and (v) as at any other time as the Administrative Agent may elect, and shall promptly notify the Borrower Representative and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (x) on the date of the related Funding Notice or Issuance Notice for purposes of the initial such determination for any Revolving Loan, Other Revolving Loan or Letter of Credit, (y) on the date of any increase to the amount of any Letter of Credit and (z) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined for purposes of any subsequent determination (any such date pursuant to clause (x), (y) or (z), an “Exchange Rate Reset Date”). In addition, for purposes of determining the Required Lenders or Required Revolving Lenders at any time, the Dollar Amount of each outstanding Revolving Loan and Letter of Credit shall be determined by the Administrative Agent based on the Exchange Rate on each such date of determination.

(b) If after giving effect to any such determination of a Dollar Amount for any outstanding Revolving Loans or Letter of Credit denominated in an Alternative Currency, the Total Utilization of Revolving Credit Commitments exceeds the Revolving Credit Limit then in effect by 5.0% or more for a period in excess of ten Business Days, the Borrowers shall, within three Business Days’ of receipt of notice thereof from the Administrative Agent, prepay the applicable outstanding Dollar Amount of the Revolving Loans denominated in Alternative Currencies or take other action as the Administrative Agent, in its discretion, may reasonably agree (including Cash Collateralization of the applicable Letter of Credit Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

2.29 Designation of Borrowers. On or after the Closing Date, the Borrower Representative may, at any time and from time to time, designate any Subsidiary that is both a wholly owned Subsidiary and a Restricted Subsidiary as a “Borrower” by delivery to the Administrative Agent of a Borrower Joinder executed by such Subsidiary, each other Guarantor and the Borrower Representative; provided that:

(a) any such Restricted Subsidiary is organized in a Qualified Borrower Jurisdiction;

(b) the representations and warranties set forth herein and in each other Credit Document shall be true and correct in all material respects on and as of the date of the Borrower Joinder for such proposed Restricted Subsidiary becoming an additional Borrower with the same effect as though made on and as of each of such dates (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date);

(c) no Default or Event of Default shall exist on and as of the date of the Borrower Joinder for such proposed Restricted Subsidiary becoming an additional Borrower;

(d) the Administrative Agent and the Lenders shall have received all documentation and other information that the Administrative Agent or a Lender has requested in writing of the Borrower Representative with respect to any new Borrower at least ten days prior to the requested date of such joinder that they reasonably determine is required by regulatory authorities under applicable “know your customer” and AML Laws, including the PATRIOT ACT, in each case, at least three days prior to the date of such joinder (or such shorter period as the Administrative Agent shall otherwise agree);

(e) such Restricted Subsidiary shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Borrower Joinder;

(f) if such Restricted Subsidiary is not a Credit Party on the date it becomes or is to become an additional Borrower pursuant to this Section 2.29, such Restricted Subsidiary shall have delivered to the Collateral Agent duly authorized, executed and delivered copies of any Collateral Documents required to be entered into by such Restricted Subsidiary pursuant to Section 5.11 as applied to such Restricted Subsidiary becoming a Borrower hereunder and, regardless of whether such Restricted Subsidiary is a Credit Party on the date it becomes or is to become an additional Borrower hereunder, Section 5.11 shall have been satisfied with respect to such Restricted Subsidiary (without giving effect to any grace periods set forth therein);

(g) the Administrative Agent shall have received, to the extent requested thereby, customary opinions of counsel reasonably satisfactory to the Administrative Agent; and

(h) the Administrative Agent shall have received:

(i) recent corporate authorizations and Organizational Documents of, and specimen signatures for, such Restricted Subsidiary, and (to the extent available) a certificate of good standing for such Restricted Subsidiary as of a recent date from the Secretary of State or similar Governmental Authority of the jurisdiction of its organization; and

(ii) a certificate of an authorized signatory of such Restricted Subsidiary certifying the copies of the foregoing documents provided by it.

Upon receipt thereof the Administrative Agent shall promptly transmit such Borrower Joinder and the related documents delivered pursuant to this Section 2.29 to each of the Lenders, and such Restricted Subsidiary shall be deemed a Borrower for all purposes under this Agreement and the other Credit Documents.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of only the following conditions on or before the Closing Date, each to the satisfaction of the Administrative Agent in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) Credit Documents. The Administrative Agent shall have received fully executed (subject, with respect to all Credit Parties other than Lux Borrower, U.S. Borrower and its Restricted Subsidiaries, to Section 3.1(r)) copies of this Agreement, the Notes to be delivered on the Closing Date (if any), the Pledge and Security Agreement, the Limited Recourse Pledge and Security Agreement, each Intellectual Property Security Agreement and, subject to Section 3.1(r), each Closing Date Foreign Collateral Document.

(b) Secretary’s Certificate and Attachments. Subject to Section 3.1(r), the Administrative Agent shall have received an executed copy of a certificate from any director, the secretary or assistant secretary of each Credit Party (or Holdings or its general partner) or any equivalent Person of any other governing party of such Credit Party (or, with respect thereto, another Person acceptable to the Administrative Agent), together with all applicable attachments, certifying as to the following:

(i) Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party (and in the case of Holdings, including the Organizational Documents of its general partner) executed and delivered by each party thereto and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto;

(ii) Signature and Incumbency. Set forth therein are the specimen signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party;

(iii) Resolutions. Attached thereto are copies of resolutions of the Board of Directors or other governing party of such Credit Party and (in the case of Corsair (Hong Kong) Limited, its director resolutions and the sole shareholder resolutions), approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment;

(iv) Good Standing Certificates. Attached thereto is a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, registration, organization or formation, dated a recent date prior to the Closing Date (but only if the concept of good standing of such Credit Party exists in the applicable jurisdiction);

(v) Luxembourg Credit Parties. Attached thereto are copies of (A) a certified true, complete and up-to-date copy of an excerpt (extrait) issued by the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the date of this Agreement; (B) a certified true, complete and up-to-date copy of a non-registration certificate (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the date of this Agreement; and (C) a certificate confirming that the Luxembourg Guarantor is not in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness nor does it meet or threaten to meet the criteria of bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, and no application has been made or is to be made by its managers or directors or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings affecting the rights of creditors generally in Luxembourg or abroad; and

(vi) Amendment of Corsair (Hong Kong) Limited Articles. Attached thereto is a copy of the sole shareholder resolutions of Corsair (Hong Kong) Limited, approving amendments to its respective articles of association to remove any restriction or inhabitation contained therein against any transfer of its shares on creation or enforcement of any Lien under any charge over shares in Corsair (Hong Kong) Limited granted by the owner thereof.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings, LLC Subsidiary, the Borrowers and their other Subsidiaries, immediately after giving effect to Closing Date Acquisition Transactions, shall be as set forth on Schedule 4.2.

(d) Funding Notice and Flow of Funds Memorandum. The Administrative Agent shall have received a fully executed and delivered Funding Notice, no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the Closing Date (or such later time or date as the Administrative Agent may agree), together with a flow of funds memorandum attached thereto with respect to the Related Transactions and any of the other transactions contemplated by the Credit Documents or the Closing Date Acquisition Documents to occur as of the Closing Date.

(e) Closing Date Certificate and Attachments. The following shall have occurred (or shall occur substantially concurrently with the making of the Loans on the Closing Date), and the Administrative Agent shall have received an executed Closing Date Certificate, together with all applicable attachments, certifying as to the following:

(i) Closing Date Acquisition. Substantially concurrently with the initial funding of the Loans, the Closing Date Acquisition shall have been consummated in accordance with the terms and conditions of the Closing Date Acquisition Documents without any waiver, amendment, supplement, consent or other modification that is materially adverse to the interests of the Lenders or the Lead Arrangers unless the Lead Arrangers shall have consented thereto; provided that (A) any decrease in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers if such decrease is less than 10.0% thereof or, to the extent such decrease is 10.0% or more of the purchase price, such excess shall be allocated to a pro rata reduction in the Equity Contribution, any amounts to be funded hereunder in respect of the Term Loans and any amounts to be funded under the Second Lien Term Facility, on a dollar-for-dollar basis and (B) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders or the Lead Arrangers if such increase is funded solely by an increase in the Equity Contribution; provided further, (1) any change in the definition of “Material Adverse Effect” in the Closing Date Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers and (2) any purchase price adjustment (including any working capital adjustment) expressly contemplated by the Closing Date Acquisition Agreement (as originally in effect) shall not be considered an amendment, waiver, supplement, consent or other modification of the Closing Date Acquisition Agreement.

(ii) Equity Contribution. The Sponsor, Controlled Investment Affiliates thereof and other co-investors, directly or indirectly (including through one or more holding companies (including Holdings and LLC Subsidiary)) shall have made (or will make substantially concurrently with the initial funding of the Loans) cash equity contributions in the form of common equity to the Borrowers in an aggregate amount equal to at least $197,958,373 (the “Equity Contribution”).

(iii) No Material Adverse Effect. There shall not have been a “Material Adverse Effect” (under and as defined in the Closing Date Acquisition Agreement (as originally in effect)) which has occurred since December 31, 2016.

(iv) Closing Date Acquisition Documents. Attached thereto is a true, complete and correct copy of each of the material Closing Date Acquisition Documents in effect as of the Closing Date.

(v) Specified Representations. Compliance with the conditions set forth in clause (s) of this Section 3.1.

(f) Personal Property Collateral. Subject to Section 3.1(r), the Collateral Agent shall have received:

(i) Lien Searches. To the extent available in the relevant jurisdiction, the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search.

(ii) UCC Financing Statements. UCC financing statements for each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(iii) Securities. Originals of Securities as required by the Pledge and Security Agreement with endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, or provision for the prompt delivery thereof to the Collateral Agent acceptable to it in its reasonable discretion shall have been made.

(iv) Instruments, Promissory Notes and Chattel Paper. Originals of instruments, promissory notes and chattel paper as required by the Pledge and Security Agreement with endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, or provision for the prompt delivery thereof to the Collateral Agent acceptable to it in its reasonable discretion shall have been made.

(g) Financial Statements. The Administrative Agent shall have received (i) the Historical Financial Statements, (ii) a pro forma estimated consolidated balance sheet of Holdings and its Subsidiaries as of June 30, 2017, reflecting the consummation of the Related Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and (iii) the Projections.

(h) Opinions of Counsel. The Administrative Agent and its counsel shall have received executed copies of the favorable written opinion of (i) Jones Day, special U.S. counsel for the Credit Parties, (ii) Maples and Calder, special Cayman Islands counsel for the Credit Parties, (iii) AKD, special Luxembourg counsel for the Credit Parties, (iv) Loyens & Loeff, special Netherlands counsel for the Administrative Agent and (v) White & Case LLP, special Hong Kong counsel for the Administrative Agent, in each case, in customary form, dated the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(i) Existing Indebtedness. On the Closing Date, Holdings, the Borrowers and their other Subsidiaries shall have:

(i) Repayment. Repaid in full all of the Existing Indebtedness to the extent not previously repaid and terminated.

(ii) Termination. Terminated all commitments under the Existing Indebtedness, if any, to lend or make other extensions of credit thereunder.

(iii) Release of Liens. Delivered to the Administrative Agent payoff letters and all other documents or instruments necessary to release all Liens securing the Existing Indebtedness or other obligations of Holdings, LLC Subsidiary, the Borrowers and their other Subsidiaries thereunder being repaid on the Closing Date (except as provided in the Payoff Letter with respect to cash collateral provided to secure obligations owing to Bank of America, N.A. (or its affiliates) with respect to the existing letters of credit and cash management products described therein (the “Payoff Cash Collateral”). Without limiting the foregoing, there shall have been delivered to the Administrative Agent (or provision for the prompt delivery thereof to the Administrative Agent reasonably acceptable thereto shall have been made) (A) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Indebtedness, (B) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (C) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Indebtedness, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(j) Second Lien Term Facility. (i) The Second Lien Credit Documents required by the terms of the Second Lien Credit Agreement shall have been duly executed and delivered by each Credit Party party thereto to the Second Lien Administrative Agent and shall be in full force and effect and (ii) the Second Lien Creditors shall have funded (or will fund substantially concurrently with the initial funding of the Loans) $65,000,000 of the Second Lien Term Loans pursuant thereto (net of fees and expenses if so elected by the Second Lien Administrative Agent).

(k) Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

(l) Solvency. The Administrative Agent shall have received an executed copy of the Solvency Certificate.

(m) Fees and Expenses. The Borrowers shall have paid to the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Lenders the fees payable to each such Person on the Closing Date referred to in Section 2.11(g). The Borrowers shall have paid all expenses required to be paid by the Borrowers to the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Lenders for which reasonably detailed invoices have been presented at least two Business Days prior to the Closing Date (or such shorter period as may be agreed by the Borrowers). In each case, such amounts may be paid by being netted against the Second Lien Term Loans and/or the Term Loan.

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.5.

(o) “Know-Your-Customer”, Etc . The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case, to the extent requested of Holdings by the Lead Arrangers and the Lenders in writing (including by email) at least ten days prior to the Closing Date.

(p) [Reserved].

(q) Representations and Warranties. The Closing Date Acquisition Agreement Representations shall be true and correct on and as of the Closing Date and the Specified Representations shall be true and correct in all material respects on and as of the Closing Date, except in the case of any Specified Representation which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided that to the extent that any of such representations and warranties are qualified by or subject to a materiality, “material adverse effect”, “material adverse change” or similar term or qualification, (x) the definition thereof shall be a Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto) and (y) such representations and warranties shall be true in all respects.

(r) Collateral, Approval and Guarantee Requirements. Notwithstanding anything to the contrary in Section Sections 3.1(a), (b) or (f), (i) to the extent any Lien on, and/or security interest in, any Collateral is not or cannot be created and/or perfected on the Closing Date (other than the grant and perfection of security interests (A) in assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the UCC or (B) in certificated Securities of Lux Holdco or a Borrower with respect to which a Lien may be perfected by the delivery of a stock certificate), then the provision of any such Collateral and any related Closing Date Foreign Collateral Document and security deliverables in connection therewith (or legal opinions in respect thereof) shall not constitute a condition precedent to the availability of the initial Loans on the Closing Date, but may instead be provided as promptly as practicable after the Closing Date and in any event within the period specified therefor, if any, in Section 5.22 and (ii) with respect to any corporate authorizations or any guarantees and security to be provided by any Foreign Subsidiary (after giving effect to the Closing Date Acquisition) that is required to become a Guarantor, if such authorizations, guarantees and security cannot be provided as a result of any requirement of applicable Laws on the Closing Date because the directors or managers (or equivalent) of such Foreign Subsidiary have not delivered such authorizations and/or have not approved the applicable guarantees and security, and the election or appointment of new directors, managers or officers to authorize such guarantees and security and deliver such authorizations has not taken place prior to the initial funding of the Loans on the Closing Date or such authorization or execution or delivery of any document is delayed due to time zone complications (such approvals, guarantees and security, collectively, the “Delayed Approvals, Guarantees and Security”), such elections or appointments and/or deliveries shall take place no later than 5:00 p.m., New York City time, on the Business Day immediately following the Closing Date as provided in Section 5.22 (or such later dates as may be agreed to in writing by the Administrative Agent in its sole discretion), but delivery of the Delayed Approvals, Guarantees and Security will not constitute a condition precedent under this Section 3.1 to the funding of the initial Loans on the Closing Date.

Each Lender and each Agent, by delivering its signature page to this Agreement and, if applicable, funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document, agreement, instrument, certificate or opinion required to be approved by such Lender or such Agent, as the case may be, on the Closing Date.

3.2 Conditions to Each Subsequent Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan (other than pursuant to Section 2.3(g) or 2.4(d)), and the obligation of the Issuing Bank to issue any Letter of Credit, on any Credit Date (other than the Closing Date), are subject to the satisfaction, or waiver in accordance with Section 10.5, of only the following conditions precedent:

(i) Notice. The Administrative Agent and, if applicable, the Issuing Bank, shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) Revolving Credit Limit. Immediately after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Credit Commitments shall not exceed the Revolving Credit Limit then in effect;

(iii) Representations and Warranties. Subject to Section 2.25(c)(i) and (ii), if applicable, as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall have been true and correct in all respects) on and as of such earlier date; and

(iv) No Default or Event of Default. Subject to Section 2.25(c)(i), if applicable, as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

In addition, with respect to the issuance of any Letter of Credit, the Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with such issuance.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Lenders, each Agent and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, Holdings, the Borrowers and the Restricted Subsidiaries represent and warrant to the Lenders, the Agents and the Issuing Bank, on the Closing Date and on each Credit Date (other than any Credit Date in respect of a Loan made pursuant to Section 2.3(g) or 2.4(d)), that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Related Transactions):

4.1 Organization; Required Power and Authority; Qualification. Each of Holdings, the Borrowers and the Restricted Subsidiaries (a) is duly organized, incorporated, formed or registered, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of organization, incorporation, formation or registration other than (i) as a result of a transaction permitted under Section 6.8 or 6.9 and (ii) other than with respect to the Borrowers, in jurisdictions where the failure to be so qualified or in good standing (to the extent applicable) has not had, and could not be reasonably expected to have, a Material Adverse Effect, (b) has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (to the extent applicable) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing (to the extent applicable), either individually or in the aggregate, has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests of the Borrowers and the Restricted Subsidiaries (other than LLC Subsidiary) have been duly authorized and validly issued and (to the extent required under the applicable law) are fully paid and non-assessable (in the case of Foreign Subsidiaries, to the extent such concepts are applicable thereto); provided, that in the case of stock options or other equity compensation awards, the requirements of this sentence shall be deemed satisfied if such stock options or other awards have been duly authorized. Except as set forth on Schedule 4.2 or with respect to LLC Subsidiary, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which any Borrower or any of the Restricted Subsidiaries is a party requiring, and there is no Equity Interest of any Borrower or any of the Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any Borrower or any of the Restricted Subsidiaries of any additional Equity Interests of any Borrower or any of the Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of any Borrower or any of the Restricted Subsidiaries. Schedule 4.2 correctly sets forth the ownership interests of Lux Holdco, the Borrowers and the Restricted Subsidiaries (other than LLC Subsidiary) as of the Closing Date after giving effect to the Closing Date Acquisition Transactions. The organizational structure and capital structure of Holdings, LLC Subsidiary, the Borrowers and their other Subsidiaries, immediately after giving effect to Closing Date Acquisition Transactions, is as set forth on Schedule 4.2.

4.3 Due Authorization. Subject to Section 3.1(r), the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. Subject to Section 3.1(r), the execution, delivery and performance by each Credit Party of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of such Credit Party or otherwise require any approval of any stockholder, member or partner of such Credit Party, except for such approvals or consents which have been or will be obtained on or before the Closing Date; (b) violate any provision of any Law applicable to or otherwise binding on Holdings, any Borrower or any of the Restricted Subsidiaries, except to the extent such violation, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties, or Permitted Liens); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of Holdings, any Borrower or any of the Restricted Subsidiaries, except to the extent any such conflict, breach or default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents (i) which have been or will be obtained on or before the Closing Date or (ii) the failure of which to obtain, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5 Third Party Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or other third Person, except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made or otherwise that have been delivered to the Collateral Agent for filing and/or recordation and (c) those approvals, consents, registrations or other actions or notices, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws, by the principle of good faith and fair dealing, or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements and Pro Forma Balance Sheet.

(a) The Historical Financial Statements (other than the unqualified audit opinion described in the definition thereof) were prepared in conformity with GAAP (in the case of the unaudited Historical Financial Statements, subject to the absence of year-end and audit adjustments and footnotes and other presentation items) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and their consolidated income and cash flows for the periods covered thereby, except as indicated in any notes thereto.

(b) The pro forma estimated consolidated balance sheet of Holdings and its Restricted Subsidiaries as of June 30, 2017, was prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated consolidated financial position of Holdings and the Restricted Subsidiaries for the period covered thereby.

4.8 Projections. On and as of the Closing Date, the Projections are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9 No Material Adverse Change. Since December 31, 2016, no event or change has occurred that has caused or evidences, or could reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings. There are no Adverse Proceedings, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. None of Holdings, any Borrower or any of the Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. Except as otherwise permitted under Section 5.3 or, in respect of Taxes and Tax returns for periods prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect, all material Tax returns and reports of Holdings, the Borrowers and the Restricted Subsidiaries required to be filed by any of them have been timely filed or caused to be timely filed, and all Taxes shown on such Tax returns to be due and payable and all other material assessments, fees and other governmental charges upon Holdings, the Borrowers and the Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid or caused to be duly and timely paid when due and payable, except for those returns, reports, Taxes, assessments, fees and other governmental charges being actively contested by Holdings, any Borrower or any such Restricted Subsidiary in good faith and by appropriate proceedings and for which reserves in accordance with GAAP have been set aside on its books.

4.12 Title. Each of Holdings, the Borrowers and the Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid licensed rights in (in the case of licensed interests in intellectual property), and (d) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.1 (or, prior to the initial delivery thereof, the Historical Financial Statements), in each case except (i) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 or (ii) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.13 Real Estate Assets. Set forth on Schedule 4.13 is a complete and correct list as of the Closing Date of (a) all Real Estate Assets, and (b) all leases or subleases with respect to each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease. As of the Closing Date, each agreement listed in clause (b) of the immediately preceding sentence is in full force and effect and no Credit Party has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles, in each case, except where the consequences, direct or indirect, of such default or defaults, or the failure of such agreement to be in full force and effect or legally valid, binding and enforceable, if any, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of Holdings, any Borrower, any of the Restricted Subsidiaries, nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity. None of Holdings, any Borrower or any of the Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state Law, in each case, with respect to any occurrence, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Holdings’, and their Restricted Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings, any Borrower or any of the Restricted Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse

Effect, none of Holdings, any Borrower or any of the Restricted Subsidiaries nor, to their knowledge, any predecessor of Holdings, any Borrower or any of the Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of none of Holdings’, any Borrower’s or any of the Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings, any Borrower or any of the Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which either individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults.

(a) No Default or Event of Default exists.

(b) None of Holdings, any Borrower or any of the Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than the Credit Documents or any other documentation with respect to any Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Investment Company Regulation. None of Holdings, any Borrower or any of the Restricted Subsidiaries is an “investment company” required to be registered as such under (and as defined in) the Investment Company Act of 1940.

4.17 Margin Stock. None of Holdings, any Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any other purpose that, in any such case, violates the provisions of Regulation T, U or X of the Board of Governors, as in effect from time to time or any other regulation thereof or the Exchange Act.

4.18 Employee Matters. None of Holdings, any Borrower or any of the Restricted Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings, any Borrower or any of the Restricted Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Holdings, any Borrower or any of the Restricted Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings, any Borrower or any of the Restricted Subsidiaries, (c) to the knowledge of Holdings or the Borrowers, no union representation question existing with respect to the employees of Holdings, any Borrower or any of the Restricted Subsidiaries and (d) to the knowledge of Holdings or the Borrowers, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b), (c) or (d) above, either individually or in the aggregate, that could not reasonably be likely to give rise to a Material Adverse Effect.

4.19 Employee Benefit Plans. Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) each Employee Benefit Plan and Foreign Pension Plan (and each related trust, insurance contract or fund) has been documented, funded and administered in compliance with all applicable Laws, including, without limitation, ERISA and the Code; (ii) the sponsor or adopting employer of each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received or timely applied for a favorable determination letter, or is entitled to rely on a favorable opinion letter, as applicable, from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status; (iii) no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any Trust established under Title IV of ERISA has been or is expected to be incurred by any ERISA Party (other than contributions made to an Employee Benefit Plan or such Trust or expenses paid on their behalf, in each case in the ordinary course); (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) the present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current value of the assets of such Pension Plan; (vi) no ERISA Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (vii) no ERISA Party has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (viii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ and the Borrowers’ most recently ended Fiscal Year for which audited financial statements are available on the basis of the actuarial assumptions described in Holdings’ audited financial statements for such Fiscal Year, did not exceed the aggregate of (A) the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities and (B) the amount then reserved on Holdings’ consolidated balance sheet in respect of such liabilities (and such amount reserved on Holdings’ consolidated balance sheet does not constitute a material liability to Holdings and its Restricted Subsidiaries taken as a whole).

4.20 Certain Fees. Other than as described on Schedule 4.20, no broker’s or finder’s fee or commission will be payable by Holdings, any Borrower or any Restricted Subsidiary with respect to the transactions contemplated hereby except as payable to the Agents and the Lenders.

4.21 Solvency. On and as of the Closing Date, Holdings, the Borrowers and their Restricted Subsidiaries are, taken as a whole, Solvent.

4.22 Compliance with Laws.

(a) Generally. Holdings, the Borrowers and the Restricted Subsidiaries are in compliance with all applicable Laws in respect of the conduct of their business and the ownership of their property, except such non-compliance that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Anti-Terrorism Laws. None of Holdings, any Borrower or any of the Restricted Subsidiaries, their Affiliates or any of their respective agents acting or benefitting in any capacity in connection with the transactions contemplated by this Agreement is in violation in any material respect of any applicable Anti-Terrorism Law.

(c) AML Laws; Anti-Corruption Laws and Sanctions. Holdings and LLC Subsidiary have implemented and maintain in effect policies and procedures intended to ensure compliance by LLC Subsidiary, Holdings, its Subsidiaries and their respective directors, officers, employees and agents (in each such Person’s capacity as such) with Anti-Corruption Laws, applicable

AML Laws and applicable Sanctions. None of (i) Holdings, LLC Subsidiary, any Borrower, any Subsidiary or any of their respective directors, officers, or employees, or any of their respective controlled Affiliates (in each case in such person’s capacity as such), or (ii) to the knowledge of Holdings, LLC Subsidiary or any Borrower, any agent of the Borrowers, Holdings, LLC Subsidiary or any Subsidiary or other controlled Affiliate (in each such person’s capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned Person, or (B) is in violation of applicable AML Laws, Anti-Corruption Laws or Sanctions in any material respect. No use of proceeds of any Loan or Letter of Credit made under this Agreement or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Each of Holdings, LLC Subsidiary and the Borrowers represent that neither they nor any of the Restricted Subsidiaries, nor any of their parent companies or any Guarantor, or, to the knowledge of Holdings, LLC Subsidiary and the Borrowers, any other controlled or controlling Affiliate is engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person, or with or in any Sanctioned Country, in violation of Sanctions in any material respect.

4.23 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or the Lenders by or on behalf of Holdings, any Borrower or any of the Restricted Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole and as modified by other information so furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole and as modified by other information so furnished, not materially misleading in light of the circumstances in which the same were made; provided that with respect to projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information was based upon good faith estimates and assumptions believed by Holdings and the Borrowers to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.24 Collateral. Subject to Section 3.1(r) and Section 5.22 herein and Section 4.1 of the Pledge and Security Agreement, (i) when all appropriate notices are provided and/or filings or recordings are made in the appropriate offices as may be required under applicable Laws (which notices, filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the security interest of the Collateral Agent in the Collateral will constitute a valid, perfected First Priority security interest in and continuing Lien on all of each Credit Party’s right, title and interest in, to and under the Collateral.

4.25 Status as Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) under and as defined in the documentation governing any applicable contractually subordinated Junior Financing Documents.

4.26 Closing Date Acquisition Documents. Holdings and the Borrowers have delivered to the Administrative Agent complete and correct copies of each Closing Date Acquisition Document and of all material exhibits and schedules thereto, in each case as of the date hereof.

4.27 Intellectual Property; Licenses, Etc.Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, each Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to intellectual property necessary for the operation of its business as currently conducted without conflict with the rights of any Person. None of Holdings, any Borrower or any Restricted Subsidiary, in the operation of their businesses as currently conducted, infringe upon any intellectual property rights held by any Person, except for such infringements, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the intellectual property owned by Holdings, any Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrowers, threatened in writing against Holdings, any Borrower or any Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.28 Use of Proceeds. The proceeds of the Loans shall be used in a manner consistent with the uses set forth in Section 2.6.

4.29 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 848/2015 on Insolvency Proceedings (the “2015 Regulation”), (a) the centre of main interest (as that term is used in Article 2(4) of the 2015 Regulation) of each Foreign Credit Party and each Restricted Subsidiary thereof is situated in the jurisdiction under whose laws such Person is organized as at the date of this Agreement or, in the case of a Foreign Credit Party or a Restricted Subsidiary thereof that becomes a Credit Party or such a Restricted Subsidiary after the date of this Agreement, as at the date on which such Person becomes a Credit Party or Restricted Subsidiary; provided that at any time a Foreign Credit Party is organized under the laws of more than one jurisdiction, its centre of main interest is situated in either jurisdiction or both jurisdictions, (b) no Foreign Credit Party or such Restricted Subsidiary has an “establishment” (as that term is used Article 2(10) of the 2015 Regulation) in any other jurisdiction,(c) the central administration of each Foreign Credit Party solely organized under the laws of Luxembourg is located in Luxembourg, (d) the central administration of each Foreign Credit Party solely organized under the laws the Netherlands is located in the Netherlands, and (e) at any time a Foreign Credit Party is organized under the laws of more than one jurisdiction, its central administration is located in in either jurisdiction or both jurisdictions.

4.30 UK Pensions.

(a) No Credit Party organized under the laws of England and Wales or any Restricted Subsidiary thereof is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(b) No Credit Party organized under the laws of England and Wales or any Restricted Subsidiary thereof is or has been at any time “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5. AFFIRMATIVE COVENANTS

So long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations) and cancellation, expiration or Cash Collateralization of all Letters of Credit, Holdings, each Borrower and each Restricted Subsidiary shall:

5.1 Financial Statements and Other Reports and Notices. Deliver to the Administrative Agent:

(a) Quarterly Financial Statements. Starting with the Fiscal Quarter ending September 30, 2017, within (x) sixty days after the Fiscal Quarter ending September 30, 2017 and (y) forty-five days after the end of each of the first three Fiscal Quarters of each Fiscal Year thereafter, the consolidated balance sheets of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (which may, with respect to periods prior to the Closing Date, be by reference to the consolidated financial statements of the Acquired Business or Seller 1) the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan (if any) for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided, (x) the preparation of such financial statements shall be subject to the requirements of the last sentence of the definition of “Subsidiary” and (y) the filing by Holdings of a Form 10-Q (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Quarter shall be deemed to satisfy the obligations under this Section 5.1(a) to deliver financial statements and a Narrative Report with respect to such Fiscal Quarter.

(b) Annual Financial Statements. Starting with the Fiscal Year ending December 31, 2017, within (x) one hundred twenty days after the end of the Fiscal Year ending December 31, 2017 and (y) one hundred five days after the end of each Fiscal Year thereafter, (i) the consolidated balance sheets of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form (which may, with respect to periods prior to the Closing Date, be by reference to the consolidated financial statements of the Acquired Business or Seller 1) the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized standing selected by Holdings and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to going concern and scope of audit (except for “going concern” qualifications pertaining to (i) impending debt maturities of Indebtedness under this Agreement, any Credit Agreement Refinancing Indebtedness, the Second Lien Credit Agreement, or any other Junior Financing Documents permitted hereunder occurring within 12 months of such audit or (ii) any potential inability to satisfy a financial covenant set forth herein or in any other agreement described in preceding clause (i) on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements); provided, (x) the preparation of such financial statements shall be subject to the requirements of the last sentence of the definition of “Subsidiary and (y) the filing by Holdings of a Form 10-K (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Year shall be deemed to satisfy the obligations under this Section 5.1(b) to deliver financial statements and a Narrative Report with respect to such Fiscal Year.

(c) Compliance Certificate. (i) Together with each delivery of financial statements of Holdings and its Restricted Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, which shall include (x) a list of all Immaterial Subsidiaries that are not Guarantor Subsidiaries solely because they are Immaterial Subsidiaries and shall set forth in reasonable detail an estimate of the Consolidated Adjusted EBITDA and the amount of total consolidated assets, in each case, attributable to each such Immaterial Subsidiary at the end of such fiscal period and (y) a list of all Unrestricted Subsidiaries and (ii) whenever required to be delivered hereunder, a duly executed and completed Pro Forma Compliance Certificate.

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Restricted Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent.

(e) Accountants’ Report. Promptly upon receipt thereof, copies of all final management letters submitted by the independent certified public accountants of Holdings referred to in Section 5.1(b) in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Holdings and its Restricted Subsidiaries made by such accountants.

(f) Financial Plan. No later than forty-five days after the beginning of each Fiscal Year, starting with the 2018 Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (such plan and forecast, together with the equivalent plan or budget for the Fiscal Year in which the Closing Date occurs, the “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based.

(g) Annual Insurance Report. By the time of delivery of the financial statements described in Section 5.1(b) for each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Restricted Subsidiaries.

(h) Notice of Default and Material Adverse Effect. Promptly upon any officer of Holdings or any Borrower obtaining knowledge (i) of any Default or Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences or could reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect as determined by an Authorized Officer of Holdings using the exercise of reasonable business judgment, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrowers have taken, are taking and propose to take with respect thereto.

(i) Notice of Litigation. Promptly upon any officer of Holdings or any Borrower obtaining knowledge of the institution of any material Adverse Proceeding not previously disclosed in writing by the Borrowers to the Lenders.

(j) Notice of ERISA Events, Etc. (i) Promptly upon (and no later than 15 days after) any officer of Holdings or any Borrower becoming aware (A) of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the PBGC with respect thereto; (B) (x) that a Pension Plan is reasonably expected to be terminated, if such termination could reasonably be expected to result in a Material Adverse Effect or (y) that an ERISA Party has received notice that a Multiemployer Plan is reasonably expected to be terminated; or (C) that Holdings and its Restricted Subsidiaries taken as a whole are reasonably expected to incur a liability outside of the ordinary course with respect to any Employee Benefit Plan or Foreign Pension Plan that could reasonably be expected to result in a Material Adverse Effect; and (ii) promptly upon (and no later than 15 days after) the Administrative Agent’s reasonable request, copies of (X) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any Borrower or any of the Restricted Subsidiaries with the U.S. Department of Labor with respect to each Pension Plan sponsored, maintained or contributed to by Holdings, any Borrower or any of the Restricted Subsidiaries; and (Y) any material notices with respect to any Pension Plan, Multiemployer Plan or Foreign Pension Plan received by Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective ERISA Affiliates from any government agency and all notices received by Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor, in each case concerning an ERISA Event.

(k) Notice of Change in Board of Directors. At any time after a Qualified IPO, with reasonable promptness, written notice of any change in the Board of Directors of Holdings or any Borrower; provided, the filing by Holdings or any Borrower, as applicable, of a Form 10-K or Form 10-Q (or any successor or comparable forms) with the Securities and Exchange Commission (or any successor thereto) as at the end of and for any applicable Fiscal Year or Fiscal Quarter containing such information shall be deemed to satisfy the obligations under this Section 5.1(k).

(l) Notices Regarding Other Indebtedness. (i) Reasonably practicably prior to the execution or effectiveness thereof, drafts of any amendment, modification, consent or waiver in respect of any Second Lien Credit Documents or any Junior Financing Documents to the extent any such amendment, modification, consent or waiver requires (x) the consent of the Administrative Agent or the Required Lenders or (y) a corresponding amendment, modification, consent or waiver under this Agreement or any other Credit Document, in each case, under the terms of the Intercreditor Agreement or the applicable intercreditor or subordination agreement governing such Junior Financing (and fully executed copies of same promptly following the execution and delivery thereof), (ii) promptly after execution or effectiveness thereof, copies of any amendment, modification, consent or waiver in respect of (A) the Second Lien Credit Documents or (B) such Junior Financing with an outstanding principal amount in excess of $10,000,000 to the extent any such amendment, modification, consent or waiver does not requires the consent of the Administrative Agent or a corresponding amendment, modification, consent or waiver under this Agreement or any other Credit Document under the terms of the applicable intercreditor or subordination agreement governing such Junior Financing and (iii) promptly upon receipt thereof, copies of each written notice of default or event of default received by Holdings, any Borrower or any of the Restricted Subsidiaries with respect to the Second Lien Term Facility and any other Indebtedness of Holdings or any of its Restricted Subsidiaries with an outstanding principal amount in excess of $10,000,000.

(m) Environmental Notices, Etc.

(i) Audits, Etc. Promptly following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings, any Borrower or any of the Restricted Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings, LLC Subsidiary, any Borrower or any of the Restricted Subsidiaries which, in any such case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) Releases, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws which, in any such case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by Holdings, any Borrower or any Restricted Subsidiary in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, either individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect, and (C) Holdings’ or any Borrower’s discovery of any occurrence or condition on any real property adjoining of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and which restrictions, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) Claims, Etc. Promptly following the sending or receipt thereof by Holdings, any Borrower or any of the Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (B) any Release required to be reported to any Governmental Authority that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iv) Acquisitions, Etc. Prompt written notice describing in reasonable detail (A) any proposed acquisition of Equity Interests, assets, or property by Holdings, any Borrower or any of the Restricted Subsidiaries that could reasonably be expected to (1) expose Holdings, any Borrower or any of the Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings, any Borrower or any of the Restricted Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations other than as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by Holdings, any Borrower or any of the Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings, any Borrower or any of the Restricted Subsidiaries to any additional obligations or requirements under any Environmental Laws which obligations, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v) Other Documents. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.1(m).

(n) Notice Re: OFAC, Sanctions, Etc. Notify the Administrative Agent if (i) any officer of Holdings, LLC Subsidiary or any Borrower has knowledge that Holdings, any Borrower or any of the Restricted Subsidiaries is listed on the OFAC Lists or is or becomes a Sanctioned Person, or (ii) Holdings, any Borrower or any of the Restricted Subsidiaries is convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on, charges involving money laundering or predicate crimes to money laundering.

(o) Certification of Public Information. Holdings, LLC Subsidiary, the Borrowers and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that Holdings or any Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and each Borrower, at the request of the Administrative Agent, agrees to clearly designate information provided to the Administrative Agent by or on behalf of Holdings or such Borrower which is suitable to make available to Public Lenders. If Holdings or any Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Restricted Subsidiaries and any of the Securities.

(p) Collateral Schedules. At the time of delivery of annual financial statements pursuant to Section 5.1(b), deliver to the Administrative Agent and the Collateral Agent a certificate of an Authorized Officer of Holdings setting forth the information required supplementing each schedule referred to in Section 3 of the Pledge and Security Agreement as necessary to ensure that such schedule is accurate as of the date of the delivery of such certificate or confirming that there has been no change in such information since the later of the Closing Date and the date of the most recent certificate delivered pursuant to this subsection. To the extent, if any, such supplement discloses (i) any application(s) for registration of any intellectual property before the United States Patent and Trademark Office or the United States Copyright Office or (ii) any intellectual property registered with the United States Patent and Trademark Office or the United States Copyright Office, in either case, that has not been previously disclosed on Schedule 3.2 to the Pledge and Security Agreement, within five Business Days (or such longer period as is acceptable to the Administrative Agent in its sole discretion) after the delivery of any such supplement the applicable Credit Party shall additionally execute and deliver to the Collateral Agent at such Credit Party’s expense an Intellectual Property Security Agreement substantially in the form of Exhibit B to the Pledge and Security Agreement with respect to such intellectual property (other than any such intellectual property that is an Excluded Asset).

(q) Other Information. (i) Solely after the occurrence of a Qualified IPO, promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or LLC Subsidiary to its security holders acting in such capacity or by any Restricted Subsidiary to its security holders other than Holdings or another Restricted Subsidiary, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, any Borrower or any of the Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority or private regulatory authority, and (C) all press releases and other statements made available generally by Holdings, any Borrower or any of the Restricted Subsidiaries to the public concerning material developments in the business of Holdings, any Borrower or any of the Restricted Subsidiaries, and (ii) such other information and data with respect to Holdings, any Borrower or any of the Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

5.2 Existence. Except as otherwise permitted under Section 6.8 or 6.9, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, Restricted Subsidiaries (other than any Borrower, LLC Subsidiary or Lux Holdco) shall not be required to preserve any such existence, and the Borrowers and the Restricted Subsidiaries shall not be required to preserve any such, right or franchise, licenses and permits if (x) Holdings shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and (y) that the loss thereof could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

5.3 Payment of Taxes and Claims. Pay all applicable Taxes, except, with respect to Taxes in respect of periods prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect, imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor, and in the case of any Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) the failure to so pay would not reasonably be expected, either individually or in the aggregate, to constitute a Material Adverse Effect.

5.4 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Holdings, the Borrowers and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such liability insurance, property insurance, business interruption insurance and casualty insurance (including, as applicable, Flood Insurance) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings, the Borrowers and the Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by similarly situated Persons engaged in similar businesses (and operating in similar locations), in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons which the Borrowers believe (in the good faith judgment of management of the Borrowers) is reasonable and prudent in light of the size and nature of its business). Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by similarly situated Persons engaged in similar businesses which the Borrowers believe (in the good faith judgment of management of the Borrowers) is reasonable and prudent in light of the size and nature of its business). Each such policy of property and/or liability insurance maintained in the United States shall (i) in the case of general liability insurance policies, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder for any covered loss and provides for at least ten days’ (or such lesser period as is reasonably acceptable to the Collateral Agent) prior written notice to the Collateral Agent of any modification or cancellation of such policy. If at any time the area in which any improved Mortgaged Property is located is designated as a Special Flood Hazard Area, the Borrowers or the applicable Restricted Subsidiary shall obtain Flood Insurance.

5.6 Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all material dealings and transactions in relation to its business and activities.

5.7 Inspections. Permit each of the Administrative Agent, any Lender (through the Administrative Agent) and any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of Holdings, the Borrowers and the Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, solely with respect to the Administrative Agent and any authorized representatives designated by it, at the Borrowers’ expense; provided, so long as no Event of Default has occurred and is continuing, the Borrowers shall only be obligated to reimburse the Administrative Agent and any such authorized representative for the expenses of one such visit and inspection per calendar year. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.7 or elsewhere in any Credit Document, none of Holdings, any Borrower or any of the Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that in Holding’s good faith judgment constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which in Holding’s good faith judgment disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that in Holding’s good faith judgment is subject to attorney client or similar privilege or constitutes attorney work product.

5.8 Lenders Calls. (a) Within 120 days after the end of each Fiscal Year, participate in a call with the Administrative Agent and the Lenders at such time as may be agreed to by the Borrower Representative and the Administrative Agent (if requested by the Administrative Agent) and (b) upon the reasonable request of the Administrative Agent, participate in a call with the Administrative Agent and the Lenders once during each Fiscal Quarter at such time as may be agreed to by the Borrower Representative and the Administrative Agent.

5.9 Compliance with Laws.

(a) Generally. Comply with the requirements of all applicable Laws (including all Environmental Laws), except for any noncompliance which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Anti-Terrorism Laws. Comply in all material respects with all Anti-Terrorism Laws, AML Laws and applicable Sanctions applicable thereto.

(c) Anti-Corruption Laws, AML Laws and Sanctions. Maintain in effect policies and procedures intended to ensure compliance by Holdings, its Restricted Subsidiaries and their respective directors, officers, employees and agents (in such Person’s capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

5.10 Environmental. Promptly take any and all actions necessary to (a) cure any violation of applicable Environmental Laws by such Person or its Restricted Subsidiaries that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against such Person or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries. Within 45 days (or such longer period as is acceptable to the Administrative Agent) after the date on which after the Closing Date any Person (for the avoidance of doubt, other than LLC Subsidiary) becomes, directly or indirectly, a Restricted Subsidiary of Holdings, the Borrowers shall:

(a) Notice to Administrative Agent. Promptly send to the Administrative Agent written notice setting forth with respect to such Person (x) the date on which such Person became a Restricted Subsidiary of Holdings and (y) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Restricted Subsidiaries of Holdings, and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof;

(b) Counterpart Agreement. With respect to each such Subsidiary (other than an Excluded Subsidiary), cause such Restricted Subsidiary (i) to become a Guarantor hereunder by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and any other comparable agreement in respect of the Credit Documents, (ii) to become a “Grantor” or to otherwise grant a lien under appropriate Collateral Documents or such other documents as are reasonably satisfactory to grant to, and perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all property (other than Excluded Assets) of such Restricted Subsidiary as security for the Obligations, unless the Administrative Agent shall have reasonably determined that the cost of compliance by such Restricted Subsidiary with this Section 5.11(b)(ii) is greater than the value of the security to be afforded thereby and (iii) to become a party to the Intercreditor Agreement;

(c) Corporate Documents. With respect to each such Subsidiary (other than an Excluded Subsidiary), take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b)(i) through (iv);

(d) Collateral Documents.

(i) With respect to each such Subsidiary (other than an Excluded Subsidiary), deliver all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(f) and to the extent applicable, Section 5.12 (with respect to any Material Real Estate Assets located in the United States acquired by a Credit Party other than Holdings or LLC Subsidiary), and take all of the actions referred to in Section 3.1(f) (and such other actions to remove restrictions on transfers of Collateral, if any, that exist in such Subsidiary’s Organizational Documents), in each case, necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the applicable Collateral Documents as are reasonably satisfactory to grant to, and perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all property (other than Excluded Assets) of such Restricted Subsidiary (including any Material Real Estate Assets) as security for the Obligations, as applicable, and in the Equity Interests (other than Excluded Assets) of such Restricted Subsidiary and to the extent applicable, take all of the other actions referred to in Section 5.12 with respect to any Material Real Estate Assets, (i) except as otherwise provided in Section 5.11(e) or (ii) unless the Administrative Agent shall have reasonably determined that the cost of compliance by such Restricted Subsidiary with this Section 5.11(d) is greater than the value of the security to be afforded thereby; provided, the Borrowers shall have (A) forty-five days (or such longer period as is acceptable to the Administrative Agent in its sole reasonable discretion) after the date on which any such Person becomes a Restricted Subsidiary of Holdings, to deliver documents of the type referred to in Section 3.1(f), and the applicable Collateral Documents and (B) ninety days (or such longer period as is acceptable to the Administrative Agent in its sole reasonable discretion) after the date on which any Person becomes a Credit Party and owns in fee a Material Real Estate Asset, to deliver documents of the type referred to in Section 5.12 or customary Foreign Collateral Documents with respect thereto necessary or appropriate to perfect a security interest therein under the law of the jurisdiction thereof; provided, further, that notwithstanding the foregoing, no Domestic Subsidiary will be required to enter into any Foreign Collateral Documents governed by the laws of a jurisdiction in which no then existing Credit Party is organized; and

(ii) notwithstanding anything to the contrary in preceding clause (d)(i), (A) no Credit Party shall be required to obtain control agreements with respect to any deposit accounts or securities accounts and (B) the Credit Parties shall not be required, nor shall the Collateral Agent be authorized to take, any action in any jurisdiction outside of the United States (other than a Qualified Jurisdiction) to create or perfect any security interest with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States (other than a Qualified Jurisdiction)); and

(e) Excluded Tax Subsidiaries. With respect to each Restricted Subsidiary that is a first-tier Excluded Tax Subsidiary of a Credit Party, the applicable Credit Party shall deliver all such applicable documents, instruments, agreements, and certificates as are necessary, to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement (but subject to any limitations sets forth therein) in 65% of each class of the Equity Interests of such first-tier Excluded Tax Subsidiary entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) and 100% of each class of the Equity Interests not entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) of such first-tier Excluded Tax Subsidiary.

5.12 Material Real Estate Assets.

(a) With respect to any Material Real Estate Asset located in the United States acquired by a Credit Party (other than Holdings or LLC Subsidiary) after the Closing Date, or any Real Estate Asset located in the United States of a Credit Party (other than Holdings or LLC Subsidiary) that becomes a Material Real Estate Asset after the Closing Date (in each case, for the avoidance of doubt, other than an Excluded Asset), within 90 days of the acquisition thereof or the date it becomes such a Material Real Estate Asset (or, in either case, such later date as may be agreed by the Administrative Agent in its sole reasonable discretion), the Borrowers or the applicable Guarantor Subsidiary shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) If and to the extent an appraisal is required under FIRREA, an appraisal complying with FIRREA stating the then current fair market value of such Mortgaged Property;

(ii) a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices as are required by law to create a valid and enforceable First Priority Lien (subject only to Permitted Liens) on the Mortgaged Property described therein in favor of the Collateral Agent;

(iii) a Title Policy, insuring that the Mortgage is a valid and enforceable First Priority Lien on the Mortgaged Property, free and clear of all defects, encumbrances and Liens other than Permitted Liens;

(iv) at the Administrative Agent’s reasonable request, (A) a then current A.L.T.A. survey in respect of such Mortgaged Property, certified to the Administrative Agent by a licensed surveyor, or (B) an existing A.L.T.A. survey with a “no change” affidavit sufficient to allow the issuer of the Title Policy to issue such policy without a survey exception;

(v) (A) a completed “Life of Loan” standard flood hazard determination form as to any improved Mortgaged Property, (B) if the improvements located on a Mortgaged Property are located in a Special Flood Hazard Area, a notification to the Borrowers (a “Flood Notice”), including (if applicable) that flood insurance coverage under the NFIP is not available because the community in which the Mortgaged Property is located does not participate in the NFIP, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrowers’ receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of Flood Insurance as required by Section 5.5;

(vi) at the Administrative Agent’s reasonable request, (A) a PZR Zoning Report, or equivalent zoning report or municipal zoning letter or (B) a zoning endorsement to the Title Policy;

(vii) If reasonably requested by the Collateral Agent, an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary; and

(viii) at the Administrative Agent’s reasonable request, an environmental site assessment prepared by a qualified firm reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(b) In addition to the obligations set forth in Section 5.12(a), within thirty (30) days (or such longer period as is acceptable to the Administrative Agent) after written notice from the Administrative Agent to the Borrower Representative that any Mortgaged Property located in the United States acquired by a Credit Party (other than Holdings or LLC Subsidiary) which was not previously located in an area designated as a Special Flood Hazard Area has been redesignated as a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 5.5.

(c) At any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrowers to, in either case, at the Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of Flood Insurance) of any Material Real Estate Asset of any Credit Party.

5.13 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Equity Interests of the Borrowers’, LLC Subsidiary’s and Holdings’ Subsidiaries owned directly by a Credit Party (in each case other than Excluded Assets and otherwise subject to the limitations contained in the Credit Documents with respect thereto).

5.14 [Reserved].

5.15 Unrestricted Subsidiaries.

(a) The Borrowers may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary, or designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided:

(i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or result therefrom;

(ii) no Unrestricted Subsidiary shall own any Equity Interests in Holdings, any Borrower or any Restricted Subsidiary;

(iii) (x) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of Holdings, any Borrower or any of the Restricted Subsidiaries and (y) none of Holdings, any Borrower nor any of the Restricted Subsidiaries shall at any time be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary;

(iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of the Second Lien Term Facility Indebtedness, any other Junior Financing or any other Indebtedness of the Borrowers or the Restricted Subsidiaries outstanding at such time with an outstanding principal amount in excess of $5,000,000 (to the extent such other Indebtedness has comparable provisions for the designation of Unrestricted Subsidiaries); and

(v) no Restricted Subsidiary may be designated an Unrestricted Subsidiary (A) if it was previously designated an Unrestricted Subsidiary or (B) if it owns material intellectual property utilized in the business of the Credit Parties and their Restricted Subsidiaries.

(b) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Liens of such Subsidiary, as applicable, existing at such time; provided that upon the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have an Investment in such resulting Restricted Subsidiary in an amount (if positive) equal to (i) Holdings’ Investment in such Restricted Subsidiary at the time of designation, less (ii) the portion of the fair market value (as reasonably determined by Holdings) of the net assets of such Restricted Subsidiary attributable to Holdings’ or its Restricted Subsidiary’s (as applicable) Investment therein (as reasonably estimated by Holdings).

(c) The designation of any Subsidiary as an Unrestricted Subsidiary shall (i) constitute an Investment by Holdings (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the fair market value (as reasonably determined by Holdings) of the net assets of such Subsidiary attributable to Holdings’ or its Restricted Subsidiary’s (as applicable) Investment therein (as reasonably estimated by Holdings) and (ii) be permitted to the extent such Investment is permitted under Section 6.6. Neither Holdings nor any Restricted Subsidiary may contribute or otherwise sell or transfer to any Unrestricted Subsidiary any material intellectual property utilized in the business of the Credit Parties and their Restricted Subsidiaries.

5.16 UK Pensions. Ensure that no Credit Party organized under the laws of England or Wales or any Restricted Subsidiary thereof shall become an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

5.17 Syndication Cooperation. At any time on and after the Closing Date and ending on the earlier of (a) a “Successful First Lien Syndication” (as defined in the Fee Letter) and (b) the date that is ninety days after the Closing Date (such earlier date, the “Syndication Date”), Holdings and the Borrowers shall (i) perform the syndication-related actions described in Sections 3 and 4 of the Commitment Letter in accordance with the terms thereof and (ii) agree to enter into any amendment hereto or other appropriate document or agreement necessary to implement any of the “First Lien Flex Provisions” (under and as defined in the Fee Letter) described in the Fee Letter in accordance with the terms of the Fee Letter (any such amendment, a “Syndication Amendment”).

5.18 Use of Proceeds. The Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in Section 2.6.

5.19 [Reserved].

5.20 Centre of Main Interests and Establishments. For purposes of the 2000 Regulation and the 2015 Regulation, each Foreign Credit Party shall, and shall cause each Restricted Subsidiary thereof to, ensure that its centre of main interest (as that term is used in Article 3(1) of the 2000 Regulation and Article 2(4) of the 2015 Regulation) is situated in the jurisdiction under whose laws such Foreign Credit Party or such Restricted Subsidiary is organized; provided that at any time a Foreign Credit Party is organized under the laws of more than one jurisdiction, its central administration may be located in in either jurisdiction or both jurisdictions.

5.21 Maintenance of Ratings. The Borrowers shall use commercially reasonable efforts to (a) cause the Loans to be continuously rated (but not any specific rating) by S&P and Moody’s and (b) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from S&P and Moody’s.

5.22 Post-Closing Covenants. Holdings and the Borrowers agree to perform, or cause to be performed, the actions described on Schedule 5.22 on or before the dates specified with respect to such items, or such later dates as may be agreed to in writing by the Administrative Agent in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the parties hereto acknowledge and agree that all conditions precedent and representations and covenants contained in this Agreement and the other Credit Documents shall be deemed modified to the extent appropriate to permit such actions within such time frame rather than on the Closing Date.

SECTION 6. NEGATIVE COVENANTS

So long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations) and cancellation, expiration or Cash Collateralization of all Letters of Credit, none of Holdings, any Borrower or any of the Restricted Subsidiaries shall, directly or indirectly:

6.1 Indebtedness. Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Permitted Obligations;

(c) Indebtedness of the Borrowers and the Restricted Subsidiaries described in Schedule 6.1;

(d) (i) Indebtedness of any Credit Party owing to any other Credit Party, provided that any such Credit Parties are parties to the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent, (ii) Indebtedness of any Restricted Subsidiary that is not a Credit Party owing to any other Restricted Subsidiary that is not a Credit Party, and (iii) other intercompany loans permitted as an Investment under Section 6.6(e) or 6.6(z); provided that in the case of any such Indebtedness incurred in reliance on any of preceding clause (i), (ii) or (iii) that is owing to Holdings or LLC Subsidiary, Holdings or LLC Subsidiary, as applicable, shall, absent the consent of the Administrative Agent to the contrary, have granted a Lien under appropriate Collateral Documents (in form and substance reasonably satisfactory to the Collateral Agent) governed by the laws of its jurisdiction of organization, as are reasonably satisfactory to grant to, and perfect in favor of, the Collateral Agent (for the benefit of the Secured Parties) a Lien on such Indebtedness;

(e) with respect to any Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, guaranties of such Indebtedness or guaranties by Holdings or a Restricted Subsidiary of such Indebtedness; provided, that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be contractually subordinated to the Guaranties of the Obligations on terms, taken as a whole, at least as favorable to the Lenders (as determined in Holdings’ good faith judgment in consultation with the Administrative Agent) as those contained in the subordination of such Indebtedness, taken as a whole;

(f) Indebtedness of Holdings (solely to the extent permitted pursuant to Section 6.13), any Borrower and any Restricted Subsidiary (other than LLC Subsidiary, except as permitted pursuant to Section 6.13) under Swap Contracts designed to hedge against any Credit Party’s or any of the Restricted Subsidiaries’ exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness consisting of promissory notes issued by any Credit Party or Restricted Subsidiary to current or former employees (including officers) and members of the Board of Directors of such Credit Party, Holdings or any Restricted Subsidiary, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent, in each case, permitted by Section 6.4(l); provided, that such Indebtedness shall be subordinated in right of payment to the Obligations (other than Remaining Obligations) on terms reasonably satisfactory to the Administrative Agent;

(h) Indebtedness of any Borrower and the Restricted Subsidiaries with respect to Capital Leases and Purchase Money Indebtedness, in each case, incurred prior to or within 270 days after the acquisition, construction, lease, repair or improvement of the applicable asset in an aggregate amount not to exceed $10,000,000 at any time for all such Persons;

(i) Indebtedness of any Borrower and the Restricted Subsidiaries and any Person that becomes a Restricted Subsidiary, in each case, that is assumed or acquired (but not incurred) in connection with any Permitted Acquisition or other similar Investment permitted hereunder (other than, for the avoidance of doubt, as a result of the designation as a Restricted Subsidiary pursuant to Section 5.15); provided that (i) such Indebtedness was not assumed or acquired in contemplation of such acquisition, (ii) no Event of Default exists immediately before and after giving effect to the incurrence of such Indebtedness, (iii)(A) if such Indebtedness is secured by a first priority Lien on Collateral that is pari passu with the Lien securing the Obligations or secured by assets not constituting Collateral after giving effect to the assumption or acquisition of such Indebtedness, the Consolidated First Lien Net Leverage Ratio shall be equal to or less than 4.25:1.00, (B) if such Indebtedness is secured by a Lien that is contractually junior to the Lien on Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio shall be equal to or less than 5.50:1.00 and (C) if such Indebtedness is unsecured (or unsecured and contractually subordinated to the Obligations), the Consolidated Total Net Leverage Ratio shall be equal to or less than 5.50:1.00 (in each case, (x) determined on a Pro Forma Basis as of the last day of the Test Period most recently ended prior to the date of the incurrence of such additional amount of such Indebtedness, as if such additional amount of Indebtedness had been incurred on the first day of such Test Period and (y) calculated without the proceeds of such additional Indebtedness being netted from the Indebtedness for such calculation and assuming the full utilization thereof, whether or not actually utilized), (iv) if such Indebtedness is secured, (A) the lenders or investors providing such Indebtedness or a representative acting on behalf of such lenders or investors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent and (B) the obligors (including all borrowers, issuers, guarantors and other credit support providers) under such Indebtedness or a representative acting on behalf of such obligors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent and (v) if such Indebtedness is unsecured, to the extent that the aggregate principal amount of such Indebtedness plus the aggregate principal amount of all other unsecured Indebtedness of Holdings and its Restricted Subsidiaries then outstanding and incurred in reliance on this Section 6.1(i) or Section 6.1(n), (q) (solely in respect of Indebtedness originally incurred in reliance on this Section 6.1(i) or Section (n) or (r)) or (r) equals or exceeds $25,000,000, (A) the lenders or investors providing such Indebtedness or a representative acting on behalf of such lenders or investors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonable satisfactory to the Administrative Agent and (B) the obligors (including all borrowers, issuers, guarantors and other credit support providers) under such Indebtedness or a representative acting on behalf of such obligors shall have entered into the Intercreditor Agreement or another intercreditor or subordination agreement reasonable satisfactory to the Administrative Agent;

(j) Indebtedness incurred by any Credit Party (other than Holdings or LLC Subsidiary) in connection with a Permitted Acquisition, any other similar Investment permitted hereunder (including through a merger) or any disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price, including adjustments thereof;

(k) Indebtedness (other than of Holdings or LLC Subsidiary) in an aggregate amount not to exceed at any time $10,000,000;

(l) Indebtedness of Restricted Subsidiaries that are not Credit Parties in an aggregate amount not to exceed at any time $10,000,000;

(m) Indebtedness representing deferred compensation to employees of any Borrower (or any direct or indirect parent thereof) and its Restricted Subsidiaries incurred in the ordinary course of business;

(n) Additional Ratio Debt; provided that (i)(A) if such Additional Ratio Debt is in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and after giving effect to the incurrence of such Indebtedness or (B) if such Additional Ratio Debt is not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or after giving effect to such Indebtedness and (ii) the Additional Debt Requirements are satisfied with respect to such Indebtedness;

(o) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(p) [Reserved];

(q) any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness permitted under Section 6.1(c), 6.1(h), 6.1(i), 6.1(n) or this Section 6.1(q) (each, a “Permitted Refinancing”); provided that:

(i) if such Permitted Refinancing is in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and after giving effect to the incurrence of such Indebtedness, or if not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or after giving effect to such Permitted Refinancing;

(ii) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension plus an amount equal to any existing commitments unutilized thereunder;

(iii) the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended shall be substantially concurrently repaid with the proceeds thereof;

(iv) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(h), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the then applicable Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended;

(v) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is contractually subordinated in right of payment to the Obligations on terms (a) at least as favorable (taken as a whole) (as reasonably determined in good faith by Holdings in consultation with the Administrative Agent) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (b) otherwise reasonably acceptable to the Administrative Agent;

(vi) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured;

(vii) such modified, refinanced, refunded, renewed, replaced or extended Indebtedness shall not be guaranteed by any Person other than such Persons providing a guarantee in respect of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and

(viii) if the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended required the debtors and creditors party thereto to be parties to the Intercreditor Agreement, then the debtors and the creditors party to such modified, refinanced, refunded, renewed, replaced or extended Indebtedness shall become parties to the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent.

(r) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, to the extent that such Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt is, and in the case of any such Permitted Unsecured Refinancing Debt that, together with all other unsecured Indebtedness outstanding and incurred in reliance on this Section 6.1(r) or Section 6.1(i), (n) or (q) (solely in respect of Indebtedness originally incurred in reliance on Section 6.1(i) or (n) or this Section 6.1(r)), equals or exceeds $25,000,000, such Permitted Unsecured Refinancing Debt is, subject to the terms and conditions of the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent;

(s) Indebtedness under the Second Lien Credit Agreement in an aggregate outstanding principal amount not to exceed $65,000,000 (as reduced by any repayments or prepayment of principal thereof after the Closing Date and increased by the amount of any interest thereon accreted to principal), plus the aggregate principal amount of any Second Lien Additional Indebtedness and any Second Lien Credit Agreement Refinancing Indebtedness incurred after the Closing Date and permitted to be incurred under the Second Lien Credit Agreement (as in effect on the date hereof), in each case, to the extent that such Indebtedness is subject to the terms and conditions of the Intercreditor Agreement; and

(t) all premiums (if any), interest (including post-petition interest and interest accreted to principal), fees, expenses, charges and additional or contingent interest on obligations described in any of clauses (a) through (s) above.

For purposes of determining compliance with this Section 6.1, if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Section 6.1(a) through 6.1(t), for the avoidance of doubt, the Borrowers may, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed to have been incurred in reliance only on Section 6.1(a). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

6.2 Liens. Create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings, any Borrower or any of the Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Permitted Encumbrances;

(c) Liens existing on the Closing Date and listed in Schedule 6.2 and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided, (i) any such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.1 and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.1;

(d) Liens, if any, in favor of the Issuing Bank and/or the Swing Line Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(e) Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h) in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies, (ii) arising out of judgments or awards against Holdings, any Borrower or any of the Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices arising out of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(f) Liens securing Indebtedness permitted pursuant to Section 6.1(h); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement (as applicable) of the property subject to such Liens (ii) the Indebtedness secured thereby does not exceed 100% of the cost of the applicable property, improvements or equipment at the time of such acquisition (or construction) plus the amount of any fees or other expenses incurred in connection therewith, and (iii) such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capital Leases and the proceeds and products thereof and customary security deposits; provided, individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(g) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 5.15), but excluding Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by any Credit Party; provided, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness (if any) secured thereby is permitted under Section 6.1;

(h) Liens securing Indebtedness subject to a Permitted Refinancing, but only if the applicable refinanced Indebtedness is permitted by Section 6.1 and is secured at the time that the applicable refinancing Indebtedness is issued or incurred; provided, (x) the Lien securing the applicable refinancing Indebtedness shall be no broader with respect to the type or scope of assets covered thereby than the Lien that secured the applicable refinanced Indebtedness at the time of the issuance or incurrence of such refinancing Indebtedness, and, if applicable, any after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof and (y) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by Liens that are contractually junior to the Liens securing the Obligations, such modification, refinancing, refunding, renewal, replacement or extension Indebtedness shall be unsecured or secured by Liens that are contractually junior to the Liens securing the Obligations on terms (a) at least as favorable (taken as a whole) (as reasonably determined in good faith by Holdings in consultation with the Administrative Agent) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (b) otherwise reasonably acceptable to the Administrative Agent;

(i) Liens securing Indebtedness of any Borrower or the Restricted Subsidiaries in an aggregate amount for all such Persons not to exceed at any time $5,000,000;

(j) Liens on property of Restricted Subsidiaries that are not Credit Parties securing Indebtedness of such Restricted Subsidiaries permitted under Section 6.1(l); provided that such Liens are limited to the assets of any such Restricted Subsidiary that is not a Credit Party;

(k) Liens securing Indebtedness (and related obligations) permitted under clause (ii) of the definition of Permitted Obligations;

(l) Liens on Collateral securing Indebtedness (and related obligations) permitted under Sections 6.1(n) or 6.1(s), subject to the Intercreditor Agreement or another intercreditor or subordination agreement reasonably satisfactory to the Administrative Agent; and

(m) Liens on the Collateral securing (x) Permitted First Priority Refinancing Debt, subject to the Intercreditor Agreement or (y) Permitted Second Priority Refinancing Debt, subject to the Intercreditor Agreement.

For purposes of determining compliance with this Section 6.2, if any Lien meets the criteria of more than one of the categories of Liens described in Section 6.2(a) through 6.2(m), for the avoidance of doubt the Borrowers may, in their sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of Lien in one or more of the above clauses; provided that all Liens created under the Credit Documents will be deemed to have been created in reliance only on Section 6.2(a) and, if applicable, Section 6.2(d).

6.3 Payments and Prepayments of Certain Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy (including any sinking fund payment or similar deposit) prior to the scheduled maturity thereof in any manner any Junior Financing, except, so long as no Event of Default shall have occurred and be continuing or shall be caused thereby:

(i) the payment of regularly scheduled principal, interest, mandatory prepayments, and premiums with respect to the Second Lien Term Facility Indebtedness, in each case, subject to the terms of the Intercreditor Agreement;

(ii) the payment of regularly scheduled principal, interest, mandatory prepayments, premiums and ‘AHYDO’ payments with respect to any other Junior Financing, in each case, subject to the terms of the Intercreditor Agreement or any other intercreditor arrangement or subordination arrangement applicable to such Junior Financing;

(iii) the refinancing thereof with proceeds of any Indebtedness that constitutes a Permitted Refinancing, to the extent not required to prepay any Loans pursuant to Section 2.14;

(iv) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings, LLC Subsidiary or any Parent;

(v) repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to its scheduled maturity in an amount not to exceed the then Available Amount; provided, on a Pro Forma Basis immediately after giving effect to the payment thereof, the Consolidated Total Net Leverage Ratio shall not exceed 5.25:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment;

(vi) repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to its scheduled maturity in an unlimited amount; provided, on a Pro Forma Basis immediately after giving effect to the payment thereof, the Consolidated Total Net Leverage Ratio shall not exceed 4.00:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment; and

(vii) repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to its scheduled maturity in an amount not to exceed $2,000,000.

(b) Make any payment on account of Earn-out Indebtedness unless, on a Pro Forma Basis immediately after giving effect to the payment thereof, no Event of Default shall have occurred and be continuing or shall be caused thereby.

6.4 Restricted Payments. Declare or make any Restricted Payment except that, without duplication:

(a) each Restricted Subsidiary may make Restricted Payments to any Borrower and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any Borrower, any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests) (other than, at any time an Event of Default is continuing, to any Affiliate of any Borrower that is not a Restricted Subsidiary);

(b) (i) Holdings and LLC Subsidiary may (or may make Restricted Payments to permit any direct or indirect Parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such Parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are, as reasonably determined by Holdings in its good faith reasonable judgment in consultation with the Administrative Agent, at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) any Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings or any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c) Holdings or any of the Restricted Subsidiaries may make Restricted Payments in respect of or to fund indemnification obligations or obligations in respect of purchase price payments (including working capital adjustments or purchase price adjustments) pursuant to any Permitted Acquisition or other similar permitted Investment;

(d) Holdings or any of the Restricted Subsidiaries may make Restricted Payments to finance any Permitted Acquisition or other permitted Investment; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Permitted Acquisition or permitted Investment and (ii) the applicable Borrower shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Credit Party or (y) the merger (to the extent permitted in Section 6.8) of the Person formed or acquired into it or another Credit Party in order to consummate such Permitted Acquisition or permitted Investment;

(e) to the extent constituting Restricted Payments, Holdings or any of the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.6 or Section 6.8;

(f) Holdings or any of the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness by making cash payments in lieu of fractional shares in connection with any such conversion;

(g) each Restricted Subsidiary may make Restricted Payments to Holdings and LLC Subsidiary, and, if applicable (but without duplication), Holdings, LLC Subsidiary and the Borrowers may make Restricted Payments to their equityholders, the proceeds of which shall be used solely:

(i) to pay franchise Taxes and other fees, Taxes (other than income or similar Taxes) and expenses required to maintain such Person’s corporate existence;

(ii) to pay amounts permitted by Section 6.11(e);

(iii) to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(iv) to pay such Person’s operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties and fees to and reimbursement of expenses of independent directors or managers or board observers), incurred in the ordinary course of business and attributable to the ownership or operations of the Credit Parties and their Restricted Subsidiaries, Transaction Costs, and any indemnification claims made by directors or officers of Holdings (or its general partner) or LLC Subsidiary or such equityholder(s) attributable to the ownership or operations of the Borrowers and the Restricted Subsidiaries;

(v) to pay customary salary, bonus and other benefits payable to officers and employees of Holdings, its general partner and LLC Subsidiary to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries; and

(vi) to the extent constituting Restricted Payments, the payment of fees related to the Related Transactions and paid on the Closing Date;

(h) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings or any of the Restricted Subsidiaries may pay dividends and distributions in an unlimited amount; provided that on a Pro Forma Basis immediately after giving effect to the payment thereof, the Consolidated Total Net Leverage Ratio shall not exceed 4.00:1.00, in each case, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment;

(i) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings or any of the Restricted Subsidiaries may pay dividends and distributions in an aggregate amount not to exceed the Available Amount; provided, on a Pro Forma Basis immediately after giving effect to such payment, the Consolidated Total Net Leverage Ratio shall not exceed 5.25:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment;

(j) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings or any of the Restricted Subsidiaries may make Restricted Payments to fund the payment of regular cash dividends on Holdings’ common Equity Interests, following consummation of a Qualified IPO, not to exceed 6.0% per annum of the net cash proceeds received by (or contributed to) the Borrowers from such Qualified IPO;

(k) to the extent not otherwise applied pursuant to Section 8.4, to increase the Available Amount, or to increase the amount permitted under Section 6.4(j), Holdings, LLC Subsidiary, and the Borrowers may make Restricted Payments substantially contemporaneously with the net cash proceeds received by Holdings or LLC Subsidiary, as applicable, from the issuance of any Equity Interests of Holdings or LLC Subsidiary, as applicable, permitted hereby to the extent contributed to the Borrowers, so long as no Event of Default shall have occurred and be continuing or shall be caused thereby;

(l) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings and each Restricted Subsidiary may make Restricted Payments to purchase or redeem (or for the purpose of purchasing or redeeming) from future, present or former employees (including officers), consultants, members of the Board of Directors (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any other minority shareholders of Holdings, LLC Subsidiary or any Subsidiary, on account of the death, termination, resignation or other voluntary or involuntary cessation of such person’s employment, directorship or shareholding, shares of Holdings’ or LLC Subsidiary’s Equity Interests (other than Disqualified Equity Interests) held by such person or options or warrants to acquire such Equity Interests (other than Disqualified Equity Interests) in an aggregate amount for all such payments not to exceed, from the Closing Date to the date of determination, the sum of (w) $10,000,000 in the aggregate (not to exceed $5,000,000 in any Fiscal Year), with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years subject to a maximum of $5,000,000 being carried forward in any Fiscal Year, plus (x) the amount of any net cash proceeds received by or contributed to Holdings or LLC Subsidiary, as applicable, from the issuance and sale since the issue date of Equity Interests of Holdings or LLC Subsidiary, as applicable, to officers, directors, employees or consultants of Holdings, LLC Subsidiary or any Subsidiary that have not been used to fund any Restricted Payments under this clause (l), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Credit Party or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this clause (l), plus (z) the proceeds of issuances of Equity Interests (other than Disqualified Equity Interests) to or loans from equity holders for the purpose of funding any such Restricted Payments, provided that, for the avoidance of doubt, cancellation of Indebtedness owing to Holdings or LLC Subsidiary (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of Holdings, LLC Subsidiary, any of their direct or indirect parent companies or any of their Subsidiaries in connection with a repurchase of Equity Interests of Holdings, LLC Subsidiary or any of their direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(m) Holdings and each of its Restricted Subsidiaries may make Restricted Payments for repurchases of Equity Interests in the ordinary course of business deemed to occur upon exercise of stock options or warrants if such Equity Interests are applied in payment of all or a portion of the exercise price of such options or warrants or tax withholding obligations with respect thereto;

(n) Restricted Payments described in the penultimate sentence of Section 2.14(i); and

(o) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings or any of the Restricted Subsidiaries may pay dividends and distributions in an aggregate amount not to exceed $10,000,000.

6.5 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any of the Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by Holdings, any Borrower or any other Restricted Subsidiary;

(b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Holdings, LLC Subsidiary, any Borrower or any other Restricted Subsidiary;

(c) make loans or advances to Holdings, any Borrower or any other Restricted Subsidiary; or

(d) transfer any of its property or assets to any Borrower or any other Restricted Subsidiary;

provided, notwithstanding anything herein to the contrary, this Section 6.5 shall not apply to Contractual Obligations that:

(i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Borrower or any other Restricted Subsidiary that previously was a Restricted Subsidiary;

(ii) relate to Indebtedness of a Restricted Subsidiary that is not a Credit Party which is permitted by Section 6.1 and which does not apply to any Credit Party;

(iii) are customary restrictions that arise in connection with (x) any Permitted Lien and relate to the property subject to such Lien or (y) arise in connection with any disposition permitted by Section 6.8 or 6.9 and relate solely to the assets or Person subject to such disposition;

(iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and other non-wholly-owned Subsidiaries permitted under Section 6.6 and applicable solely to such joint venture or non-wholly-owned Subsidiary and its equity entered into in the ordinary course of business;

(v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.1 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds, accessions and products thereof;

(vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(vii) are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of any Borrower or any of the Restricted Subsidiaries;

(viii) are customary provisions restricting assignment or transfer of any lease, license or agreement;

(ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x) arise in connection with cash or other deposits permitted under Sections 6.2 and 6.6 and limited to such cash or deposit;

(xi) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) are restrictions regarding licensing or sublicensing by any Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xiii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv) are restrictions or conditions in connection with any item of Indebtedness permitted pursuant to Section 6.1 to the extent such restrictions or conditions with respect to such Indebtedness are not materially more restrictive, taken as a whole, to Holdings and its Restricted Subsidiaries than the restrictions and conditions in the Credit Documents (except for (A) covenants and events of default applicable only to periods after the Latest Maturity Date in effect at the time of the incurrence or issuance of any such Indebtedness or (B) unless the Borrowers enter into an amendment to this

Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders) and such restrictions or conditions do not prohibit compliance with Sections 5.11 and 5.12; or

(xv) are restrictions imposed by (A) the Credit Documents, (B) any Junior Financing Documents or (C) applicable Law.

6.6 Investments. Make or own any Investment in any Person except Investments in or constituting:

(a) cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made);

(b) Equity Interests of any Borrower owned by Holdings or LLC Subsidiary;

(c) Equity Interests of any Restricted Subsidiary of Holdings or LLC Subsidiary as of the Closing Date;

(d) Equity Interests of any Guarantor Subsidiary;

(e) Investments (i) by any Borrower or any Restricted Subsidiary in any Unrestricted Subsidiaries or joint ventures or any Restricted Subsidiaries that are not Credit Parties, the aggregate amount of which, together with Investments made pursuant to clause (ii)(b)(x) of the term Permitted Acquisition, shall not exceed (x) $10,000,000 at any one time outstanding, plus (y) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the then Available Amount; provided, in the case of this clause (i)(y) only, on a Pro Forma Basis immediately after giving effect to such Investment, the Consolidated Total Net Leverage Ratio shall not exceed 5.25:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment and (ii) by any Credit Party in any other Credit Party (other than, unless a loan, Holdings or LLC Subsidiary);

(f) Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party;

(g) Investments consisting of accounts receivable arising and trade credit granted in the ordinary course of business;

(h) promissory notes, securities and other non-cash consideration received in connection with Asset Sales permitted by Section 6.9;

(i) (i) Investments received in satisfaction or partial satisfaction of obligations owing from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon or in connection with the bankruptcy or insolvency of such account debtors or trade creditors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business and (iii) Investments received in settlement of bona fide disputes with trade creditors or customers;

(j) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business;

(k) intercompany loans to the extent permitted under Section 6.1(d);

(l) Capital Expenditures;

(m) Investments in Swap Contracts permitted under Section 6.1(f);

(n) ordinary course of business advances, loans or extensions of credit (i) by any Borrower or any of the Restricted Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, and employees of Holdings, the general partner of Holdings, any Borrower or any of the Restricted Subsidiaries for travel, entertainment or relocation, out of pocket or other business-related expenses in the ordinary course of business, (ii) constituting advances of payroll payments or commissions payments to employees or (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $1,000,000;

(o) loans by any Borrower or any of the Restricted Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, and employees of Holdings, the general partner of Holdings, any Borrower or any of the Restricted Subsidiaries the proceeds of which shall be used to purchase the Equity Interests of Holdings or LLC Subsidiary in an aggregate amount for all such loans not to exceed $2,000,000 at any one time outstanding; provided, any such loan shall be matched by the applicable officer, non-affiliated director, or employee, as the case may be, on a dollar-for-dollar basis in respect of the purchase price for such Equity Interests;

(p) Investments described in Schedule 6.6 and modifications, replacements, renewals, reinvestments or extensions thereof; provided that the amount of any Investment permitted pursuant to this Section 6.6(p) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.6;

(q) Permitted Acquisitions;

(r) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to arrangements with other Persons, in each case in the ordinary course of business consistent with past practice;

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with any Borrower or any Restricted Subsidiary in compliance with Section 6.8 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Investments to the extent that payment for such Investments is made solely with Equity Interests that are not Disqualified Equity Interests of Holdings, LLC Subsidiary or any Parent after a Qualified IPO of Holdings, LLC Subsidiary or such Parent, as the case may be);

(u) guarantee obligations of any Borrower or any Restricted Subsidiary in respect of leases (other than Capital Leases) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower;

(w) additional Investments at any one time outstanding in an unlimited amount provided that (i)(A) to the extent that any such Investment is made in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and after giving effect to such Investment or (B) if such Investment is not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or after giving effect to such Investment; and (ii) on a Pro Forma Basis immediately after giving effect to such Investment, the Consolidated Total Net Leverage Ratio shall not exceed 5.00:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment;

(x) additional Investments at any one time outstanding in an amount not to exceed the then Available Amount; provided that (i)(A) to the extent that any such Investment is made in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and after giving effect to such Investment or (B) if such Investment is not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or after giving effect to such Investment and (ii) on a Pro Forma Basis immediately after giving effect to such Investment, the Consolidated Total Net Leverage Ratio shall not exceed 5.25:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such Investment;

(y) Investments consisting of Indebtedness, Liens, fundamental changes, Asset Sales and Restricted Payments permitted under Section 6.1, Section 6.2, Section 6.8, Section 6.9 and Section 6.4, respectively; provided, however, that no Investments may be made solely pursuant to this Section 6.6(y); and

(z) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, additional Investments in an aggregate amount not to exceed $7,500,000 at any one time outstanding.

Notwithstanding the foregoing, in no event shall Holdings, any Borrower or any of the Restricted Subsidiaries make any Investment for a primary purpose of effectuating any Restricted Payment not otherwise permitted under the terms of Section 6.4. For purposes of determining compliance with this Section 6.6, if any Investment meets the criteria of more than one of the categories of Investments described in Section 6.6(a) through 6.6(z), for the avoidance of doubt the Borrowers may, in their sole discretion, classify and reclassify or later divide, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of Investment in one or more of the above clauses.

6.7 Financial Covenant. If, as of the last day of any Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2017), the sum of (a)(i) the aggregate outstanding principal Dollar Amount of all Revolving Loans, plus (ii) the aggregate Dollar Amount of all Letter of Credit Obligations in respect of all Letters of Credit (excluding Letters of Credit to the extent cash collateralized and undrawn Letters of Credit in an aggregate amount not to exceed $5,000,000) plus (iii) the aggregate outstanding principal amount of all Swing Line Loans, exceeds (b) 35.0% of the Revolving Credit Limit in effect on such date, permit the Consolidated Total Net Leverage Ratio to be greater than 8.00:1.00 as of the last day of such Fiscal Quarter.

6.8 Fundamental Changes. Merge (other than to effectuate a Permitted Acquisition), dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Related Transactions), except:

(a) any Restricted Subsidiary (other than LLC Subsidiary) may be merged with or into any Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, any Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) any Restricted Subsidiary that is not a Guarantor may be merged with or into another Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Restricted Subsidiary; provided, in the case of a merger between a Restricted Subsidiary that is not a Guarantor and a Guarantor Subsidiary, the Guarantor Subsidiary shall be the continuing or surviving Person;

(c) (i) any Restricted Subsidiary (other than any Borrower) may change its legal form, in each case, if in either case, Holdings determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (ii) any Borrower may change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(d) Holdings and the Targets may consummate the Closing Date Acquisition in accordance with the Closing Date Acquisition Documents; and

(e) Asset Sales permitted by Section 6.9.

6.9 Asset Sales. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to, or exchange any property with (any of the foregoing, an “Asset Sale”), any Person (other than any Borrower or any Guarantor Subsidiary, or an Asset Sale between Restricted Subsidiaries that are not Credit Parties), in one transaction or a series of transactions, of all or any part of Holdings’, any Borrower’s or any of the Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Borrower or any of the Restricted Subsidiaries (and for the avoidance of doubt, any issuance by Holdings or LLC Subsidiary of Equity Interests shall not be considered an Asset Sale), except:

(a) the liquidation or other disposition of cash and Cash Equivalents in the ordinary course of business;

(b) the sale, lease, sublease, assignment, conveyance, transfer, license, exchange or disposition of inventory or other assets, including the non-exclusive license (as licensor or sublicensor) of intellectual property, in each case, in the ordinary course of business;

(c) the sale or discount, in each case without recourse and in the ordinary course of business, by the Restricted Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization;

(d) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of used, worn out, obsolete or surplus property by the Restricted Subsidiaries, including the abandonment or other disposition of intellectual property, in each case, which, in the reasonable judgment of Holdings, is immaterial, no longer economically practicable to maintain, or not useful in the conduct of the business of the Restricted Subsidiaries, taken as a whole;

(e) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of property (including Real Estate Assets) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) such transaction is part of a sale lease-back of such property permitted by Section 6.10;

(f) any conveyance, transfer, lease, exchange or disposition of assets which would constitute a Restricted Payment permitted under Section 6.4, an Investment permitted under Section 6.6, a transaction permitted under Section 6.8 or a Lien permitted under Section 6.2;

(g) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of assets subject to an event that results in the receipt of Net Insurance/Condemnation Proceeds;

(h) Asset Sales, so long as the Net Asset Sale Proceeds thereof, when aggregated with the Net Asset Sale Proceeds of all other Asset Sales made within the same Fiscal Year in accordance with this clause (h), are less than $1,000,000;

(i) any Asset Sale for fair market value (as determined in good faith by the Borrowers), provided that, in the reasonable judgment of the Borrowers, the Consolidated Adjusted EBITDA as of the end of the most recent Test Period prior to such Asset Sale directly attributable to the assets subject to such Asset Sale, when aggregated with the Consolidated Adjusted EBITDA as of the end of the most recent Test Period prior to such Asset Sale directly attributable to the assets sold pursuant to all other Asset Sales made since the Closing Date in reliance on this clause (i), is less than the greater of (x) $7,500,000 and (y) 15% of Consolidated Adjusted EBITDA as of the end of the most recent Test Period prior to such Asset Sale (without giving effect to such Asset Sale); provided further, that (i) no Event of Default exists or would arise as a result of such Asset Sale and (ii) with respect to any Asset Sale pursuant to this clause (i) for a purchase price in excess of $3,000,000, the Person making such Asset Sale shall receive not less than 75% of such consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in the form of cash or Cash Equivalents; provided that for the purposes of this subclause (ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of any Credit Party (other than Junior Financing) and the release of the Borrowers or such Restricted Subsidiary from liability on such Indebtedness or other liability in connection with such Asset Sale, (B) securities, notes or other obligations received by any Credit Party or applicable Restricted Subsidiary from the transferee due under the terms thereof to be converted into cash or Cash Equivalents within 180 days following the closing of such Asset Sale and (C) any Designated Non-Cash Consideration received by the Person making such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.9(i) that is at that time outstanding, not in excess of $1,500,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value)) and (iii) no sales of the Equity Interests of any Restricted Subsidiary that is a Guarantor shall be permitted unless all of the Equity Interests of such Restricted Subsidiary are sold;

(j) Asset Sales of non-core assets acquired in connection with Permitted Acquisitions or other similar Investments; provided, (i) the aggregate amount of such sales shall not exceed 10 % of the purchase price of the applicable acquired entity or business, (ii) each such sale is in an arm’s-length transaction and (iii) such Net Asset Sale Proceeds shall be in an amount at least equal to the fair market value of the asset(s) subject to such Asset Sale (as determined in good faith by Holdings);

(k) Asset Sales permitted pursuant to Sections 6.8(a) and 6.8(b);

(l) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) dispositions of property to any Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party and the transferee thereof is not, to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.6;

(n) the unwinding of any Swap Contract pursuant to its terms;

(o) the surrender or waiver of contractual rights and the settlement or waiver of contractual or litigation claims in the ordinary course of business or in the commercially reasonable judgment of the Borrowers; and

(p) any sale of Equity Interests in, or Indebtedness or other Securities of, an Unrestricted Subsidiary.

6.10 Sales and Lease-Backs. Other than with respect to Capital Lease obligations permitted by Sections 6.1(h) and 6.2(f), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than any Borrower or any Guarantor Subsidiary), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any Person (other than any Borrower or any Guarantor Subsidiary) in connection with such lease.

6.11 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any advisory, consulting and/or management fee) with any Affiliate of Holdings, on terms that are less favorable to Holdings, any Borrower or any of the Restricted Subsidiaries, as the case may be, than those that would reasonably be expected to be obtained at the time from a Person who is not such an Affiliate in a comparable arms-length transaction; provided that the foregoing restriction shall not apply to:

(a) any transaction among Holdings, any Borrower and any wholly owned Restricted Subsidiary not otherwise prohibited hereby (including any Person that becomes a wholly owned Restricted Subsidiary as a result of or in connection with such transaction);

(b) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the Board of Directors of Holdings, Holdings’ general partner, any Borrower and any Restricted Subsidiary;

(c) reasonable and customary employment, compensation and severance arrangements for officers and other employees of Holdings, any Borrower and any Restricted Subsidiary entered into in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(d) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirement of Equity Interests and other Restricted Payments to the extent permitted under Section 6.4 and loans and other transactions by and among Holdings, any Borrower and/or one or more Restricted Subsidiaries to the extent otherwise permitted under, and subject to the limitations otherwise contained in, Section 6;

(e) (i) so long as no Event of Default has occurred and is continuing, the payment of management, monitoring, consulting, advisory and other fees (including transaction and termination fees), in each case, pursuant to the Management Agreement (without giving effect to any changes thereto after the Closing Date that are materially adverse to the interests of the Agents or the Lenders as reasonably determined by the Administrative Agent (it being understood and agreed that any increase in management, monitoring, consulting, advisory and other fees (including transaction and termination fees) shall be deemed to be materially adverse to the interests of the Agents or the Lenders)); provided that, for the avoidance of doubt, upon the occurrence and during the continuance of an Event of Default, such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default, and (ii) indemnifications and reimbursement of expenses of the Sponsor and its Affiliates in connection with management, monitoring, consulting and advisory services provided by them to Holdings, any Borrower and any Restricted Subsidiary, including pursuant to the Management Agreement, if any;

(f) to the extent permitted by Sections 6.4(g)(i), payments by any Borrower, Holdings, and any Restricted Subsidiary pursuant to tax sharing agreements among any such Persons on customary terms to the extent attributable to the ownership or operation of such Persons;

(g) Holdings, the Borrowers and the Targets may consummate the Closing Date Acquisition in accordance with the Closing Date Acquisition Documents and pay fees and expenses related thereto; and

(h) the issuance of Equity Interests (that are not Disqualified Equity Interests) to any officer, director, manager, employee or consultant of Holdings, Holdings’ general partner, LLC Subsidiary or any of the Restricted Subsidiaries or any direct or indirect parent of Holdings or LLC Subsidiary.

6.12 Conduct of Business. Engage in any material business other than the businesses engaged in thereby on the Closing Date, similar, related, ancillary or complementary (including synergistically) businesses and reasonable extensions, developments and expansions thereof.

6.13 Permitted Activities of Holdings, LLC Subsidiary and Lux Holdco. Notwithstanding anything to the contrary contained herein, none of Holdings, LLC Subsidiary or Lux Holdco shall:

(a) incur, directly or indirectly, any Indebtedness or any other material obligation or liability whatsoever other than (i) the Obligations, (ii) obligations under the Closing Date Acquisition Documents, (iii) obligations permitted thereof under Section 6.1 and (iv) obligations incidental to the transactions contemplated hereby and the nature of their existence as holding companies in respect of the Borrowers and the other Restricted Subsidiaries;

(b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than as permitted pursuant to Section 6.2;

(c) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than, with respect to Lux Holdco, as permitted by Section 6.8;

(d) (i) in the case of Holdings or LLC Subsidiary, sell or otherwise dispose of any Equity Interests of U.S. Borrower or Lux Holdco and (ii) in the case of Lux Holdco, sell or otherwise dispose of any Equity Interests of Lux Borrower (other than to Holdings and/or LLC Subsidiary);

(e) create or acquire any direct Restricted Subsidiary or make or own any direct Investment in any Person other than (i) in the case of Holdings or LLC Subsidiary, ownership of Equity Interests of U.S. Borrower, Lux Borrower and Lux Holdco, (ii) in the case of Lux Holdco, its ownership of Equity Interests of Lux Borrower and (iii) in each case, intercompany loans otherwise permitted hereby and cash and Cash Equivalents;

(f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or

(g) engage in any business or activity or own any assets other than (i) in the case of Holdings or LLC Subsidiary, its ownership of the Equity Interests of U.S. Borrower, Lux Borrower and Lux Holdco and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, solely as permitted pursuant to this Agreement, (ii) in the case of Lux Holdco, its ownership of the Equity Interests of Lux Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, solely as permitted pursuant to this Agreement, (iii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iv) the performance of its obligations as a Guarantor, (v) any public offering of its common stock or any other issuance or sale of its Equity Interests, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, the Borrowers and the Restricted Subsidiaries, (vii) making or receipt of any Restricted Payments or Investments permitted to be made or received, or Indebtedness incurred, as applicable, pursuant to this Agreement, (viii) providing indemnification to officers and directors in the ordinary course of business, (ix) activities required to comply with applicable Laws, (x) the maintenance and administration of equity option and equity ownership plans, (xi) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services, in each case, to the extent permitted by this Agreement, (xii) concurrently with any issuance of Qualified Equity Interests, the redemption, purchase or retirement of any Equity Interests of Holdings, LLC Subsidiary or Lux Holdco, as applicable, using the proceeds of, or conversion or exchange of any Equity Interests of Holdings, LLC Subsidiary or Lux Holdco, as applicable, for such Qualified Equity Interests and (xiii) any activities incidental or reasonably related to the foregoing.

6.14 Amendments or Waivers of Organizational Documents and Certain Other Documents.

(a) Except as permitted in Sections 3.1(b)(vi) and 5.22 or otherwise contemplated under this Agreement, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents, in each case, in a manner materially adverse to the Agents or the Lenders.

(b) Agree to any amendment, restatement, supplement or other modification to, or waiver of, any Second Lien Credit Document, in each case, in violation of the Intercreditor Agreement.

(c) Agree to any amendment, restatement, supplement or other modification to, or waiver of, any Junior Financing Documents, in each case, (i) in violation of the Intercreditor Agreement, if applicable thereto or (ii) in violation of any other applicable subordination or intercreditor agreement in respect of such Junior Financing.

6.15 Fiscal Year. Change its Fiscal Year-end from December 31.

6.16 Use of Proceeds. The Borrowers shall not request any Loan or Letter of Credit, nor use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees, controlled Affiliates and agents not use, directly or indirectly, the proceeds of any Loan or

Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Restricted Subsidiary, other Affiliate, joint venture partner or other Person, (i) in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country in each case in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions by such Person.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a), but excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) and the termination of all Revolving Credit Commitments and the expiration, cancellation or Cash Collateralization of all Letters of Credit. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(d) the obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other Guarantors and whether or not any Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed

Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Swap Contract and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Swap Contracts; and

(g) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) and the termination of all Revolving Credit Commitments and the expiration, cancellation or Cash Collateralization of all Letters of Credit), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Swap Contracts, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Swap Contracts or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Swap Contract or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Swap Contracts or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings, any Borrower or any of the Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or gross negligence; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Swap Contracts or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or Cash Collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or Cash Collateralized, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally and paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of the Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, and any Swap Contracts may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation or at the time such Swap Contract is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform its obligations under the Credit Documents and the Swap Contracts, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, Etc.

(a) Until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or Cash Collateralized, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) If all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition, and the Administrative Agent agrees to take all actions reasonably requested by the Borrowers or such Guarantor to evidence the discharge and release of such Guarantor; provided that (a) any such action shall be without recourse to, or representation or warranty by, the Administrative Agent, (b) any document executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent and (c) the Administrative Agent shall not be required to take any such action that, in its reasonable opinion or the reasonable opinion of its counsel, could reasonably be expected to expose the Administrative Agent to undue liability or that is contrary to any Credit Document or applicable law.

7.13 Keepwell Agreement. Each Qualified ECP Credit Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Agreement in respect of Swap Contracts (provided, each Qualified ECP Credit Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full and all Commitments have terminated or expired or been cancelled. Each Qualified ECP Credit Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.14 Limited Recourse to Holdings and LLC Subsidiary Notwithstanding anything to the contrary contained in any Credit Document, the liability of Holdings and LLC Subsidiary under the Credit Documents, including this Section 7, and the recourse of the Collateral Agent (on behalf of the Beneficiaries) against Holdings and LLC Subsidiary under the Credit Documents, including this Section 7, shall be limited solely to (a) in the case of Holdings, (i) the Equity Interests of U.S. Borrower, Lux Holdco and (if any) Lux Borrower owned by Holdings and (ii) any Indebtedness owing to Holdings from any Restricted Subsidiary, in each case, pledged by Holdings to the Collateral Agent for the benefit of the Secured Parties pursuant to the Limited Recourse Pledge and Security Agreement or any similarly limited recourse Cayman Collateral Document or Luxembourg Collateral Document and (b) in the case of LLC Subsidiary, (i) the Equity Interests of U.S. Borrower, Lux Holdco and (if any) Lux Borrower owned by LLC Subsidiary and (ii) any Indebtedness owing to LLC Subsidiary from Holdings or any Restricted Subsidiary, in each case, pledged by LLC Subsidiary to the Collateral Agent for the benefit of the Secured Parties pursuant to the Limited Recourse Pledge and Security Agreement or any similarly limited recourse Cayman Collateral Document or Luxembourg Collateral Document.

7.15 Luxembourg Limitation Language.

(a) Notwithstanding anything to the contrary contained in any Credit Document, including this Section 7, to the extent that the guarantee provided herein is granted by a Guarantor incorporated in the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”), the maximum liability of a Luxembourg Guarantor under this Agreement or any other Credit Document for the obligations of a Borrower which is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall be limited to an amount not exceeding the greater of:

(i) 95% of such Luxembourg Guarantor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Regulation”) as increased by the amount of any subordinated debt (including any Intra-Group Liabilities (as defined below), each as reflected in such Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the date of this Agreement; and

(ii) 95% of such Luxembourg Guarantor’s own funds (capitaux propres), as referred to the Regulation as increased by the amount of any subordinated debt (including any Intra-Group Liabilities (as defined below), each as reflected in such Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the time the guarantee is called.

(b) For the purposes of this Section 7.15, “Intra-Group Liabilities” means all existing liabilities owed by a Luxembourg Guarantor to any Affiliate of such Luxembourg Guarantor. The above limitation shall not apply to any amounts borrowed by, or made available to, in any form whatsoever, under any Credit Documents or Second Lien Credit Documents (or any document entered into in connection therewith), any Luxembourg Guarantor or any of its (current or future) direct or indirect Subsidiaries.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Failure by the Borrowers to pay (i) when due (x) any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (y) any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization of a Letter of Credit or Swing Line Loan as required pursuant to Section 2.3, Section 2.4 or Section 2.22(a)(v); or (ii) any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document (other than an amount referred to in clause (i) above) within three Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of Holdings, any Borrower or any of the Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount (or Net Mark-to-Market Exposure, as applicable) of $10,000,000 or more beyond the grace period, if any, provided therefor; or (ii) breach or default by Holdings, any Borrower or any of the Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure, as applicable) referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (b)(ii) shall not apply to secured Indebtedness (other than Indebtedness under any Junior Financing Documents) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(h), Section 5.2 (as it relates to the existence of any Credit Party), Section 5.17, Section 5.18, Section 5.22 or Section 6; provided, that a Default under Section 6.7 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Term Loans, Incremental Term Loans or any Credit Agreement Refinancing Indebtedness (unless consisting of revolving credit facilities) (i) unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Loans to be due and payable or (ii) such Default results in a default under Section 8.1(b)(ii)); or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of Holdings or any Borrower becoming aware of such default or (ii) receipt by the Borrower Representative of notice from the Administrative Agent or the Required Lenders of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, any Borrower or any of the Restricted Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign Law; (ii) an involuntary case shall be commenced against Holdings, any Borrower or any of the Restricted Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, any Borrower or any of the Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, any Borrower or any of the Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, any Borrower or any of the Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or (iii) a moratorium under the laws of the United Kingdom is declared in respect of any Indebtedness of a Foreign Credit Party organized under the laws of England and Wales; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, any Borrower or any of the Restricted Subsidiaries shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, any Borrower or any of the Restricted Subsidiaries shall make any general assignment for the benefit of creditors; (ii) Holdings, any Borrower or any of the Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay generally its debts as they become due; (iii) the Board of Directors of Holdings, any Borrower or any of the Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise formally approve any of the actions referred to herein or in Section 8.1(f); or (iv) Holdings or any Restricted Subsidiary shall consent to a moratorium under the laws of the United Kingdom in respect of any Indebtedness of a Foreign Credit Party organized under the laws of England and Wales; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in an individual or aggregate amount at any time in excess of $10,000,000 (in each case to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has not denied, in writing, coverage or by applicable indemnity coverage from a non-Affiliated third party) shall be entered or filed against Holdings, any Borrower or any of the Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events (directly or in connection with one or more other events) which individually or in the aggregate results in or could reasonably be expected to result in liability of Holdings, any Borrower or any of the Restricted Subsidiaries in excess of $10,000,000 in the aggregate during the term hereof; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, subject to Section 3.1(r) and 5.22, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than Remaining Obligations) and the termination of all Revolving Credit Commitments and the expiration, cancellation or Cash

Collateralization of all Letters of Credit, shall cease to be in full force and effect (other than in accordance with the terms of this Agreement) or shall be declared to be null and void by a Governmental Authority of competent jurisdiction, or (ii) this Agreement or any material provision of any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than Remaining Obligations) and the termination of all Revolving Credit Commitments and the expiration, cancellation or Cash Collateralization of all Letters of Credit in accordance with the terms hereof) or shall be declared null and void by a Governmental Authority of competent jurisdiction, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any provision of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party, or (iv) any Credit Party shall contest the validity or perfection of any Lien in any material Collateral purported to be covered by the Collateral Documents; or

(l) Junior Financing. (i) With respect to any of the Second Lien Obligations permitted hereunder or the guarantees thereof, the Obligations cease to constitute First Priority Indebtedness under the Intercreditor Agreement, or the Intercreditor Agreement shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, (ii) with respect to any other Junior Financing permitted hereunder or the guarantees thereof that is or are unsecured, if any, such Junior Financing shall cease, for any reason (other than repayment or refinancing thereof in compliance with this Agreement), to be validly subordinated to the Obligations to the extent, if any, provided in the Junior Financing Documents in respect thereof, or Holdings, any Borrower or any of the Restricted Subsidiaries or any Affiliate thereof, the trustee in respect of such Junior Financing or the holders of at least 51% in aggregate principal amount of such Junior Financing shall so claim or (iii) with respect to any Junior Financing permitted hereunder or guarantees thereof that is or are secured, the Obligations shall cease to constitute First Priority Indebtedness under the intercreditor agreement applicable thereto, if any, or such intercreditor agreement shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms (other than as results from repayment or refinancing of such Junior Financing in compliance with this Agreement).

8.2 Acceleration. (a) Upon the occurrence of any Event of Default (other than any Event of Default described in Section 8.1(f) or 8.1(g) with respect to any Borrower), at the request of (or with the consent of) the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, solely at the request of, or with the consent of, the Required Revolving Lenders only, and in such case, without limiting Section 8.1(c), only with respect to the Revolving Loans, Letters of Credit and Swing Line Loans), take any or all of the following actions, upon notice to the Borrower Representative by the Administrative Agent, and (b) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to any Borrower, automatically:

(i) the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate;

(ii) the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, together with an amount equal to the Minimum Collateral Amount (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.3(g) or Section 2.4(e);

(iii) the Borrowers shall immediately comply with the terms of Section 2.4(h) with respect to the deposit of Cash Collateral to secure the existing Letter of Credit Obligations and future payment of related fees; and

(iv) the Administrative Agent may (and at the direction of the Required Lenders, shall), and may (and at the direction of the Required Lenders, shall) cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.

8.3 Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, subject to the Intercreditor Agreement and any other applicable intercreditor agreement, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal, interest or premiums) incurred by or owing to the Administrative Agent, the Collateral Agent, any receiver or delegate, or the Issuing Bank with respect to this Agreement, the other Credit Documents or the Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal, interest or premiums) incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations (including any premiums therein), including Obligations with respect to the deposit of Cash Collateral to secure the existing Letter of Credit Obligations and future payment of related fees in compliance with Section 2.4(h), Obligations with respect to any Secured Swap Contract, and all Cash Management Obligations;

fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender under the Credit Documents; and

sixth, to the Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Subject to Section 2.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, provided such application is consistent with the foregoing.

8.4 Cure Right.

(a) Notwithstanding anything to the contrary contained in Sections 8.1 and 8.2, if Holdings fails to comply with the Financial Covenant as of the end of any Fiscal Quarter, until the expiration of the tenth Business Day subsequent to the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(c) (the last day of such period being the “Anticipated Cure Deadline”), each of Holdings and LLC Subsidiary shall have the right to issue Qualified Equity Interests for cash (the net cash proceeds received thereof, the “Cure Amount” and, such right, the “Cure Right”); provided, (i) no more than five Cure Rights may be exercised during the term of this Agreement; (ii) no more than two Cure Rights may be exercised during any consecutive four Fiscal Quarters; (iii) no Cure Amount shall exceed the amount necessary to cause compliance with the Financial Covenant for the period then ended; and (iv) such Cure Amount shall have been contributed to the capital of the Borrowers.

(b) Upon the receipt by the Borrowers of the cash proceeds of any capital contribution or issuance referred to in Section 8.4(a), Consolidated Adjusted EBITDA for the Fiscal Quarter as to which such Cure Right is exercised (the “Cure Right Fiscal Quarter”) shall be deemed to have been increased by the Cure Amount in determining the Financial Covenant for such Cure Right Fiscal Quarter and for any subsequent period that includes such Cure Right Fiscal Quarter; provided, (i) no increase in Consolidated Adjusted EBITDA on account of the exercise of any Cure Right shall be applicable for any other purpose under this Agreement or any other Credit Document, including determining the availability or amount of any covenant basket, carve-out or compliance on a Pro Forma Basis with the Financial Covenant or any other ratio and (ii) there shall be no pro forma or other reduction of Indebtedness (including any Loans and including by way of cash netting) as a result of any Cure Amount in determining the Financial Covenant (or any other leverage based test) for the applicable Cure Right Fiscal Quarter and for any subsequent period that includes such Cure Right Fiscal Quarter.

(c) If after giving effect to the recalculations set forth in Section 8.4(b) Holdings shall then be in compliance with the Financial Covenant, Holdings shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default with respect to any such covenant that had occurred shall be deemed cured for all purposes of this Agreement and the other Credit Documents.

(d) Upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that Holdings or LLC Subsidiary intends to exercise the Cure Right in respect of a Fiscal Quarter, none of the Administrative Agent, the Collateral Agent or the Lenders shall be permitted to accelerate Loans held by them, to terminate the Revolving Credit Commitments, to impose default rate interest or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

8.5 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under Section 8.1(b), 8.1(f), 8.1(h) or 8.1(i), any reference in any such clause to any Restricted Subsidiary or Credit Party shall be deemed not to include any Restricted Subsidiary that is an Immaterial Subsidiary or at any such time could, upon designation by Holdings, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated Adjusted EBITDA of such Restricted Subsidiary together with the Consolidated Adjusted EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5.00% of the Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries.

SECTION 9. AGENTS

9.1 Appointment and Authority. Each of the Lenders and the Issuing Bank, by accepting the benefits of this Agreement and the other Credit Documents, hereby irrevocably appoints Macquarie Capital Funding LLC to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent (including through its agents or employees) to take such actions on its behalf and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank, by accepting the benefits of this Agreement and the other Credit Documents, hereby irrevocably appoints (i) Macquarie Capital Funding LLC to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes Macquarie Capital Funding LLC (in its capacity as a Collateral Agent) to take such actions on its behalf and to exercise such powers as are delegated to Macquarie Capital Funding LLC (in its capacity as a Collateral Agent) by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) Cortland Capital Market Services LLC to act on its behalf as the Collateral Agent under the Foreign Collateral Documents and authorizes Cortland Capital Market Services LLC (in its capacity as a Collateral Agent) to take such actions on its behalf and to exercise such powers as are delegated to Cortland Capital Market Services LLC (in its capacity as a Collateral Agent) by the terms thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a) and 9.6(b), the provisions of this Section are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and neither Holdings, any Borrower or any of the Restricted Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender and the Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent to execute and deliver the Intercreditor Agreement and any other applicable intercreditor or subordination agreement and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto.

9.2 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may issue letters of credit for the account of, accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, any Borrower or any of the Restricted Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agents and their respective Affiliates may receive information regarding any Credit Party or any Affiliate of a Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them.

9.3 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder (in the case of Macquarie Capital Funding LLC) or under any Foreign Collateral Document (in the case of Cortland Capital Market Services LLC) shall be administrative and ministerial in nature. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, (A) no Agent shall be required to take any such action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (B) Cortland Capital Market Services LLC, in its capacity as a Collateral Agent, may take, and rely on, any instructions provided to it from the Administrative Agent; and

(iii) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable to any Lender or Issuing Bank for any action taken or not taken by such Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment or a material breach of such Agent’s obligations hereunder. Each Agent shall be fully justified in failing or refusing to take any discretionary action (or any other action which is inconsistent with the Administrative Agent’s duties and obligations under Section 9.3(a)(ii)) under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) No Agent shall be deemed to have knowledge or notice of any Default or Event of Default unless and until notice describing such Default and stating that such notice is a “notice of default” is given to such Agent in writing by the Borrower Representative, a Lender or the Issuing Bank.

(d) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document referred to, provided for in, or delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, other terms or conditions or obligations set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(e) No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender. Without limiting the generality of the foregoing, no Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

9.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through any one or more Affiliates, agents, employees, attorneys-in-fact, separate trustees or co-trustees, or sub-agents as shall be deemed necessary or advisable by such Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section and the indemnity provisions of Section 10.3 shall apply to any such sub-agent, separate trustee or co-trustee, and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans and Commitments as well as activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents, separate trustees or co-trustees, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents, separate trustees or co-trustees.

9.6 Resignation of the Administrative Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor with the consent of the Borrowers; provided, (x) no such consent of the Borrowers shall be required while an Event of Default under clause (f) or (g) of Section 8.1 (with respect to Holdings or the Borrowers) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrowers shall have objected to such appointment by written notice to the Administrative Agent within seven Business Days after having received notice thereof. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date and the Lenders shall perform all of the duties of the resigning Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided above.

(b) If a Person serving as an Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Representative and such Person remove such Person as an Agent and, with the consent of the Borrowers (provided, (x) no such consent of the Borrowers shall be required while an Event of Default under clause (f) or (g) of Section 8.1 (with respect to Holdings or the Borrowers) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrowers shall have objected to such appointment by written notice to the Administrative Agent within seven Business Days after having received notice thereof), appoint from among the Lenders a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring or removed the Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The term “Administrative Agent” means such successor administrative agent and the term “Collateral Agent” means such successor collateral agent. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

Any resignation by Macquarie Capital Funding LLC as Administrative Agent pursuant to this Section shall also constitute its (or its Affiliate’s) resignation as Issuing Bank and Swing Line Lender in accordance with Section 2.3(j) and Section 2.4(k).

9.7 Non-Reliance on Agents and Other Lenders. Each Lender and the Issuing Bank acknowledges that no Agent, Lender or any of their Related Parties has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty to any Lender or Issuing Bank as to any matter, including whether such Agent has disclosed material information in their possession. Each Lender and the Issuing Bank represents that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent pursuant to the Credit Documents, such Agent shall not have any duty or responsibility to provide any Lender with any other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent. Without limiting the foregoing, each Lender and the Issuing Bank acknowledges and agrees that neither such Lender or the Issuing Bank, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Issuing Bank’s Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Agent, a Lender or the Issuing Bank hereunder. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have pursuant to this Agreement any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3.

9.10 Collateral Documents and Guaranty.

(a) The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (v) upon termination of all Commitments and payment in full of all Obligations (other than Remaining Obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (w) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents to any Person other than a Credit Party (provided that if requested by the Administrative Agent, the Borrowers shall provide a certification that such disposition is permitted by this Agreement), (x) subject to Section 10.5, if approved, authorized or ratified in writing by the requisite lenders under this Agreement, (y) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below or (z) to the extent the property subject to such Lien becomes an Excluded Asset;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(f) or 6.2(g); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Credit Documents.

Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10(a). If any Collateral is disposed of as permitted by Section 6.9 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents and the Administrative Agent or the Collateral Agent, as applicable, shall, at the expense of the Borrowers, take any and all actions reasonably requested by the Borrowers to effect the foregoing (provided that if requested by the Administrative Agent, the Borrowers shall provide a certification that such disposition is permitted by this Agreement).

(b) Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c) Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into (including any representation or warranty regarding) the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) No Secured Swap Contract or Cash Management Obligation will create (or be deemed to create) in favor of any Eligible Counterparty or Cash Management Bank, as applicable, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.3 and Section 10.5(d)(iv). By accepting the benefits of the Collateral, each Eligible Counterparty and each Cash Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (d). Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Eligible Counterparty, as the case may be.

9.11 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or was invalid or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (a) the term “Lender” shall, for purposes of this Section 9.11, include the Issuing Bank and any Swing Line Lender and (b) this Section 9.11 shall not limit or expand the obligations of the Borrowers or any other Credit Party under Section 2.20 or any other provision of this Agreement.

9.12 Collateral Held in Trust. Unless expressly provided to the contrary in any Credit Document, each Collateral Agent declares that it shall hold the Collateral in trust for the Beneficiaries on the terms contained in this Agreement.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, if to an Agent, the Issuing Bank or the Swing Line Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire as set forth on Appendix B, or if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, the foregoing shall not apply to Notices to any Lender or the Issuing Bank if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving Notices by electronic communication. The Administrative Agent or the Borrower Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore;

provided, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc.

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

10.2 Expenses. The Borrowers shall pay (a) all reasonable, documented out of pocket expenses, including any applicable non-refundable value added taxes (solely to the extent not indemnifiable by the Borrowers under Section 2.20), incurred by the Administrative Agent, the Collateral Agent and each Lead Arranger, the Issuing Bank and each of their Affiliates (limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all such Persons and, solely in the case of an actual or reasonably potential conflict of interest where such Persons affected by such conflict inform the Borrowers of such conflict and thereafter, retain their own counsel, one additional conflicts counsel to each group of similarly affected Persons taken as a whole and (in either case), to the extent reasonably necessary, one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) Persons), joint or several but in each such case, excluding allocated costs of in-house counsel), in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all documented or invoiced out of pocket expenses, including any applicable non-refundable value added taxes (solely to the extent not indemnifiable by the Borrowers under Section 2.20), incurred by the Administrative Agent, the Collateral Agent, any Lead Arranger, any Lender or the Issuing Bank (limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all such Persons and, solely in the case of an actual or reasonably potential conflict of interest where such Persons affected by such conflict inform the Borrowers of such conflict and thereafter, retain their own counsel, one additional conflicts counsel to each group of similarly affected Persons taken as a whole and (in either case), to the extent reasonably necessary, one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) Persons), joint or several but in each such case, excluding allocated costs of in-house counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

10.3 Indemnity; Certain Waivers.

(a) Indemnification by Borrower. The Borrowers shall indemnify each Agent (and any sub-agent thereof), each Lead Arranger, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable documented out-of-pocket fees and expenses, including any applicable non-refundable value added taxes (solely to the extent not indemnifiable by the Borrowers under Section 2.20) (limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all Indemnitees and, solely in the case of an actual or reasonably potential conflict of interest where the Indemnitees affected by such conflict inform the Borrowers of such conflict and thereafter, retain their own counsel, one additional conflicts counsel to each group of similarly affected Indemnitees taken as a whole and (in either case), to the extent reasonably necessary, one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) Indemnitees), joint or several but in each such case, excluding allocated costs of in-house counsel), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Holdings, LLC Subsidiary, any Borrower or any of the Restricted Subsidiaries) other than such Indemnitee and its Related Parties to the extent arising out of, in connection with, or as a result of (i) the structuring, arrangement or syndication of the credit facilities provided for herein, (ii) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings, any Borrower or any Restricted Subsidiary, or any Environmental Claim related in any way to Holdings, any Borrower or any Restricted Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by Holdings, any Borrower or any of the Restricted Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) result from a material breach of such Indemnitee’s (or any of its Related Parties’) obligations hereunder or under any other Credit Document, as determined by a court of competent jurisdiction by a final and nonappealable judgment, (y) result from disputes solely among such Indemnitees (other than any claims against an Indemnitee acting in its capacity as the Administrative Agent, Collateral Agent, a Lead Arranger or any such agent hereunder) and not arising out of any act or omission of Sponsor, Holdings, LLC Subsidiary or any of its Subsidiaries or their Affiliates or (z) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to an Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, with respect to such unpaid amounts owed to the Issuing Bank or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent), the Issuing Bank or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), the Issuing Bank or any the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.

(c) Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under Sections 10.2 and Section 10.3 shall be payable promptly after demand therefor.

(e) Survival. Each party’s obligations under Sections 10.2 and 10.3 shall survive the termination of the Credit Documents and payment of the obligations hereunder.

10.4 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided, the failure to give such notice shall not affect the validity of such setoff and application.

10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall be effective without the written concurrence of the Required Lenders (other than (i) as provided in Section 2.24 with respect to an Extension Amendment or as otherwise contemplated by such section, (ii) as provided in Section 2.25 with respect to any Joinder Agreement or as otherwise contemplated by such section, (iii) as provided in Section 2.26 with respect to any Refinancing Amendment or as otherwise contemplated by such section and (iv) as contemplated by clause (vii) of the proviso to the definition of Credit Agreement Refinancing Indebtedness; provided, the Administrative Agent may, with the consent of the Borrowers only, (A) amend, modify or supplement this Agreement and any guarantees, collateral security documents and related documents executed by any Credit Party to (1) to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature, (2) comply with local Law or advice of local counsel or (3) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents, so long as (x) in each case, such amendment, modification or supplement does not directly materially adversely affect any material right of any Agent, the Issuing Bank or the Lenders, and (y) with respect to clause (1) above, the Required Lenders shall not have objected in writing within five Business Days of such amendment, modification or supplement being posted to the Platform or otherwise delivered to the Required Lenders, (B) as provided in Section 2.18(a), amend the definition of Adjusted Eurodollar Rate and other applicable provisions of this Agreement, (C) as provided in Section 6.5(xiv), amend the applicable provisions of this Agreement and (D) amend, modify or supplement this Agreement to implement the terms of any Syndication Amendment, so long as, in the case of this clause (D), any such amendments, modifications or supplements (x) become effective on or prior to the Syndication Date and (y) do not directly materially adversely affect any material right of any Agent, the Issuing Bank or the Lenders.

(b) Affected Lenders’ Consent. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i) extend the scheduled final maturity of any Loan without the written consent of the Lender holding such Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date);

(ii) extend the stated Revolving Credit Commitment Termination Date without the written consent of each Lender holding a Revolving Credit Commitment that is affected thereby (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date);

(iii) extend the stated expiration date of any Letter of Credit beyond the stated Revolving Credit Commitment Termination Date without the written consent of each Lender holding a Revolving Credit Commitment that is affected thereby;

(iv) reduce or forgive the principal amount of any Loan without the written consent of the Lender holding such Loan;

(v) reduce or forgive any reimbursement obligation in respect of any Letter of Credit without the written consent of each Lender holding a Revolving Credit Commitment;

(vi) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Credit Commitment of any Lender;

(vii) waive, reduce, forgive or postpone any scheduled amortization repayment of the principal amount of any Loan without the written consent of the Lender holding such Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date);

(viii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) without the written consent of the Lender holding such Loan; provided that any change to the definition of any ratio used in the calculation of the interest rate therein or in the component definitions thereof shall not constitute a reduction of interest, premium or fees;

(ix) reduce any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium; provided that any change to the definition of any ratio used in the calculation of the premium or fees therein or in the component definitions thereof shall not constitute a reduction of interest, premium or fees;

(x) extend the time for payment of any interest (other than any interest that is payable pursuant to Section 2.10) on any Loan without the written consent of the Lender holding such Loan;

(xi) extend the time for payment of any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium; or

(xii) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loan.

For the avoidance of doubt any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(c) Consent of all Lenders. Without the written consent of all Lenders, no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any term or condition of Sections 10.5(a), 10.5(b), this 10.5(c), 10.5(d), 10.6 or the definition of “Affiliated Lender”, “Debt Fund Affiliate”, “Eligible Assignee” or “Non-Debt Fund Affiliate”;

(ii) amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that specifies the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder;

(iii) amend, modify, terminate or waive any provision of the definition of “Required Lenders” or “Pro Rata Share” or amend, modify or waive any provision of Section 2.17 in a manner that would alter the pro rata sharing or payments or setoffs required thereby, without the written consent of each Lender adversely affected thereby; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Credit Commitments and the Revolving Loans are included on the Closing Date;

(iv) release or subordinate the Liens of the Secured Parties in all or substantially all of the Collateral, or release any material Guarantor from the Guaranty (other than pursuant to or in connection with a transaction permitted under Section 6.8 or 6.9) or subordinate the rights or claims of the Beneficiaries with respect thereto, in each case, except as expressly provided in the Credit Documents; provided, in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents, only the consent of the Required Lenders will be needed for such release; or

(v) other than pursuant to a transaction permitted by Section 6.8, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(d) Other Consents. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sub-limit or the Swing Line Loans without the consent of the Swing Line Lender;

(ii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 or Section 8.3 without the consent of each Agent, each Issuing Bank and each Lender adversely affected thereby; provided, Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iii) amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of the Administrative Agent and the Issuing Bank;

(iv) amend, modify or waive any Credit Document so as to alter the ratable treatment of Obligations arising under the Credit Documents, Obligations arising under Secured Swap Contracts or Cash Management Obligations, or the definitions of “Cash Management Bank,” “Cash Management Obligations,” “Eligible Counterparty,” “Swap Contract,” “Secured Swap Contract,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case (x) in a manner materially adverse to any Eligible Counterparty with Obligations then outstanding, without the written consent of such Eligible Counterparty, or (y) in a manner materially adverse to any Cash Management Bank with Cash Management Obligations then outstanding without the written consent of such Cash Management Bank;

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights, duties or obligations of any Agent, in each case without the consent of such Agent;

(vi) (x) amend, modify or waive any condition precedent set forth in Section 3.2 as it pertains to any Revolving Loan or Swing Line Loan without the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender) and, as it pertains to Swing Line Loans, the Swing Line Lender and (y) amend, modify or waive any condition precedent set forth in Section 3.2 as it pertains to the issuance of any Letter of Credit by the Issuing Bank without the consent of the relevant Issuing Bank and the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender);

(vii) (A) amend or otherwise modify Section 6.7 (or for the purposes of determining compliance with Section 6.7, any defined terms used therein), (B) waive or consent to any Default or Event of Default resulting from a breach of Section 6.7 or (C) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Section 8 as a result of a breach of Section 6.7, in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (vii) shall not require the consent of any Lenders other than the Required Revolving Lenders; or

(viii) amend or otherwise modify the definition of “Required Revolving Lenders” without the consent of each of the Revolving Lenders.

(e) Delivery and Execution of Amendments, Etc.

(i) The Borrowers shall, promptly after the effectiveness of any amendment, modification, waiver or consent to which the Administrative Agent is not a party, deliver or cause to be delivered to the Administrative Agent a copy of any such amendment, modification, waiver or consent. The Administrative Agent shall have no obligation to execute any such amendment, modification, waiver or consent.

(ii) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may (other than pursuant to a transaction permitted by Section 6.8) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with Section 10.6(f), or (iii) by way of pledge or assignment of a security interest subject to Section 10.6(i) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.6(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.6(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of any assignment in respect of Revolving Credit Commitments and Revolving Loans, or $1,000,000 in the case of any assignment in respect of any Term Loan or any Incremental Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.6(b)(i)(B) and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed; provided, it shall not be deemed unreasonable for the Borrower Representative to withhold consent to any assignment to a Disqualified Lender for any reason) shall be required unless (1) an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) (in the case of Section 8.1(f) or 8.1(g), with respect to Holdings, LLC Subsidiary or any Borrower) has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is to any Person that is not a Disqualified Lender and occurs at any time prior to the earlier of (x) the date that the primary syndication of the Loans and Revolving Credit Commitments has been completed, and (y) the ninetieth day following the Closing Date; provided, the Borrower Representative shall be deemed to have consented to any such assignment (other than an assignment to a Disqualified Lender) unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Commitments and Revolving Loans or any unfunded Commitments with respect to any Term Loan or Incremental Term Loan if such assignment is to a Person that is not a Lender with an existing Commitment in respect thereof, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loan or any Incremental Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Bank and the Swing Line Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments and Revolving Loans if such assignment is to a Person that is not a Lender with an existing Commitment in respect thereof, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.20(g) and a processing and recordation fee of $3,500; provided, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, including all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings, LLC Subsidiary, any Borrower or any of their Affiliates or Subsidiaries other than (x) a Debt Fund Affiliate or (y) an Affiliated Lender in accordance with Section 10.6(c) or 10.6(k) or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(d), from and after the recordation date, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section but otherwise complies with Section 10.6(f) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(f).

(c) Assignments to Affiliated Lenders. Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender through open-market purchases, or in accordance with the procedures set forth on Appendix C pursuant to an offer made available to all Term Loan Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i) in connection with an assignment to the Sponsor or any Non-Debt Fund Affiliate, (A) the Sponsor or such Non-Debt Fund Affiliate shall have identified itself in writing as an Affiliated Lender to the assigning Term Loan Lender and the Administrative Agent prior to the execution of such assignment and (B) the Sponsor or such Non-Debt Fund Affiliate shall be deemed to have represented and warranted to the assigning Term Loan Lender and the Administrative Agent that the requirements set forth in this clause (i) and clause (iv) below, shall have been satisfied upon consummation of the applicable assignment;

(ii) the Sponsor and Non-Debt Fund Affiliates will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Borrowers, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders;

(iii) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Credit Document, the Sponsor and each Non-Debt Fund Affiliate will be deemed to have consented in the same proportion as the Term Loan Lenders that are not the Sponsor or Non-Debt Fund Affiliates consented to such matter, unless such matter requires the consent of all or all affected Lenders or disproportionately (and adversely) affects the Sponsor or such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Term Loan Lenders that are not the Sponsor or Non-Debt Fund Affiliates, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), the Sponsor and each Non-Debt Fund Affiliate hereby agrees (x) not to vote on such Plan, (y) if the Sponsor or such Non-Debt Fund Affiliate does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (iii)(B) unless such Plan disproportionately (and adversely) affects the Sponsor or such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Term Loan Lenders that are not the Sponsor or Non-Debt Fund Affiliates, and (C) the Sponsor and each Non-Debt Fund Affiliate hereby irrevocably authorizes and appoints the Administrative Agent (such appointment being coupled with an interest) as the Sponsor’s or such Non-Debt Fund Affiliate’s attorney-in-fact, to vote on behalf of the Sponsor or such Non-Debt Fund Affiliate (solely in respect of Term Loans and Incremental Term Loans held thereby and not in respect of any other claim or status the Sponsor or such Non-Debt Fund Affiliate may otherwise have) in connection with any vote of the type described in the foregoing clause (B), but in any event, subject to the limitations set forth therein;

(iv) (A) the aggregate principal amount of Term Loans held at any one time by the Sponsor and Non-Debt Fund Affiliates may not exceed 20% of the then aggregate outstanding principal amount of Term Loans; and (B) the aggregate number of Debt Fund Affiliates that are Lenders may not exceed 49.0% of the aggregate number of all Lenders;

(v) no Affiliated Lender, in its capacity as such, will be entitled to bring actions against the Administrative Agent, in its role as such (except with respect to any claim that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionately adverse manner relative to the other Lenders), or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel; and

(vi) the portion of any Loans held by the Sponsor and Non-Debt Fund Affiliates shall be disregarded in determining Required Lenders at any time.

Each Affiliated Lender that is a Term Loan Lender hereunder agrees to comply with the terms of this Section 10.6(c) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent), and agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and by any Lender (but, with respect to any Lender, solely as to the Loans and Commitments thereof) at any reasonable time and from time to time upon reasonable prior written notice.

(e) Disqualified Lender List. The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(f) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to any Person (other than a natural Person Holdings, LLC Subsidiary, the Borrowers or their Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(b) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) or 10.5(c)(iv) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood and agreed that the documents called for in Section 2.20(g) shall be delivered to the participating Lender)) subject to Section 10.6(g); provided, such Participant agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an assignee under Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts of and stated interest on each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for purposes of applicable US federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations.

(g) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20 as though it were a Lender.

(h) SPC Grants. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.19 and 2.20), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrowers and the Administrative Agent, and with the payment of a processing fee of $3,500 to the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(k) Buybacks. Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a pro rata basis to the Borrowers, Holdings or LLC Subsidiary through open-market purchases or in accordance with a Dutch Auction, subject to the following limitations:

(i) The Borrowers, Holdings or LLC Subsidiary, as applicable, shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any non-public information (with respect to the Borrowers or their Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Term Loan Lender’s decision to assign Term Loans or a purchasing Lender’s decision to purchase Term Loans) that has not been disclosed to the Lenders generally (other than to the extent any such Lender does not wish to receive material non-public information with respect to the Borrowers or their Subsidiaries or any of their respective securities) prior to such date or if Holdings, LLC Subsidiary or the Borrower, as applicable, are unable to make such representation, all parties to the relevant transaction shall render customary “big boy” disclaimer letters.

(ii) if any Borrower is the assignee, immediately and automatically, without any further action on the part of such Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to such Borrower, (A) such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and such Borrower shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Credit Documents by virtue of such assignment and (B) such Term Loans shall not be treated as a voluntary prepayment prepaid pursuant to Section 2.13, but shall reduce the then remaining scheduled installments of the Term Loans of the respective Lender or Lenders from whom such Term Loans were purchased in inverse order of maturity;

(iii) if Holdings or LLC Subsidiary is the assignee, immediately and automatically, without any further action on the part of any Borrower, Holdings, LLC Subsidiary, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to Holdings or LLC Subsidiary, Holdings or LLC Subsidiary, as applicable, shall automatically be deemed to have contributed (it being understood that such contribution shall not be deemed to be a contribution for purposes of (and shall not be included in) determining any applicable availability or amount of any covenant basket, carve-out or compliance on a Pro Forma Basis with any ratio) the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrowers as common equity, and such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Holdings or LLC Subsidiary, as applicable, shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Credit Documents by virtue of such assignment;

(iv) no proceeds of any Revolving Loan or Swing Line Loan shall be used for any such assignment; and

(v) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such assignment.

(l) Disqualified Lenders. (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower Representative of an Assignment and Assumption Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.

(i) If any assignment or participation is made to any Disqualified Lender without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrowers owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lender, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, no Disqualified Lender (A) will have the right to (x) receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 9.3(b), 9.3(c), 9.6 and 9.11 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Swap Contracts. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank or any Lender (or to the Administrative Agent, on behalf of the Lenders or the Issuing Bank), or any Agent, the Issuing Bank or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. If any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Governing Law. Except as expressly provided in any Cayman Collateral Document, Dutch Collateral Document, Hong Kong Collateral Document, Luxembourg Collateral Document or any other Credit Document, this Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.15 Consent to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto (other than as expressly provided in any Cayman Collateral Document, Dutch Collateral Document, Hong Kong Collateral Document, Luxembourg Collateral Document or any other Credit Document), in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that each Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 Confidentiality. Each of the Agents, each of the Lenders and the Issuing Bank (each, a “Lender Party”) shall hold all non-public information regarding Holdings, any Borrower and its other Subsidiaries and their business obtained by any Lender Party hereto, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by each Borrower that, in any event, each Lender Party (a) may make disclosures of such non-public information (i) to its Affiliates and to such Lender Party’s and its Affiliates’ respective employees, legal counsel, independent auditors and other experts or agents and advisors or to such Lender Party’s current or prospective funding sources and to other Persons authorized by such Lender Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to any actual or potential assignee, transferee, Participant or Securitization Party of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (iii) to (A) any rating agency in connection with rating the Borrowers or their Restricted Subsidiaries or the Loans and/or the Commitments or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower Representative of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower Representative of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrowers, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17, (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Credit Party, or (C) is independently developed by such Lender Party; (b) may disclose the existence of this Agreement and customary marketing information about this Agreement to market data collectors and similar services providers to the lending industry (including for league table designation purposes) and to service providers to such Lender Party in connection with the administration and management of this Agreement and the other Credit Documents; and (c) may (at its own expense) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Sponsor and their respective Affiliates (or any of them), and the amount, type and closing date with respect to the transactions contemplated hereby.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

10.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.20 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.21 Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Lead Arrangers, the Administrative Agent and the Collateral Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.22 No Fiduciary Duty. Each Agent, the Issuing Bank, each Lender and their Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.24 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, Issuing Bank or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent, Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.26 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement and any other customary intercreditor arrangements relating to Indebtedness permitted hereunder (and, in each case, any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreement, including in connection with the incurrence by any Credit Party of any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt, to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrowers or the relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)), and the parties hereto acknowledge that the Intercreditor Agreement and any other intercreditor arrangement entered into by the Administrative Agent and/or the Collateral Agent in accordance with this Section 10.26 is binding upon them. Each Lender (i) understands, acknowledges and agrees that Liens shall be created on the Collateral pursuant to the Second Lien Credit Documents, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement (or other customary intercreditor arrangements), (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement (or such other customary intercreditor arrangements) and (iii) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement (and any other customary intercreditor arrangements relating to Indebtedness permitted hereunder (and, in each case, any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements, including in connection with the incurrence by any Credit Party of any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt, to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrowers or the relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the (a) Second Lien Creditors to extend credit to the Borrowers and (b) any potential provider of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt to extend credit to the Borrowers and such Second Lien Creditors and such providers of Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement (or other customary intercreditor arrangements, if applicable).

10.27 Parallel Liability.

(a) Each Credit Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Obligations (as these may exist from time to time).

(b) The parties hereto agree that:

(i) a Credit Party’s Parallel Liability is due and payable at the same time as, for the same amount of, and in the same currency as, its Obligations;

(ii) a Credit Party’s Parallel Liability is decreased to the extent that its Obligations have been irrevocably paid or discharged and its Obligations are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii) a Credit Party’s Parallel Liability is independent and separate from, and without prejudice to, its Obligations, and constitutes a single obligation of that Credit Party to the Administrative Agent (even though that Credit Party may owe more than one Obligation to the Secured Parties under the Credit Documents) and an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Obligations); and

(iv) for purposes of this Section 10.27, the Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral securing a Parallel Liability on trust.

10.28 Process Agents.

(a) Each Credit Party hereby irrevocably appoints Corporation Service Company (the “NY Process Agent”), with an office on the date hereof at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in any court referred to in Section 10.15, and agrees that the failure of the NY Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable Laws, the enforcement of any judgment based thereon. Each Credit Party shall maintain such appointment until the satisfaction in full of all Obligations (other than Remaining Obligations), except that if for any reason the NY Process Agent appointed hereby ceases to be able to act as such, then each Credit Party shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such NY Process Agent subject to the approval of the Administrative Agent. Each Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the NY Process Agent pursuant to this section in full force and effect and to cause the NY Process Agent to act as such.

(b) Lux Borrower hereby irrevocably appoints Corsair (Hong Kong) Limited (the “HK Process Agent”), with an office on the date hereof at Suite 2602-03, 26/F., Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in connection with any pledge of shares of Corsair (Hong Kong) Limited pursuant to any Hong Kong Collateral Document, and agrees that the failure of the HK Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable Laws, the enforcement of any judgment based thereon, and the HK Process Agent hereby accepts such appointment. Lux Borrower shall maintain such appointment until the satisfaction in full of all Obligations (other than Remaining Obligations), except that if for any reason the HK Process Agent appointed hereby ceases to be able to act as such, then Lux Borrower shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in Hong Kong as such HK Process Agent subject to the approval of the Administrative Agent. Lux Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the HK Process Agent pursuant to this section in full force and effect and to cause the HK Process Agent to act as such.

10.29 Waiver of Sovereign Immunity. Each Credit Party that is a Non-U.S. Person (each, a “Foreign Credit Party”), in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Credit Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any other Obligations or any Credit Document or any other liability or obligation of such Foreign Credit Party, or any of their respective Subsidiaries, in each case related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Foreign Credit Party further agrees that the waivers set forth in this Section 10.29 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

10.30 Luxembourg. If a transfer by any Lender of its rights and/or obligations under this Agreement (and any relevant Credit Documents) occurred or was deemed to occur by way of novation, the parties hereto explicitly agree that all securities and guarantees created under or in connection with any Credit Documents shall be preserved for the benefit of the new Lender, new secured party, participant or their successors or assignees in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EAGLETREE-CARBIDE HOLDINGS (CAYMAN), LP, as Holdings and a Guarantor

By:	EagleTree-Carbide (GP), LLC, its general partner

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Authorized Signatory

EAGLETREE-CARBIDE ACQUISITION CORP., as a Borrower

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Authorized Signatory

EAGLETREE-CARBIDE ACQUISITION S.À R.L., as a Borrower

By:	/s/ Joost Mees
Name: Joost Mees
Title: Class A Manager

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Class B Manager

[Signature page to First Lien Credit and Guaranty Agreement]

EAGLETREE-CARBIDE HOLDINGS (US), LLC, as a Guarantor

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Authorized Signatory

EAGLETREE-CARBIDE HOLDINGS S. À R.L, as a Guarantor

By:	/s/ Joost Mees
Name: Joost Mees
Title: Class A Manager

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Class B Manager

CORSAIR COMPONENTS, INC., as a Guarantor

By:	/s/ Nicholas B. Hawkins
Name: Nicholas B. Hawkins
Title: Chief Financial Officer and Secretary

CORSAIR MEMORY, INC., as a Guarantor

By:	/s/ Nicholas B. Hawkins
Name: Nicholas B. Hawkins
Title: Chief Financial Officer and Secretary

CORSAIR (HONG KONG) LIMITED, as a Guarantor

By:	/s/ Nicholas Hawkins
Name: Nicholas Hawkins
Title: Secretary

[Signature page to First Lien Credit and Guaranty Agreement]

CORSAIR COMPONENTS COÖPERATIEF U.A., as a Guarantor

By:	/s/ Nicholas Hawkins
Name: Nicholas Hawkins
Title: Authorized Signatory

By:	/s/ Jeroen Rijkers
Name: Jeroen Rijkers
Title: Authorized Signatory

CORSAIR MEMORY B.V., as a Guarantor

By:	/s/ Nicholas Hawkins
Name: Nicholas Hawkins
Title: Authorized Signatory

By:	/s/ Jeroen Rijkers
Name: Jeroen Rijkers
Title: Authorized Signatory

[Signature page to First Lien Credit and Guaranty Agreement]

MACQUARIE CAPITAL FUNDING LLC, as Administrative Agent and Collateral Agent

By:	/s/ Lisa Grushkin
Name: Lisa Grushkin
Title: Authorized Signatory

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

MACQUARIE CAPITAL FUNDING LLC, as Swing Line Lender, Issuing Bank and a Lender

By:	/s/ Lisa Grushkin
Name: Lisa Grushkin
Title: Authorized Signatory

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

CORTLAND CAPITAL MARKET SERVICES LLC, as a Collateral Agent

By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel

[Signature page to First Lien Credit and Guaranty Agreement]

BNP PARIBAS, as Issuing Bank and a Lender

By:	/s/ Richard Cushin
Name: Richard Cushin
Title: MD

By:	/s/ Peter Fritz
Name: Peter Fritz
Title: Vice President

[Signature page to First Lien Credit and Guaranty Agreement]

APPENDIX A-1

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
MACQUARIE CAPITAL FUNDING LLC	$235,000,000.00	100%

Total	$235,000,000.00	100%

A-1-1

APPENDIX A-2

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Pro Rata Share
MACQUARIE CAPITAL FUNDING LLC	$27,500,000	55.00%
BNP PARIBAS	$22,500,000	45.00%

Total	$50,000,000.00	100%

A-2-1

APPENDIX B

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Notice Addresses

To any of the Credit Parties:

EagleTree-Carbide Acquisition Corp.

EagleTree-Carbide Acquisition S.à r.l.

c/o Corsair Components, Inc.

47100 Bayside Parkway

Fremont, California 94538

Attention: Nick Hawkins, CFO

Telecopy: (510) 657-8748

Email: nickh@corsair.com

with a copy to:

EagleTree Capital, LP

1185 Avenue of the Americas

39th Floor

Attention: George Majoros and Stuart Martin

Telecopy: (212) 702-5635

Email: gm@eagletree.com and sm@eagletree.com

and a copy to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Charles N. Bensinger III

Telecopy: 212.755.7306

Email: cnbensinger@jonesday.com

Macquarie Capital Funding LLC,

as Administrative Agent and Collateral Agent

Payment Office:

Macquarie Capital Funding LLC

125 West 55th Street, 17th Floor

New York, NY 10019

Attention: Macquarie Capital Debt Capital Markets Middle Office

Telephone: (212)-231-6132 / (212)-231-0466

Facsimile: (212) 231-6518

Email: maccap.dcmadmin@macquarie.com

Notice Office:

Macquarie Capital Funding LLC

c/o Cortland Capital Market Services LLC

225 W. Washington St., 21st Floor

Chicago, Illinois 60606

Attention: Agency Services – Macquarie Capital Funding LLC

Telephone: 312-564-5100

Facsimile: 312-376-0751

via Email to: MacCap@cortlandglobal.com

      legal@cortlandgobal.com

with a copy to

Macquarie Capital Funding LLC

125 West 55th Street, 17th Floor

New York, NY 10019

Attention: Macquarie Capital Debt Capital Markets Middle Office

Telephone: (212)-231-6132 / (212)-231-0466

Facsimile: (212) 231-6518

Email: maccap.dcmadmin@macquarie.com

Macquarie Capital Funding LLC,

as Swing Line Lender, Issuing Bank and a Lender

Payment Office:

Macquarie Capital Funding LLC

125 West 55th Street, 17th Floor

New York, NY 10019

Attention: Macquarie Capital Debt Capital Markets Middle Office

Telephone: (212)-231-6132 / (212)-231-0466

Facsimile: (212) 231-6518

Email: maccap.dcmadmin@macquarie.com

Notice Office:

Macquarie Capital Funding LLC

c/o Cortland Capital Market Services LLC

225 West Washington Street, Suite 2100

Chicago, IL 60603

Attention: Agency Services—Macquarie

Facsimile: (312) 376-0751

Email: maccap@cortlandglobal.com

legal@cortlandgobal.com

with a copy to:

Macquarie Capital Funding LLC

125 West 55th Street, 17th Floor

New York, NY 10019

Attention: Macquarie Capital Debt Capital Markets Middle Office

Telephone: (212)-231-6132 / (212)-231-0466

Facsimile: (212) 231-6518

Email*: maccap.dcmadmin@macquarie.com and COGMODDCMLCS@macquarie.com

Cortland Capital Market Services LLC,

as Collateral Agent

Notice Office:

Cortland Capital Market Services LLC

225 W. Washington St., 21st Floor

Chicago, Illinois 60606

Attention: Antonio Miranda

Telephone: 312-564-5100

Facsimile: 312-376-0751

via Email to: antonio.miranda@cortlandglobal.com

      legal@cortlandgobal.com

*	All notices to Macquarie Capital Funding LLC, as Issuing Bank, shall be sent to each of the following email addresses.

APPENDIX C

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Dutch Auction Procedures

This outline is intended to summarize certain basic terms of procedures with respect to certain Borrower buy-backs pursuant to and in accordance with the terms and conditions of Section 10.6(c) of the First Lien Credit and Guaranty Agreement to which this Appendix C is attached. It is not intended to be a definitive list of all of the terms and conditions of a Dutch Auction and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Dutch Auction (the “Offer Documents”). None of the Administrative Agent, the Lead Arranger (or, if the Lead Arranger declines to act in such capacity, an investment bank of recognized standing selected by the Borrowers) (the “Auction Manager”) or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Term Loan Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Dutch Auction as a Term Loan Lender) or whether or not the Borrowers should purchase by assignment any Term Loans from any Term Loan Lender pursuant to any Dutch Auction. Each Term Loan Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Term Loan Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Dutch Auction and the Offer Documents. Capitalized terms not otherwise defined in this Appendix C have the meanings assigned to them in the First Lien Credit and Guaranty Agreement.

Summary. The Borrowers may purchase (by assignment) Term Loans on a pro rata basis by conducting one or more Dutch Auctions pursuant to the procedures described herein; provided that no more than one Dutch Auction may be ongoing at any one time and no more than two Dutch Auctions may be made in any period of four consecutive Fiscal Quarters of the Borrowers.

1. Notice Procedures. In connection with each Dutch Auction, the Borrower Representative will notify the Auction Manager (for distribution to the Term Loan Lenders) of the Term Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Borrowers are willing to purchase (by assignment) in the Dutch Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 of Term Loans, at which the Borrowers would be willing to purchase Term Loans in the Dutch Auction and (iii) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Borrowers to the Auction Manager not less than 24 hours before the original Expiration Time. The Auction Manager will deliver a copy of the Offer Documents to each Term Loan Lender promptly following completion thereof.

2. Reply Procedures. In connection with any Dutch Auction, each Term Loan Lender holding Term Loans wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”) to be included in the Offer Documents, which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Term Loan Lender is willing to offer for sale at its Reply Price (the “Reply

Amount”); provided that each Term Loan Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount equals the entire amount of the Term Loans held by such Term Loan Lender at such time. A Term Loan Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term Loan Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Term Loan Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Borrowers will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrowers, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Dutch Auction within the Discount Range for the Dutch Auction that will allow the Borrowers to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrowers have received Qualifying Bids). The Borrowers shall purchase (by assignment) Term Loans from each Term Loan Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Term Loan Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Term Loan Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.

4. Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Borrowers shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than five Business Days after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Borrowers onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Term Loan Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

6. Additional Procedures. Once initiated by an Auction Notice, the Borrowers may withdraw a Dutch Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower Representative. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Term Loan Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, a Dutch Auction shall become void if the Borrowers fail to satisfy one or more of the conditions to the purchase of Term Loans set forth in, or to otherwise comply with the provisions of Section 10.6(c) of the First Lien Credit and Guaranty Agreement. The purchase price for all Term Loans purchased in a Dutch Auction shall be paid in cash by the Borrowers directly to the respective assigning Term Loan Lender on a settlement date as determined by the Auction Manager in consultation with the Borrowers (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Borrowers shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of a Dutch Auction will be determined by the Auction Manager, in consultation with the Borrowers, and the Auction Manager’s determination will be conclusive, absent manifest error. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Borrowers, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrowers, the Restricted Subsidiaries or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Sections 9, 10.2 and 10.3 of the First Lien Credit and Guaranty Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, each reference therein to the “Credit Documents” were a reference to the Offer Documents, the Auction Notice and Auction Assignment and Acceptance and each reference therein to the “Transactions” were a reference to the transactions contemplated hereby and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Dutch Auction.

This Appendix C shall not require any Borrower or any Restricted Subsidiary to initiate any Dutch Auction, nor shall any Term Loan Lender be obligated to participate in any Dutch Auction.

SCHEDULE 5.22

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Post-Closing Covenants

1.	Not later than the date that is three Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), Corsair Memory (Cayman) Ltd. shall have transferred to Corsair Components, Inc., all of the Equity Interests of Corsair Components, Inc. owned by Corsair Memory (Cayman) Ltd. and such Equity Interests shall have been converted into treasury shares, or such Equity Interests shall have been cancelled.

2.	Not later than the date that is 20 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that: (i) the HK Process Agent has accepted the appointment by the Borrower Representative and/or Holdings for a period ending one year after the Term Loan Maturity Date and (ii) all fees in connection with such appointment, if any, have been paid for the entire term of such appointment.

3.	Not later than the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received, all Delayed Approvals, Guarantees and Security that were not delivered by the Credit Parties on or prior to the Closing Date pursuant to Section 3.1(r) of the Agreement.

4.	Not later than the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received all lender’s loss payable and additional insured endorsements as described in and required by Section 5.5, in form and substance reasonably satisfactory to the Administrative Agent.

5.	Not later than the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received, an amendment to the Organizational Documents of Corsair Components Limited removing any restrictions with respect to any pledge of its Equity Interests owned by Corsair (Hong Kong) Limited or any other Person as collateral security for the Obligations, in form and substance reasonably satisfactory to the Administrative Agent.

6.	Not later than the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (a) Corsair Components B.V. shall have been wound up or dissolved, (b) all of Corsair Components B.V.’s business, property and assets shall have been conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Credit Party and (c) the Administrative Agent shall have received one or more Foreign Collateral Documents duly executed and delivered by each applicable Credit Party as may be required by the Administrative Agent in order to create, perfect and establish a first priority Lien on all of the Equity Interests of Corsair (Hong Kong) Limited as Collateral for the Obligations, unless prior to such date, the Administrative Agent shall have received (i)(A) a Counterpart Agreement duly executed and delivered by Corsair Components B.V., (B) one or more applicable Collateral Documents, agreements, instruments, approvals or other documents required under Section 5.11 with respect to new Subsidiaries of Holdings to create, perfect and establish a first priority Lien on all of the Equity Interests of Corsair Components B.V. and all property and assets of Corsair Components B.V. as Collateral for the Obligations.

7.	Not later than the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (a) Corsair Memory (Cayman) Ltd. shall have been wound up or dissolved and (b) all of Corsair Memory (Cayman) Ltd.’s business, property and assets shall have been conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Credit Party, unless prior to such date, the Administrative Agent shall have received one or more Cayman Collateral Documents duly executed and delivered by each applicable Credit Party as may be required by the Administrative Agent in order to create, perfect and establish a first priority Lien on all of the Equity Interests of Corsair Memory (Cayman) Ltd. as Collateral for the Obligations.

Notwithstanding anything to the contrary above in this Schedule 5.22, nothing in this Schedule 5.22 shall require the grant of a security interest in any Excluded Asset.

SCHEDULE F-1

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Closing Date Foreign Collateral Documents

A.	Dutch Collateral Documents

1.	Security Agreement (Over Membership in the Cooperative) between Lux Borrower and Corsair (Hong Kong) Limited, as pledgors, Cortland Capital Market Services LLC, as pledgee, and Corsair Components Coöperatief U.A., as cooperative.

2.	Deed of Pledge of Shares (in the capital of Corsair Memory B.V.) between Corsair (Hong Kong) Limited, as pledgor, Cortland Capital Market Services LLC, as pledgee, and Corsair Memory B.V., as company.

3.	Security Agreement between Corsair Components Coöperatief U.A. and Corsair Memory B.V., as pledgors, and Cortland Capital Market Services LLC, as pledgee.

B.	Hong Kong Collateral Documents

1.	First Lien Hong Kong Share Charge between Lux Borrower, as chargor, and Cortland Capital Market Services LLC, as collateral agent.

2.	First Lien Hong Kong Debenture between Corsair (Hong Kong) Limited and Cortland Capital Market Services LLC, as collateral agent.

C.	Luxembourg Collateral Documents

1.	First Ranking Share Pledge Agreement between Holdings and LLC Subsidiary, as pledgors, Cortland Capital Market Services LLC, as pledgee, and Lux Holdco, as company.

2.	First Ranking Share Pledge Agreement between Lux Holdco, as pledgor, Cortland Capital Market Services LLC, as pledgee, and Lux Borrower, as company.

3.	First Ranking Account Pledge Agreement between Lux Holdco, as pledgor, and Cortland Capital Market Services LLC, as pledgee.

4.	First Ranking Account Pledge Agreement between Lux Borrower, as pledgor, and Cortland Capital Market Services LLC, as pledgee.

5.	First Ranking Receivables Pledge Agreement between Lux Holdco, as pledgor, and Cortland Capital Market Services LLC, as pledgee.

6.	First Ranking Receivables Pledge Agreement between Lux Borrower, as pledgor, and Cortland Capital Market Services LLC, as pledgee.